KOPERNIK GLOBAL INVESTORS, LLC

Compliance Manual

December 2015

THE CONTENTS OF THIS COMPLIANCE MANUAL ARE CONFIDENTIAL

AND SHOULD NOT BE SHARED WITH THIRD PARTIES

WITHOUT THE WRITTEN CONSENT OF COMPLIANCE.

TABLE OF CONTENTS

1.0	Overview		5

	1.1	Introduction	5

	1.2	Violations of the Policies and Procedures in this Manual	6

	1.3	Use and Distribution of this Manual	7

	1.4	The Firm’s Duties as a Fiduciary	7

	1.5	Duty to Supervise	8

	1.6	Roles and Responsibilities of the Chief Compliance Officer	8

	1.7	Inspections and Regulatory Inquiries	9

2.0	Federal Registration and Form ADV Disclosure Obligations		10

	2.1	General Principles and Responsibility	10

	2.2	Form ADV Part 2A and 2B	10

	2.3	Annual Updates	11

	2.4	Annual Amendments to Form ADV	11

	2.5	Interim Amendments to Form ADV	12

	2.6	Duty to Disclose	12

	2.7	State Notification and Registration Requirements	13

	2.8	Employee Screening	13

	2.9	Foreign Jurisdictions	13

3.0	Advisory Agreements and Documentation		13

	3.1	Execution of an Investment Management Agreement	14

	3.2	Prior to Opening a Client Account	14

	3.3	Investment Guidelines and Objectives	14

	3.4	Client Meetings	15

	3.5	Reporting to Clients Client Meetings	15

4.0	Advisory Fees and Other Compensation		15

	4.1	Overview - Fees	15

	4.2	Performance Fees	15

	4.3	Solicitation and Referral Fees	16

5.0	Portfolio Management		16

	5.1	Due Diligence Process	17

	5.2	Investment Process and Restrictions	17

	5.3	Advice and Recommendations	18

	5.4	Investment Company Act Restrictions	19

	5.5	Commodities Exchange Act Restrictions	21

	5.6	ERISA Requirements	26

6.0	Trade Management Practices		28

	6.1	Trade Aggregation and Allocation	28

	6.2	Side-by-Side Management	28

	6.3	Best Execution	29

	6.4	Trading Errors	30

	6.5	Soft Dollar Arrangements	30

	6.6	Short Sales	31

	6.7	Prevention of Market Manipulation	31

7.0	Principal Trading; Agency Cross Transactions; and Cross Trades		34

	7.1	Principal Trade Policy	34

	7.2	Agency Cross Transactions	34

	7.3	Cross Trades	35

	7.4	Supervision of Accounts	35

8.0	Securities Valuation		36

9.0	Code of Ethics; Code of Conduct; Personal Trading		36

	9.1	Overview	36

	9.2	Personal Trading	37

	9.3	Conflicts of Interest	37

	9.4	Gifts and Entertainment	38

	9.5	Pre-Clearance of Political Contributions	38

	9.6	Whistleblower Policy	..40

10.0	Advertising and Marketing		41

	10.1	General Requirements	41

	10.2	Marketing of Products and Services	42

	10.3	Definition of Advertisement	44

	10.4	Prohibited Communications	44

	10.5	Performance Reporting and Advertising	45

	10.6	Hedge Clauses	47

	10.7	Article Reprints	47

	10.8	One-on-One Presentation Exception	47

	10.9	Communications with the Press and Public	48

	10.10	Compliance Review	50

	10.11	Recordkeeping	51

11.0	Confidentiality; Privacy		51

	11.1	Confidentiality	51

	11.2	Privacy Policy	53

	11.3	Cybersecurity Policies and Procedures	54

12.0	Insider Trading		55

13.0	Custody of Client Assets		56

	13.1	Overview	56

	13.2	Avoiding Possession of Client Assets	57

	13.3	Recordkeeping	58

14.0	Client Complaint Policy		58

15.0	Securities Ownership Reporting		59

	15.1	Section 13 Reporting Obligations	59

	15.2	Section 16 Reporting Obligations – Directors, Officers, and 10% Owners	61

	15.3	Form PF Reporting Obligations for Private Funds	61

	15.4	Statutory Investment Limits	61

16.0	Books and Records		63

	16.1	Recordkeeping	63

	16.2	Records Management	64

	16.3	Record Destruction Policy	64

	16.4	Electronic Records	65

17.0	Corporate and Legal Actions		65

18.0	Proxy Voting		65

	18.1	Delegation of Proxy Voting Authority	65

	18.2	Resolving Conflicts of Interest	66

	18.3	Client Disclosure	66

	18.4	Recordkeeping	67

19.0	Business Continuity Plan		67

	19.1	Policy	67

20.0	Customer Identity and OFAC Checks		68

	20.1	General AML Obligations	68

	20.2	OFAC Obligations	68

21.0	Electronic Communications		69

	21.1	Overview	69

	21.2	Electronic Communication Usage and Retention Policy	.70

	21.3	Delivery of Electronic documents	71

	21.4	Marketing Materials	71

	21.5	Periodic Review	71

	21.6	Recordkeeping	72

APPENDICES AND EXHIBITS

Appendix A -	Form of Initial Compliance Certification
Appendix B -	Form of Annual Compliance Certification
Appendix C -	Employee Disciplinary Questionnaire
Appendix D -	Kopernik Trade Aggregation and Investment Allocation Policy
Appendix E -	Kopernik Best Execution/Soft Dollar Policy
Appendix F -	Kopernik Trade Error Policy and Procedures
Appendix G -	Model Trade Error Report
Appendix H -	Kopernik Valuation Policy
Appendix I -	Kopernik Code of Ethics
Appendix J -	Kopernik Private Fund Marketing and Selling Guidelines
Appendix K -	Kopernik Privacy Policy Notice
Appendix L -	Kopernik Proxy Voting Policy
Appendix M -	Chart of Required Records

Exhibit 1	-	List of Investments Likely to Generate “Bad Income” for RIC Taxation Purposes

Exhibit 2	-	Chart of Commodity Interests and Securities Futures

Note: Each Appendix may be provided to clients or potential clients without prior approval from Compliance.

1.0 OVERVIEW

1.1 INTRODUCTION

Kopernik Global Investors, LLC (the “Firm”), an “investment adviser” as defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), primarily engages in the business of advising clients as to the value of securities or as to the advisability of investing in, purchasing or selling securities. The Firm is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”), as required by the Advisers Act.

The Firm provides investment advisory services to three types of clients: (i) registered investment companies, (ii) institutional asset management clients: separately managed accounts, unregistered investment companies, and other collective investment vehicles (including UCITs), and (iii) other advisors, on a sub-advisory basis. The Firm provides or seeks to offer separately managed accounts to pension plans, charitable organizations, educational institutions, high net worth individuals, trusts, estates, corporations and other business entities, banks and thrift institutions, insurance companies, foreign sovereigns and domestic governmental entities.

The Firm is a private, limited liability company wholly-owned by its employees. It is completely independent of its vendors and service providers.

The Firm is committed to maintaining the highest legal and ethical standards and conducting its business in a professional manner. As fiduciaries, we place our clients’ interests above our own. Meeting this commitment is the responsibility of the Firm and each Supervised Person.1 To that end the Firm has adopted and implemented, pursuant to Rule 206(4)-72, the compliance policies and procedures that comprise this Compliance Manual (this “Manual”).

This Manual, the Firm’s Code of Ethics (the “Code of Ethics”), and other policies and procedures incorporated by reference herein, form the basis of the Firm’s compliance program. The policies and procedures described in this Manual are designed to assist the Firm in preventing, if and where possible, and in any event, detecting and correcting, violations of applicable federal securities laws. The policies and procedures described herein are based on: (i) general concepts of fiduciary duty; (ii) the requirements of the Advisers Act and other applicable provisions of the federal securities laws, and the rules and regulations thereunder; and (iii) the internal policies of the Firm, including the Firm’s interpretation and application of “best practices” (as those practices may evolve and develop over time). Certain of the Firm’s compliance materials are included as appendices to this Manual. Unless otherwise noted, all statutory or rule references in this Manual are to the Advisers Act.

[1]	The term “Supervised Person” includes any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.
[2]	Rule 206(4)-7 under the Advisers Act requires that investment advisers registered or required to be registered under the Advisers Act adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act.

The Firm’s Chief Compliance Officer (“CCO”) may from time to time grant waivers or exceptions from the policies and procedures set forth in this Manual to the extent permissible under applicable law. All such requests, as well as all approvals for such waivers or exceptions, will be documented.

This Manual is only meant as a guide that summarizes the course of conduct that the Firm’s Supervised Persons must follow in order to comply with certain securities laws and regulations. It does not attempt to cover all possible applications of such laws and regulations or the possible issues and factual circumstances that may arise in relation to the Firm or its advisory business. In addition, this Manual does not purport to reflect all of the Firm’s obligations with respect to trust and/or tax issues.

All Supervised Persons of the Firm are required to understand, be thoroughly familiar with, and comply with the policies and procedures contained in this Compliance Manual and its appendices.

Supervised Persons should not try to resolve difficult legal or compliance questions by themselves, but should direct any question about this Manual or other compliance issue to the CCO or one of the CCO’s designees (collectively with the CCO, “Compliance”).

1.2 VIOLATIONS OF THE POLICIES AND PROCEDURES IN THIS MANUAL

The Firm regards any violation of the policies and procedures contained or discussed in this Manual as a serious breach. Therefore, any Supervised Person who violates any element of the Firm’s compliance program as described in this Manual may be subject to disciplinary action that may include, among other things, a letter of reprimand, imposition of fines, suspension of employment, demotion or dismissal, depending on the nature and frequency of the violations.

The CCO will ensure that all potential violations are reviewed and determine, in consultation with other members of senior management and legal counsel, an appropriate sanction. Moreover, all Supervised Persons should be aware that failure to comply with certain elements of the compliance program may constitute a violation of federal and/or state law and may subject that Supervised Person and the Firm to criminal or civil liability.

All Supervised Persons who have supervisory responsibility should ensure that the Supervised Persons they supervise, including any temporary employees and/or contractors (to the extent applicable based on the scope of services provided by such temporary employees and/or contractors), have reviewed and will comply with all relevant compliance policies and procedures including, but not limited to, those in the Manual. All Supervised Persons are obligated to inform the CCO of any violations of the procedures set forth herein of which they become aware or if they have any reason to believe that the Firm or any of its Supervised Persons may not be in compliance with any of the laws, rules, policies or procedures described in the Manual.

1.3 USE AND DISTRIBUTION OF THIS MANUAL

Please keep this Manual available for easy reference. A copy of the Manual is available to all Supervised Persons through the Firm’s intranet site. This Manual and any amendments will be distributed to all Supervised Persons, each of whom will be required to complete an initial certification acknowledging that he/she has read, understands and will comply with the policies and procedures applicable to him/her contained in this Manual. In addition, each Supervised Person must attest annually that he/she has complied with all policies and procedures applicable to him/her, including any amendments and updates distributed through the year. The forms of the initial and annual certifications are attached as Appendix A and Appendix B, respectively.

Please contact the CCO if you are unsure of the extent to which this Manual applies to you and/or your activities on behalf of the Firm. Given the potential consequences of violations of the Manual, the Firm urges all Supervised Persons to seek this guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation and application of the Manual to particular circumstances. This Manual is a living document and will be updated as circumstances warrant.

This Manual contains proprietary information of the Firm and its affiliates and may not be publicly distributed or disseminated without the express consent of the CCO. The policies contained in the Appendices to this Manual, however, are commonly requested by clients and have been approved for distribution to clients or prospective clients without such consent.

1.4 THE FIRM’S DUTIES AS A FIDUCIARY

Fundamental to the Advisers Act is the notion that an investment adviser is a fiduciary to its clients. A fiduciary owes duties of care and loyalty to clients. As a fiduciary, the Firm’s duties include, among other things, (i) avoiding overreaching or taking unfair advantage of a client’s trust; (ii) rendering disinterested and impartial advice; (iii) where applicable, making appropriate recommendations to clients in light of their needs, financial circumstances and investment objectives; (iv) exercising a high degree of care to ensure that adequate and accurate representations and other information about investments are presented to clients; (v) having an adequate basis in fact for any and all recommendations, representations, and discretionary trades; and (vi) refraining from actions or transactions that conflict with interests of any client, unless the conflict has first been disclosed to the client and the client has (or may be considered to have) waived the conflict. Accordingly, the Firm must place the interests of its clients first in every situation.

Many of the policies and procedures in this Manual were developed to implement these fiduciary principles on day-to-day basis. A breach of any of the above duties or obligations may, depending on the circumstances, expose the Firm, its management, and any Supervised Person involved, to SEC and/or state disciplinary actions and to potential civil and criminal liability.

1.5 DUTY TO SUPERVISE

The Firm has a statutory duty to supervise the activities of persons who act on its behalf, and Section 203(e)(6) of the Advisers Act authorizes the SEC to sanction an investment adviser that fails to supervise any person acting on its behalf who violates the federal securities laws.

To satisfy its duty to supervise, the Firm has established procedures set forth in this Manual and a system for their application that would reasonably be expected to prevent and detect, insofar as practical, violations of the law by a Supervised Person. In particular, all employees who head a Department at the Firm (i.e., Trading, Investment, Legal/Compliance, Business Administration and Marketing) (each, a “Department Head”) must read this Manual. Each Department Head is expected and required to prevent and detect, insofar as practical, violations of the law by the employees and contractors they supervise. Department Heads with questions concerning procedures or regulatory requirements with respect to a particular area or activity should consult directly with the Firm’s CCO.

All Supervised Persons are obligated to inform the CCO of any violations of the procedures set forth herein of which they become aware or if they have any reason to believe that the Firm or any of its Supervised Persons may not be in compliance with any of the laws, rules, policies or procedures described in the Manual.

Each Supervised Person with duties applicable to a particular area or activity is required to read and understand the issues and procedures described in this Manual applicable to such person’s duties with the Firm.

1.6 ROLES AND RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

The Firm’s CCO is responsible for administering the Firm’s advisory compliance program. The CCO may delegate any of his/her responsibilities to various designees as appropriate as long as he/she remains primarily responsible for compliance oversight and administration.

The Firm’s CCO (Robb Lamont) is identified on Schedule A of Part 1 of the Firm’s Form ADV. The CCO’s responsibilities include, but are not limited to, the following:

•	Maintaining a written inventory of compliance procedures, all of which should be incorporated directly or indirectly into this Manual;

•	Maintaining a list of all access persons and firm affiliates, including but not limited to clients and/or accounts that are owned or controlled by officers and employees;

•	Identifying and addressing, mitigating, and/or disclosing conflicts of interest, as appropriate and conducting assessments of compliance risks;

•	Working with other Firm employees to prepare, update and improve the Firm’s compliance policies, programs and systems;

•	Overseeing the distribution of copies of this Manual, any related policies and updates thereto to appropriate personnel;

•	Enforcing the Firm’s procedures, including carrying out compliance testing programs, conducting internal audits and independent external analyses, identifying and addressing violations and documenting any compliance issues that may arise, as appropriate; and

•	Conducting or administering the “annual review” of the Firm’s compliance program.

Annual Compliance Review

Pursuant to Rule 206(4)-7, the CCO at least annually will review, or oversee the review of, the Firm’s compliance program and will maintain evidence of such reviews. To the extent that compliance violations are detected, the CCO will document the cause of each violation and the manner in which the violation was addressed. The CCO may implement changes to the compliance program at any time, including revisions to this Manual, as necessary. It is the responsibility of the CCO to ensure the communication of any such changes to the Firm’s Supervised Persons.

On-Going Education and Training

The Firm believes that education and each Supervised Person’s awareness of the fiduciary, legal and regulatory obligations of Firm personnel are imperative to ensuring the “culture of compliance” that is the Firm’s objective.

No less frequently than once a year, the Firm will conduct one or more seminars (which may be transmitted via any readily accessible medium) for all appropriate Supervised Persons at which there will be a general review of compliance procedures, fiduciary obligations, obligations to disclose potential conflicts of interest, insider information, Supervised Persons’ responsibility to report apparent violations, and other aspects of the Firm’s compliance program. In addition, the Firm will conduct seminars (which may be transmitted via any readily accessible medium) addressing specific compliance procedures on an as-needed basis as determined appropriate by the CCO.

1.7 Inspections and Regulatory Inquiries

All contacts, inquiries, or requests — written or oral — for information or documents by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, Department of the Treasury, Department of Labor, Commodities Futures Trading Commission, U.S. Attorney’s Office, or any state regulator, should be reported immediately to the CCO. In the case of telephone requests, the Supervised Person receiving the request should obtain the name, agency, address and telephone number of the representative making the request. Primary responsibility for responding to regulatory requests is with the CCO, who coordinates the participation of the Firm, its affiliates and other service providers where required.

As a registered investment adviser, the Firm expects the SEC to conduct periodic on-site examinations of our operations at least every two to four years. The examination may be unannounced or announced. If announced, the SEC will likely forward to the Firm a list of documents for inspection upon arrival. An examination may last a few days, a few weeks or several months. During the examination, the SEC staff will likely review the Firm’s books and records, speak with various Firm personnel, and perhaps review specific operations at the Firm. When any Supervised Person is notified of an actual or pending SEC examination, the Supervised Person must contact Compliance immediately. Compliance will be responsible for all aspects of the Firm’s response to the examination, including coordinating the production of documents and interview requests. Counsel and/or Compliance should participate in any meetings or interviews conducted by the SEC staff with Supervised Persons. During such meetings and interviews, counsel and/or Compliance will take notes with respect to the information given to the SEC staff by the Supervised Person. Compliance should complete necessary requests for confidentiality under the Freedom of Information Act with respect to any documents or records produced to the SEC staff. Access persons should treat the SEC staff with courtesy and respond fully, promptly and honestly to all requests and questions.

2.0 FEDERAL REGISTRATION AND FORM ADV DISCLOSURE OBLIGATIONS

2.1 GENERAL PRINCIPLES AND RESPONSIBILITY

The Firm is registered with the SEC as an investment adviser and has disclosure and filing obligations with the SEC and its clients with respect to its advisory business. The Firm also may be subject to certain state registration or notice filing requirements related to its advisory services. The Sections that follow describe these responsibilities.

Consistent with current regulatory requirements, the Firm has filed its Form ADV with the SEC through the Investment Adviser Registration Depository (“IARD”). Part 1A of Form ADV generally requires information about the characteristics of the investment adviser’s business and principal personnel. Part 2 of Form ADV is composed of Part 2A (the “brochure”), which generally requires information about the advisory services offered by the Firm, including certain disclosures that must be given to advisory clients, and Part 2B (the “brochure supplement”), which requires information about Supervised Persons responsible for formulating investment advice or exercising investment discretion over client accounts.

Compliance is responsible for ensuring that the Firm’s Form ADV is properly maintained and disseminated. When changes or updates to Form ADV are necessary or appropriate, the CCO will make the amendments timely and promptly and maintain records of the filings and amendments. Each annual update of the Firm’s Form ADV will be carried out consistent with the target dates set forth in the Time and Action Plan as that term is defined in Section 2.4 below.

2.2 FORM ADV PARTS 2A AND 2B

Registered investment advisers such as the Firm generally are required under Rule 204-3 of the Advisers Act to provide their advisory clients and prospective clients with a current brochure drafted in a narrative format before or at the time the investment adviser enters into an advisory contract with the client.

Rule 204-3 also generally requires investment advisers to deliver to each client a brochure supplement for each Supervised Person who: (i) formulates investment advice for that client and has direct client contact; or (ii) makes discretionary investment decisions for that client’s assets, even if the Supervised Person has no direct client contact. The information required to appear in the brochure supplement may be included within the Firm’s brochure. A brochure supplement initially must be given to a client at or before the time when the supervised person referenced in the brochure begins to provide advisory services to that specific client.

The Firm officer who signs a new investment management agreement on behalf of the Firm is responsible for ensuring that the client has received the brochure and any applicable brochure supplement prior to or at the time the client executes the investment management agreement. Generally, the brochure and any brochure supplement should be delivered to each prospective client along with the proposed investment management agreement. The Firm will also deliver a copy of the brochure to prospective investors in unregistered funds managed by the Firm. Rule 204-3(c) permits the Firm to forego delivery of its brochure to registered investment companies.

2.3 ANNUAL UPDATES

Each year the Firm must provide to each of its clients either (i) a copy of the current brochure and a summary of material changes, if applicable, or (ii) a summary of material changes that includes an offer to provide a copy of the current brochure. The Firm will provide such documentation, without charge, no later than 120 days after the end of its fiscal year.

All deliveries must be documented and a sample copy of each summary of material changes delivered to clients must be retained. If a client requests an updated brochure, the Firm will provide it free of charge and it must be delivered or mailed within seven calendar days. Compliance is responsible for annually preparing a current brochure and/or summary of changes.

Generally, the Firm will provide to its clients annually either a copy of its current brochure or a summary of changes with an offer to provide the brochure. Copies of each summary of changes and brochure and any amendments thereto should be retained consistent with Rule 204-2. Operations will send these documents.

2.4 ANNUAL AMENDMENTS TO FORM ADV

The Firm is required to file an annual updating amendment with the SEC within ninety (90) days of the end of the Firm’s fiscal year. The annual updating amendment must be accompanied by the Firm’s current brochure or a representation by the Firm that either (i) the brochure currently on file with the SEC does not contain any material inaccurate information or (ii) the Firm does not have to prepare a brochure because it does not have to deliver it to any clients (e.g., the Firm’s only clients are registered investment companies). The annual updating amendment also must be accompanied by a representation by the Firm that either (i) the summary of material changes is attached as an exhibit to or included in the updated brochure or (ii) no summary of changes is required because there have been no material changes to the Firm’s brochure since its last annual updating amendment. There is no obligation to provide an annual updating amendment to a registered investment company.

2.5 INTERIM AMENDMENTS TO FORM ADV

Pursuant to Rule 204-1 under the Adviser Act, the Firm is responsible for maintaining the accuracy of the information contained in its Form ADV throughout the year. As described below, the Firm will be required to file an amendment “promptly” if information contained in response to certain Form ADV questions becomes inaccurate for any reason, and if information contained in response to certain other Form ADV questions, the brochure, or brochure supplement becomes materially1 inaccurate.

In addition, Rule 204-3 requires the Firm to deliver an updated brochure or summary of material changes to its clients promptly whenever the Firm amends its brochure to add a disciplinary event or to change material information already disclosed in Item 9 of Part 2A (“Disciplinary Information”) of the Form ADV. Similarly, the Firm must deliver an updated brochure supplement to clients when there is new disclosure of a disciplinary event, or a material change to disciplinary information already disclosed.

The CCO, in consultation with counsel as necessary, is responsible for determining whether a change is material to the accuracy of the information included in the Firm’s Form ADV, including the brochure and brochure supplement. The CCO also is responsible for monitoring changes in the disciplinary information reported in Parts 2A and 2B of Form ADV and ensuring that the brochure and brochure supplement are updated to include any new disciplinary events.

If a business activity in which a Supervised Person is engaged is not within the scope of the contents of the Form ADV or the description of the activity included in the Form ADV becomes inaccurate, he/she should notify Compliance so that the Form ADV can be modified, if required.

2.6 DUTY TO DISCLOSE

Rule 206(4)-1(5) prohibits an investment adviser from making any communication concerning securities or investments advisory services to two or more persons which contains an untrue statement of material fact, or which is otherwise false or misleading. Rule 206(4)-8 similarly makes it unlawful for an investment adviser to a registered investment company or private fund2 to make an untrue statement or to omit to state a material fact that would be misleading under the circumstances, or to engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative.

All Supervised Persons are obligated to bring to the attention of the CCO any material information which, if omitted, would cause the Firm’s communications to potentially be deemed misleading or to have omitted material information about the Firm or its employees. In particular, any Supervised Person who becomes aware of any financial condition or legal or

[1]	The Advisers Act does not define what constitutes a “material” inaccuracy. However, “[t]he standard of materiality under the Advisers Act is whether there is a substantial likelihood that a reasonable [client] would have considered the information important.”Amendments to Form ADV, Investment Advisers Act Release No. 1A-3060 (July 28, 2010)(“Adopting Release”).
[2]	The Rule applies to investment company except from registration based on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended.

disciplinary event must promptly notify the CCO. The CCO, in turn, will ensure that the appropriate disclosure of the event is included in the Firm’s Form ADV and that applicable delivery requirements are met.

2.7 STATE NOTIFICATION AND REGISTRATION REQUIREMENTS

As a registered investment adviser, the Firm is not expected to be required to register with individual States. Compliance will be responsible for examining each applicable State’s notification or similar requirements applicable to federally registered investment advisers and ensuring that any appropriate filings are made in a timely manner and fees paid.

2.8 EMPLOYEE SCREENING

The Firm will not knowingly hire or become associated with any person who may be ineligible to be associated with a registered investment adviser. Such persons would include, for example, those convicted of certain criminal violations or those enjoined from employment in the securities industry.

With any prospective employee, the Firm will seek background information from the applicant and other materials as are appropriate under the circumstances. Without limiting the foregoing, all prospective employees are required to submit an Employee Disciplinary Questionnaire to Compliance before the start of their employment. The form of the Employee Disciplinary Questionnaire, attached as Appendix C, shall, at a minimum, seek information from prospective employees that would potentially cause the persons to be ineligible to be associated with a registered investment adviser, or that would otherwise be material and require disclose by the Firm. The Employee Disciplinary Questionnaire will also require prospective employees to disclose political contributions relevant under Rule 206(4)-5. A check of a new employee’s references and other reasonable due diligence will be performed before the start of employment.

In addition, all Supervised Persons are required to submit a completed Employee Disciplinary Questionnaire to Compliance on an annual basis.

2.9 FOREIGN JURISDICTIONS

Supervised Persons must check with the CCO before offering or advertising its investment advisory services or products to prospective clients in jurisdictions outside of the United States. Registration with foreign governmental regulatory agencies may be required before such offering or advertising is permissible.

3.0 ADVISORY AGREEMENTS AND DOCUMENTATION

Prior to providing investment advisory services to a client, the Firm must satisfy several document delivery requirements. These requirements are discussed below.

3.1 EXECUTION OF AN INVESTMENT MANAGEMENT AGREEMENT

The Firm requires that an investment management agreement be executed before advisory services are provided to a client. The CCO or his/her delegate will maintain each version of an advisory agreement executed by a client together with all related internal and client correspondence, if any. Every advisory agreement to be executed by a client will be approved by the CCO before investment advisory services are provided to such client to ensure that the advisory agreement conforms to applicable law and that the brochure delivery requirement has been satisfied.

Only authorized officers of the Firm are permitted to negotiate and execute an advisory agreement on behalf of the Firm. Typically, this will be the CIO, CCO/General Counsel, or a designee.

3.2 PRIOR TO OPENING A CLIENT ACCOUNT

A client account may be opened only upon the completion of all necessary documentation and the execution of the investment management agreement as described in Section 3.1 above. During the account opening process, the Firm will collect a variety of information from the prospective client, including whether the client is an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If the prospective client is subject to ERISA, the Firm will comply with applicable law and its procedures governing ERISA accounts, described in Section 5.5 below.

Furthermore, prior to opening such account, the client must provide the Firm and/or its services providers such as SEI with information concerning its identity and organization and confirm that its administrator/custodian (the “Administrator/Custodian”) is a qualified custodian and has adopted and implemented “know your customer” (“KYC”) and anti-money laundering (“AML”) policies and procedures that are reasonably designed to ensure the Administrator’s/Custodian’s compliance with applicable law. In addition, the Firm or its service providers (SEI) will conduct a check of the identity of a new client against the lists maintained by the U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) to verify that the client is not a prohibited client, or delegate that obligation to a suitable vendor. Operations and/or Firm service providers will maintain the resulting documentation, or maintain access to such records, and the CCO will periodically review such documentation to ensure compliance with the Firm’s policies and procedures.

If the Firm or its service providers (SEI) identifies negative information concerning the client and/or Administrator/Custodian as a result of the OFAC check, such information should promptly be brought to the attention of the CCO, who may conduct an enhanced review if necessary.

3.3 INVESTMENT GUIDELINES AND OBJECTIVES

Information regarding investment objectives, risk tolerance, diversification, liquidity needs, and tax considerations are elicited in initial client interviews or from a client questionnaire.

Investment limitations based on a fund’s prospectus and/or regulatory limitations, such as applicable provisions of the Federal securities laws, must be identified.

If the client requests a separately managed account, then individually negotiated Investment Guidelines will be documented in the investment management agreement between the Firm and the client. If the client is a collective investment vehicle, such as a mutual fund or unregistered fund, the relevant Investment Guidelines will be similarly documented and included in the investment management agreement. The account’s investment guidelines then will be added to the Firm’s trade order management system (“OMS”).

3.4 CLIENT MEETINGS

Each client is assigned to a Relationship Manager who is primarily responsible for the maintenance of the relationship.

3.5 REPORTING TO CLIENTS

On at least a quarterly basis, the Firm will send clients (but not registered investment companies or their investors) an investment report that details the performance of their portfolios.

4.0 ADVISORY FEES AND OTHER COMPENSATION

4.1 OVERVIEW - FEES

Every investment advisory agreement the Firm enters into must contain a complete fee schedule that is consistent with the fee information in the Firm’s Form ADV Part 2. Any changes to the standard fee schedule set forth in the Form ADV must be approved by the CIO.

4.2 PERFORMANCE FEES

The Advisers Act generally restricts an investment adviser from charging a performance-based fee (a fee that increases or decreases depending on the performance of the account) except under limited circumstances. The Firm may not charge performance-based fees unless such performance fee arrangement is approved in advance by the CIO and CCO. Rule 205-3 provides an exemption from the performance fee prohibition that permits a registered investment adviser to enter into a performance fee arrangement with a “qualified client,” defined in Rule 205-3 to include:

Any natural person (and spouse) who, or company that, immediately after entering into the investment management contract, has at least $1 million under the management of the investment adviser;

A natural person who, or a company that, the Firm reasonably believes, immediately prior to entering into the contract, either: (A) has a net worth (together, in the case of a natural person, with assets held jointly with a spouse) of more than $2 million. For purposes of calculating a natural person’s net worth: (1) the person’s primary residence must not be included as an asset and (2) indebtedness secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time the investment advisory contract is entered into may not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (3) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability; or

Any natural person (and spouse) who, or company that, the Firm reasonably believes has a net worth of more than $1.5 million at the time of becoming a client;

Any “Qualified Purchaser” as defined in Section 2(a)(51)(a) of the Investment Company Act of 1940, as amended (the “1940 Act”);

Any executive officer, director, trustee, general partner or person serving in a similar capacity for the Firm. The term executive officer means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions, for the investment adviser; and

Any employee of the Firm, whose duties include participating in the investment activities of the Firm, provided the employee has performed such functions for at least 12 months, or has performed similar functions or duties for or on behalf of another company for at least 12 months.

In addition to the standards incorporated into the definition of “qualified client” described above, the Firm may impose other minimum account requirements. Any departure from the Firm’s minimum account requirements must be approved by the CIO.

It is expected that performance-based fees will be approved for many client accounts or investment vehicles managed by the Firm.

4.3 SOLICITATION AND REFERRAL FEES

If the Firm decides to use or compensate such parties for the solicitation of new clients, any arrangement to pay a cash fee directly or indirectly to the Firm’s Supervised Person or those of an affiliate or third parties for the referral or solicitation of clients must be pre-approved by the CCO. The CCO will take all necessary action to ensure that proper due diligence is conducted, including the relevant background checks of the solicitors, to assure compliance under applicable law, including Rule 206(4)-3 under the Advisers Act (the “Cash Solicitation Rule”), and document their due diligence. Any such arrangement also will require a written solicitation agreement that complies with the Cash Solicitation Rule.

5.0 PORTFOLIO MANAGEMENT

The Firm will be focused on institutional and wholesale asset management, and as a resultgenerally will not evaluate a client’s assets or assist the client in developing a comprehensive asset allocation strategy based on information provided by the client about the client’s investment objectives, risk tolerance, time horizon, investment restrictions, and other considerations relevant to the investments of the assets in the client’s account. Most institutional clients are highly sophisticated and will do their own asset allocation and product selection internally, or hire an external consultant to assist them with those efforts. The Firm intends to offer a limited number of global investment strategies to clients where the Firm has experience and expertise. The strategies and products offered to clients are intended to be only a portion of a client’s portfolio and assets.

5.1 DUE DILIGENCE PROCESS

The Firm has a duty to conduct reasonable due diligence with respect to any security (or other financial instrument) that is acquired for clients so that the Firm has a reasonable basis for making an investment. The duty to conduct reasonable due diligence generally increases with the complexity and uniqueness of a security (or other financial instrument). The Firm fulfills this duty through the work of investment analysts who conduct research into a security (or other financial instrument) that the Firm considers acquiring and, where necessary, by engaging in negotiations regarding the terms of investments. The Investment Committee is responsible for this process.

As a fiduciary, the Firm is obligated to purchase and sell only securities (or other financial instruments) that are consistent with a client’s investment objectives and investment guidelines. Portfolio Managers are primarily responsible for ensuring that the securities (or other financial instruments) held by clients are consistent with relevant guidelines and applicable disclosures set forth in the relevant offering documents.

The Firm does not plan to delegate its investment management responsibilities to sub-advisers. If it does so at some time in the future, it will perform initial due diligence and ongoing monitoring with respect to the sub-advisers and investment products it recommends or which trade under its discretionary authority. Affiliated products or sub-advisers, if any, will be subject to the same due diligence processes and criteria as unaffiliated sub-advisers and investment products.

5.2 INVESTMENT PROCESS AND RESTRICTIONS

Investment Committee

•	Mandate: Investment Committee is responsible for conducting research and performing due diligence on potential investments. If agreed by the Committee’s authorized decision makers (Dave Iben, Mark McKinney, Isabel Satra), potential investments are added to, or removed, from the Firm’s Approved List from which portfolio managers must select investments for client portfolios. The Investment Committee plays a critical role in the implementation of Kopernik’s investments process.

•	Members: Dave Iben (CIO and Chairman), portfolio managers and investment analysts.

•	Frequency: Daily.

Investment Oversight Committee (IOC)

•	Mandate: IOC is designed to facilitate communication amongst all functional heads on ongoing business matters and to discuss impact of any new initiatives across the firm. The goal is to ensure the integrity of investment process and optimize the client experience.

•	More detailed responsibilities include:

v’	Consider proposals and adopt plans for new products or services, potential changes to

  Kopernik’s products and services, and termination of products or services;

v’	Review as needed, costs and standard fees charged to clients;

v’	Monitor industry regulatory developments and events that may affect Kopernik and/or its products and services. If needed, make recommendations to policies and procedures based on those developments and events;

v’	Periodically assess and reevaluate the adequacy of this charter and the IOC’s responsibilities.

v’	Optimize communication between various business areas.

•	Members: Dave Iben (CIO), Isabel Satra (CFO), Kenny Morgan (Head of Trading), Kassim Gaffar (Head of Marketing and Sales), Mark McKinney (Research), Neda Yarich (President), Robb Lamont (GC and CCO), and their respective delegates.

•	Frequency: Quarterly, or as necessary.

Investment Guidelines and Limitations Generally

The portfolio management team for a particular investment strategy is responsible for the daily management of client accounts. . Investment Guidelines are monitored on an ongoing basis by Compliance, using the OMS, to ensure adherence to client, regulatory and internal guidelines. Whenever a new Investment Guideline is added to the OMS.

While the Advisers Act does not impose restrictions on the types of securities that can be purchased for client accounts, the Firm is obligated to comply with the Investment Guidelines approved by each client and stated in each investment management agreement and any additional restrictions the client may impose from time to time, subject to the Firm’s acceptance of such restrictions. In addition, the Firm’s investment and trading personnel must comply with the investment and due diligence criteria established and revised from time to time by the Investment Committee.

5.3 ADVICE AND RECOMMENDATIONS

It is the responsibility of the Firm to ensure that each client’s account is managed in accordance with (i) the client’s Investment Guidelines and (ii) the terms of the investment management agreement with that client. In addition, if a Supervised Person recommends a particular investment strategy to a client, they must have reasonable grounds for believing that the strategy is appropriate and suitable for the client, based on the person’s knowledge of the client’s stated and current investment objectives, financial position and needs, ability and willingness to accept risks, other securities positions or investments, the present size of the account, expected inflow and outflow of funds and investment time horizon, and other factors that should influence an investment decision.

5.4 INVESTMENT COMPANY ACT RESTRICTIONS

The 1940 Act contains a number of restrictions that must be followed for any and all registered investment compact clients, set forth below.

Acquisition of Investment Company Securities (Section 12(d)(1) of the 1940 Act)

See Section 15.4 below.

RIC Qualifying Income Test

In order to obtain the normal, registered investment company taxation typically expected by mutual fund investors, Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), requires a mutual fund to have at least 90 percent of its gross income generated from dividends, interest, payments with respect to securities loans, and capital gains from the sale of debt instruments, stock or securities, or foreign currencies, and income and gains from certain qualified publicly traded partnerships. Because direct investments in commodities are not considered “securities” as defined in the 1940 Act, income derived from such investments is not qualifying income (referred to as “bad income”) for purposes of this gross income test. The Internal Revenue Service has also ruled that derivative contracts with respect to commodity indexes are not “securities” for purposes of the gross income tests.

The Firm will use its best efforts to cause its mutual fund portfolios to comply with the above gross income test. Specifically, the Firm will maintain a list of securities and other investment instruments that have been deemed likely to generate bad income. The current list is attached as Exhibit 1. All securities and other instruments deemed likely to generate bad income will be added to Exhibit 1 and coded as such in the Firm’s records.

Acquisitions of Securities in a Securities-Related Business (Rule 12d3-1)

In order to prevent registered investment companies from being organized and operated in the interests of securities-related businesses, Section 12(d)(3) of the 1940 Act prohibits registered funds from purchasing or acquiring any security issued by, or other interest in, companies engaged in business as a broker-dealer, underwriter, registered investment adviser, to adviser to an investment company. Exemptions in Rule 12d3-1 to this prohibition permit:

•	Acquisitions of securities if the issuer derives 15% or less of their gross revenues from one of the prohibited businesses; and

•	Acquisitions of securities that would otherwise be prohibited if (a) the fund does not buy more than 5% of the issuer’s equity securities or more than 10% of the issuer’s debt securities and (b) the fund does not invest more than 5% of the fund’s total assets in securities (equity or debt) of the issuer.

An investment company may not acquire a general partnership interest in a securities-related business or any security issued by its adviser, underwriter or other affiliate engaged in a securities-related business.

The Firm will abide by these statutory restrictions for registered investment company clients and use its OMS to monitor and test client accounts for compliance.

Senior Securities (Section 18 of the 1940 Act)

Section 18 of the 1940 Act is designed to prevent registered investment companies from excessively leveraging their assets. Specifically, Section 18(f)(1) limits those funds from issuing “senior securities” unless the fund takes steps to “cover” the exposure to the transactions.

The term “senior securities” is defined in Section 18(g) and has been interpreted broadly, to include any instrument or transaction that creates leverage. More specifically, the SEC has taken the position that reverse repurchase agreements, firm commitment agreements, standby commitment agreements, short sales, written options, forwards, futures, swaps, and certain other derivatives transactions may involve the issuance of a senior security subject to the prohibitions and asset coverage requirements of Section 18.

To “cover” bank borrowings, the fund’s exposure must have asset coverage of at least 300%. More generally, in connection with the transactions listed immediately above, the fund must either hold an offsetting position to a leveraged transaction or establish (and mark-to-market on a daily basis) a segregated account holding cash or liquid securities or “earmark” such securities (in addition to any amount that may be required to be deposited with a broker-dealer for transactions) to cover its potential future obligation.

The Firm will implement and monitor its compliance with these requirements.

Illiquid Securities Guidelines

Mutual funds may invest up to fifteen percent of their net assets in illiquid securities and other illiquid assets. The term “illiquid security” includes any security which cannot be disposed of promptly and in the ordinary course of business without receiving a reduced price. More specifically, a security is considered “illiquid” from a regulatory standpoint if a fund cannot sell or otherwise dispose of the security within seven days at the approximate price at which it values the security. A security that is “restricted” for sale under the federal securities laws is presumed to be “illiquid”; however, that presumption may be overcome and the security deemed liquid in accordance with client guidelines. The Firm will periodically examine the trading volume of the securities and/or other measures of liquidity in mutual fund client portfolios, to ensure that, if necessary, its mutual fund clients could exit a significant percentage of client holdings in those securities within the seven day period required. If, based on internal monitoring, a mutual fund managed by the Firm approaches the fifteen percent limit, the Firm will limit further purchases of illiquid securities and may close the fund or related investment strategies to new investors and/ or limit inflows from existing investors.

5.5 COMMODITIES EXCHANGE ACT RESTRICTIONS

Introduction and Key Definitions

The Commodities Exchange Act, as amended (the “CEA”) requires “commodity pools” and “commodity trading advisers” to register with the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”) and comply with a variety of substantive regulations.

Although the term “commodity” is generally thought of as applying to physical raw materials, such as agricultural items (e.g., wheat, cotton, rice, livestock and corn), metals (i.e., copper, silver and gold) and energy resources (crude oil, natural gas and heating oil), the scope of the CEA and the authority of the CFTC extend not only to contracts on these raw materials but also to contracts relating to:

•	interest rates and market yields;

•	currencies;

•	broad-based stock indices;

•	options on all of the foregoing; and

•	certain “swaps,” as broadly defined.

The CEA, however, does not cover the regulation of securities (except for “security futures”) or to commercial forward contracts that are settled by physical delivery. “Security futures,” which are subject to CFTC regulation, are contracts of sale for future delivery of a single security or of a narrow-based security index (as defined in Exhibit 2) or any interest in that index, except for certain government securities.

Key definitions for applicable commodities regulation include:

•	“Commodity pool” is defined in CEA Section 1a(10), and Rule 4.10(d)(1) thereunder, to include, but not be limited to, any investment trust, syndicate, or similar form of enterprise operated for the purpose of trading commodity interests. The CFTC has stated that the purchase of a single swap or other commodity interest creates a “commodity pool.”

•	“Commodity pool operator” (a “CPO”) is defined in CEA Section 1a(11) and includes, but is not limited to, “any person engaged in a business that is of the nature of a commodity pool, investment trust, syndicate, or similar form of enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in commodity interests …” Where a commodity pool exists, there must be a CPO.

•	“Commodity trading adviser” (a “CTA”), as defined in CEA Section 1a(12), includes “any person who, for compensation or profit, engages in the business of advising others, either directly or through publications, writings, or electronic media, as to the value of or the advisability of trading in” commodity interests.

The definitions of CPO and CTA apply to most registered and unregistered collective investment funds, their advisers, and affiliates if the funds invest in commodities interests. Since the Firm and the funds and separate accounts it manages are expected to invest from time to time in commodities interests, those entities either must find and comply with specific exemptions from CPO and/or CTA registration, or become appropriately registered with the CFTC and NFA.

The Firm

The Firm currently is exempt from CFTC and NFA registration as a CTA in accordance with CFTC Rule 4.14(a)(8). That Rule exempts the Firm from registration as a CTA as long as the Firm’s commodity trading advice is directed solely to, and for the sole use of, commodity pools specified to be exempt. The clients to which the Firm can give commodities-related advice under Rule 4.14(a)(8) are limited to those listed in the Rule, including mutual funds, certain unregistered funds, and certain foreign funds.

There are two other statutory provisions that provide exemptions for the Firm. CEA Section 4m(1) provides an exemption from CTA registration for a person who, in the preceding twelve months, has not furnished commodity trading advice to more than 15 persons and who does not hold itself out generally to the public as a CTA. A fund is deemed to be one “person” for purposes of that Section. CEA Section 4m(3) also provides an exemption from CTA registration for a person: (i) who is registered with the SEC as an investment adviser, (ii) whose business does not consist primarily of acting as a commodity trading advisor, and (iii) who does not act as a commodity trading advisor to any investment trust, syndicate, or similar form of enterprise that is engaged primarily in trading in any commodity for future delivery on or subject to the rules of any commodity or derivatives exchange. In Interpretive Letter 05-13, the CFTC stated that a firm providing commodity trading advice may rely on Sections 4m(1) or 4m(3) while also properly claiming an exemption under Rule 4.14(a)(8).

Currently, the Firm does not provide commodity trading advice to more than 15 “persons” as defined in Section 4m(1). It also does not hold itself out to the public as a CTA. Furthermore, the Firm is a registered investment adviser, and advises clients primarily on securities investments. Sections 4m(1) and 4m(3) of the CEA are self-executing. As a result, the Firm is not required to file any notice or make any specified representations to claim the relief in these provisions.

Mutual Funds

Registered investment companies that comply with certain de minimis limitations on commodities investments are exempt from CPO registration under CFTC Rule 4.5(a)(1) and (b)(1). Those limitations are that at all times that the mutual fund establishes a commodity interest or securities futures position, either (i) the aggregate initial margin and premiums required to establish the fund’s positions will not exceed 5% of the liquidation value of the fund’s portfolio or (ii) the aggregate net notional value of the fund’s commodity interest and security futures positions will not exceed 100% of the liquidation value of the fund’s portfolio. More information on these calculations is provided below.

The Firm expects to obtain an exemption from CPO registration under CFTC Rule 4.5 for each of the mutual funds it manages. The Firm will monitor its mutual portfolios to ensure compliance with the foregoing position restrictions.

Separately Managed Accounts

Because they are not “pools,” separately managed accounts are not subject to CPO registration. An adviser to a separate account, however, may be subject to CTA registration. As discussed above, currently the Firm is exempt from CTA registration.

Unregistered Funds

The Firm has obtained an exemption under CFTC Rule 4.13(a)(3), for each of the unregistered funds it manages, from registration as a CPO. Rule 4.13(a)(3) incorporates the same de minimis limitations as in Rule 4.5. Specifically, it permits each unregistered fund an exemption on the basis that:

(i) each investor in the private fund managed by the Firm is a “qualified eligible person”, as defined under CFTC Rule 4.7(a)(2) or an “accredited investor”, as defined under SEC rules;

(ii) the unregistered fund interests are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and are offered and sold without marketing to the public in the United States;

(iii) interests in the private fund are not marketed as, or in a vehicle for, trading in commodity futures or commodity options; and

(iv) at all times that the private fund establishes a commodity interest or securities futures position, either (a) the aggregate initial margin and premiums required to establish such positions will not exceed 5% of the liquidation value of the fund’s portfolio or (b) the aggregate net notional value of the fund’s commodity interest and security futures positions will not exceed 100% of the liquidation value of the fund’s portfolio. More information on these calculations is provided below.

The unregistered funds managed by the Firm are offered exclusively to accredited investors; they are exempt from registration under the Securities Act and are not offered or sold to the public; and they are not marketed as a vehicle for trading in commodity futures or commodity options. The Firm will also monitor the portfolios of the unregistered funds it manages to ensure compliance with the position limitations in the exemption.

For avoidance of doubt, in a July 26, 2013 Interpretive Guidance and Policy Statement on cross-border issues (the “Cross-Border Guidance”), the CFTC opined that offshore funds with managers based in the United States will be deemed to have their principal place of business in the U.S. and will be subject to all CFTC requirements.

UCITS Funds

The CFTC considers a foreign domiciled commodity pool to be subject to its jurisdiction as long as the pool has one or more US investors.

CFTC Rule 4.14(a)(8) permits the Firm to provide commodities-related advice to commodity pools organized and operated outside the United States, without registration as a commodity trading adviser, if (i) the pool is not organized or operated for the purpose of avoiding CPO registration, (ii) less than 10 percent of the beneficial interests in the pool are owned by non-United States persons, (iii) no person affiliated with the pool conducts any marketing activity that could reasonably have the effect of soliciting United States persons and (iv) no marketing activity is conducted for the pool from within the United States. A UCITS fund generally fits within these requirements.

Foreign funds, such as UCITS funds, generally are exempt from CPO and CTA registration under CFTC Rule 3.10(c)(3)(i). That Rule provides that a non-U.S. person engaged in the activity of a CPO or CTA in connection with any commodity interest transaction made bilaterally, or on or subject to the rules of a commodity or derivative exchange, only on behalf of persons located outside the United States, is not required to register with the CFTC as a CPO or CTA. In order to rely on this exemption, each commodities transaction for the foreign fund must be cleared by a futures commission merchant registered with the CFTC.

In addition, in its July 2013 Cross-Border Guidance, the CFTC stated that where a foreign fund is organized outside the U.S. by a non-U.S. sponsor and adviser, the fund is not offered to U.S. investors, and none of the investors are U.S. persons, the existence of a U.S. sub-adviser will not cause the fund to be subject to CFTC regulation.

Determining What is a Commodity Interest

For purposes of the de minimis limitations in Rules 4.5 and 4.13(a)(3), “commodity interests” and “security futures” include commodities for future delivery; certain futures, options, and swaps; and certain foreign exchange transactions. “Contracts for difference” (“CFD’s”), which are financial instruments frequently used in Europe, are generally treated like swaps, since they can be based on various reference or underlying products.

A chart describing what specific derivative instruments are deemed to be “commodity interests” and “securities futures” for CFTC regulatory purposes, which may be amended from time to time to reflect current regulatory guidance, is attached as Exhibit 2. The chart will be reviewed periodically by Compliance to ensure it is current.

Before a new derivative can be added to the Firm’s Approved List (and thus be purchased by any mutual fund or unregistered fund managed by the Firm), Compliance will determine whether or not the derivative is deemed to be a “commodities interest” or “securities future” as defined by CFTC regulations. That determination will generally be made using Exhibit 2. If the Investment Committee wishes to add a derivative to the Approved List of a type that is not already listed in

Exhibit 2, Compliance will make the necessary determination by reviewing regulatory guidance or consulting with outside counsel. Derivatives deemed to be a “commodities interest” or securities future” will be coded as such in the Firm’s records for position limit calculations.

Calculating Position Limits

As discussed above, both mutual funds and unregistered funds managed by the Firm have claimed or may claim CFTC exemptions on the basis that at all times that the fund establishes a commodity interest or securities futures position1, either (i) the aggregate initial margin and premiums required to establish such positions will not exceed 5% of the liquidation value of the fund’s portfolio or (ii) the aggregate net notional value of the fund’s commodity interest and security futures positions will not exceed 100% of the liquidation value of the fund’s portfolio. A fund may satisfy either test to qualify for the exemption. Some important guidelines follow.

•	According to a CFTC Division of Swap Dealer and Intermediary Oversight Response to Frequently Asked Questions, the foregoing limits are measured “at the time the most recent position was established.” A commodity pool operator is not required to measure the limits using market values on an ongoing basis or to reconfigure its portfolio after purchases or sales are made to comply with such limits. In addition, the “liquidation value” of a fund’s portfolio includes all cash held by the pool.

•	In computing the 5% test, the Rules expressly exclude from the calculation any in-themoney amount of an option at the time of purchase.

•	The “notional value” of a fund is calculated slightly differently for each type of commodity interest. For the value of each commodity futures position, the number of contracts is multiplied by the size of the contract, in contract units (taking into account any multiplier specified in the contract), then multiplied by the current market price per unit. For any cleared swap, the value is similarly determined, using available valuations. For each option position that is a commodity interest, the number of option contracts is multiplied by the size of the contract, adjusted by its delta, in contract units (taking into account any multiplier specified in the contract), then multiplied by the strike price per unit.

•	In making these calculations, a mutual fund or private fund may net long and short futures contracts with the same underlying commodity across exchanges and foreign boards of trade, and to net swaps cleared on the same derivatives clearing organization. Exempt advisers are thus encouraged to use the same designated contract market and clearing organization.

[1]	A mutual fund (and only a mutual fund) may exclude from its de minimis calculations those commodity futures, commodity options contracts, or swaps that are used solely for “bona fide hedging purposes.” Unfortunately, the definition of “bona fide hedges” is very narrow: bona fide hedges can only be made on physical commodities and do not extend to transactions used for risk mitigation or to “hedge” certain investment exposures.

Before purchasing a derivative on the Approved List for any mutual fund or unregistered fund client, the Firm will use its systems to calculate whether the new position falls within the de minimis position limits set by the CFTC. Proposed trades will not be executed if the purchase falls outside the limits required for the Firm to maintain existing registration exemptions.

5.6 ERISA REQUIREMENTS

Introduction

Although mutual funds managed by the Firm are exempt from ERISA, unregistered funds and separate accounts managed by the Firm may potentially become subject to ERISA and its substantive and disclosure requirements.

Separately managed accounts for ERISA benefit plans will automatically become subject to ERISA requirements. As noted in Section 3.2 above, the Firm will affirmatively ask new clients whether or not they are benefit plans subject to ERISA.

For unregistered funds managed by the Firm, the Firm generally intends to use commercially reasonable efforts to ensure that benefit plan investors subject to ERISA hold less than 25% of the total value of each class of equity interest in those funds. As long as that is the case, the underlying assets of those unregistered funds will not constitute “plan assets” of plans subject to ERISA or Section 4975 of the Code that invest in the funds. However, from time to time the Firm may decide to permit significant investment by employee benefit plans that are governed by ERISA, causing the affected unregistered funds to be deemed “plan assets” for ERISA purposes and the parallel prohibited transaction provisions of Section 4975 of the Code. If that occurs, the Firm will use its best efforts to comply with ERISA and Section 4975 of the Code in managing the affected private funds.

Account Opening and Maintenance Requirements

Without limiting the applicable requirements of ERISA, for all separately managed accounts and unregistered funds subject to ERISA requirements:

•	the Firm shall provide the client with the disclosures required by Section 408(b)(2) of ERISA before entering into an investment management agreement with the client;

•	the Firm shall affirmatively request from the client a list of any “employer securities” or “qualifying employer securities” (as such terms are defined in Section 407 of ERISA) and shall restrict the account or fund from purchasing such securities if needed;

•	the Firm will maintain the indicia of ownership of client assets within the jurisdiction of the United States District Courts (e.g., in domestic banks and their foreign affiliates) except as may otherwise be authorized under ERISA; and

•	the Firm will obtain and maintain at its own expense a fidelity bond satisfying the requirements of Section 412 of ERISA in connection with its investment management of assets.

For separately managed accounts, the Firm will also enter into an investment management agreement with the client that satisfies and reflects ERISA requirements.

QPAM Exemption

The Firm expects in the future to be qualified as a “qualified professional asset manager” under Prohibited Transaction Exemption 1984-14 issued by the DOL under ERISA (the “QPAM” Exemption”). If and for so long as the assets of certain separate accounts or unregistered funds are treated as “plan assets” subject to ERISA or Section 4975 of the Code, and the Firm is then qualified under the QPAM Exemption, the Firm will comply with the conditions of the QPAM Exemption or other applicable prohibited transaction exemptions in the ordinary course of managing those accounts and funds. In such case, the accounts and funds will be able to engage in certain transactions that might otherwise be prohibited under ERISA or Section 4975 of the Code.

To be a QPAM, the Firm must be an investment adviser registered under the Advisers Act that has total client assets under its management and control of at least $85 million as of the last day of its most recent fiscal year, and have owner’s equity in excess of $1 million. The Firm must also affirmatively acknowledge in its written investment management agreements that it is a “fiduciary” with respect to each plan that has retained the QPAM. To rely on the QPAM exception with respect to a transaction that would otherwise be a prohibited transaction under ERISA, at the time of the transaction the “party in interest” or its affiliate (both as defined under ERISA) must not have the authority to (i) appoint or terminate the QPAM as a manager of the plan assets involved in the transaction, or (ii) negotiate on behalf of the plan the terms of the management agreement with the QPAM (including any renewals or modifications) covering the plan assets involved in the transaction. In addition, among other requirements, the terms of the transaction must be negotiated on behalf of the account or fund by, or under the authority and direction of, the QPAM; the transaction may not be designed to benefit a party in interest; the party in interest cannot be the QPAM itself or an affiliate; no benefit plan participating in the transaction may represent more than 20 percent of the QPAM’s total client assets at the time of the transaction; and the terms of the transaction must be at least as favorable to the benefit plans as ones at arm’s length between unrelated parties.

Form 5500 Reporting

During any time that the assets of a separately managed account or unregistered fund are treated as “plan assets” for purposes of ERISA, each investing ERISA plan’s share of the fair market value of that account’s or fund’s assets will need to be reflected on the plan’s annual returns/reports filed on Form 5500. Accordingly, the Firm will provide such information as may be reasonably necessary for purposes of plans’ Form 5500 filings.

6.0 TRADE MANAGEMENT PRACTICES

6.1 TRADE AGGREGATION AND ALLOCATION

In managing its client accounts, the Firm generally will aggregate trades, subject to best execution. Aggregation, or “bunching,” describes a procedure whereby an investment adviser combines the orders of two or more clients into a single order for the purpose of obtaining better prices and lower execution costs. The Firm is not required to aggregate trades, seek to do so where it believes aggregation will be in clients’ best interests. Additional information regarding aggregating trades can be found in the Firm’s Trade Aggregation and Investment Allocation Policy and Procedures set forth in Appendix D.

When an investment opportunity is appropriate for multiple clients, the Firm endeavors to allocate such investment opportunities among clients on a fair and equitable basis over time. Each allocation decision is unique and based on a number of factors, as explained more fully in the Firm’s Trade Aggregation and Investment Allocation Policy and Procedures set forth in Appendix D.

If an order cannot be executed in full at the same price or time, the securities actually purchased or sold by the close of each business day must be allocated among the participating client accounts in accordance with a written statement of allocation. Allocation of securities among accounts may be made on a pro rata or other equitable basis (e.g., random distribution among accounts) that will be fair to all clients over time. Adjustments to pro rata allocation, or other bases for allocation, may be made to avoid having odd amounts of shares held in any client account, and to avoid deviations from pre-determined minimum/maximum holdings limits established for any account. Where trades cannot be aggregated, as with directed brokerage accounts, trading will generally rotate among client groups (i.e., the group of clients whose trades can be aggregated and the group of clients whose trades cannot be aggregated), with group trading priority determined on a random basis. Again, for more information, see the Firm’s Trade Aggregation and Investment Allocation Policy and Procedures set forth in Appendix D.

6.2 SIDE-BY-SIDE MANAGEMENT

A conflict of interest may exist when differences among the accounts managed by the Firm or its affiliates give the Firm an incentive to favor one account over another. For example, the Firm may have an incentive to favor employee or affiliated proprietary accounts or accounts that pay performance fees, such as hedge funds, to the detriment of other clients’ accounts. To help mitigate these risks, the Firm has adopted the policies below.

No Contrary Positions in Same Securities in Similar Accounts (Without Approval)

To ensure consistency among accounts, the Firm generally prohibits its portfolio managers from simultaneously holding a long position in one account and holding the same security short in another account with the same investment objective or strategy.

Contrary positions may be permitted in circumstances where a client has instructed the investment adviser to hold a legacy position (e.g., a position with a low cost basis) or otherwise with the approval of the CCO, which may be granted on an ongoing basis.

Accounts with different objectives or employing different strategies may result in different investment decisions based on the individual needs of the relevant client account.

There also may be circumstances where the Firm takes both long and short positions in different securities issued by the same company. For example, a company may issue common stock and convertibles, with different rights (e.g., voting rights) attached to each. The difference in respective rights may result in different marketplace valuations for the securities, which may give rise to a potential arbitrage opportunity for the portfolio manager. In such a situation, the portfolio manager may, in the same account, take a long position in one security and a short position in another security, both issued by the same company.

Compliance will periodically monitor compliance with and review the effectiveness of this Policy. The frequency and method of monitoring and reviewing this policy will be determined by the CCO based on an assessment of the risks involved. Monitoring and review activities will be documented.

No Favoring Accounts with Performance Fees

The CCO or his or her designee will compare transactions and performance between accounts that pay performance fees and those without performance fees to determine whether performance fee accounts are receiving more favorable trade allocations or pricing, or other more favorable treatment over time. That review and analysis will be documented.

Disclosure

The Firm will disclose the potential conflicts of interest resulting from side-by-side management of long-only and long-short accounts and differences in fee arrangements in its Form ADV. Compliance will periodically confirm that such disclosure continues to be materially accurate.

6.3 BEST EXECUTION

As a fiduciary, an investment adviser has a duty to seek the best execution for all transactions it executes on behalf of its clients. The Firm’s selection of broker-dealers to effect securities transactions and futures commission merchants (“FCMs”) to effect commodities transactions for clients must be guided by the principal objective of seeking to obtain best execution. “Best execution” does not necessarily mean obtaining the lowest possible price for any particular transaction.

The Firm’s Best Execution and Soft Dollar Policies and Procedures are set forth in Appendix E.

Annual Best Execution Review

At least annually, the Best Execution Committee will meet to evaluate the execution performance of the brokers with which it places client trades. The review of brokers will consist of an analysis of the criteria listed in the Best Execution Charter; see Appendix E., as well as any other factors that the Firm believes are necessary for it to make a reasonable decision about its best execution determinations.

The Best Execution Committee will maintain documentation of these evaluations for six years from the document creation date.

6.4 TRADING ERRORS

The Firm exercises due care in making and implementing investment decisions on behalf of its clients. If an error occurs, the Firm must ensure that the best interests of its clients are served when correcting such errors. Trading errors can result from a variety of situations, including, for example, when the wrong security is purchased or sold; when the correct security is purchased or sold, but for the wrong account; when the wrong amount is purchased or sold; or when a misallocation among client accounts occurs.

The Firm will reimburse client accounts for losses incurred as a result of trading errors as soon as reasonably practicable. Clients will be placed in the same position as if the trading error never occurred.

Under no circumstances may soft dollars be used to correct errors. All reallocations due to trading errors must be documented, and the CIO and CCO must approve all reallocations. See Appendix F for a copy of the Firm’s Trade Error Policy and Procedures. A copy of a model Trade Error Report is attached as Appendix G.

6.5 SOFT DOLLAR ARRANGEMENTS

As an investment manager, the Firm often has the ability to select the broker-dealers through which its clients’ portfolio transactions will be executed. The Firm may be faced with a conflict of interest in selecting broker-dealers when those broker-dealers offer to the Firm or its affiliate’s services such as brokerage and research in exchange for client brokerage. Section 28(e) of the Exchange Act provides a “safe harbor” for money managers that use their clients’ commission dollars to purchase brokerage and research services. The safe harbor provides protections against claims that the money manager may have violated a fiduciary duty to its client if it does not pay the lowest possible commission but receives brokerage and research services from the broker-dealer in exchange for the direction of client transactions. The Firm’s Best Execution and Soft Dollar Policies and Procedures, which address the Firm’s use of soft dollars in more detail, is attached as Appendix E.

Full disclosure of the use of soft dollars is required. The Firm’s Form ADV Part 2 discloses the various ways that the Firm may use soft dollars. Specifically, it states that soft dollar payments made be made for “execution” and “research” (as defined in accordance with regulatory guidance). “Research services” may consist of research reports or oral advice from broker-dealers regarding particular companies, industries or general economic conditions. Included also as part of these services may be informational meetings, interviews, and seminars arranged by a broker-dealer between Firm analysts and brokerage analysts or executives of companies in which the Firm’s clients have invested or may invest in the future. Partial payment for the Firm’s trade order management system is also disclosed as a “mixed-use” item. When considering such approval, the CCO will determine (i) whether the proposed use falls within the scope of Section 28(e) of the Exchange Act, as interpreted and (ii) whether the Firm’s current disclosure of the proposed use is adequate or further disclosure is necessary.

6.6 SHORT SALES

The Firm intends to manage at least one long/short investment strategy and will engage in short selling of securities for clients in connection with that strategy. The Firm will comply with all applicable regulatory requirements in connection with short sales.

Rule 105 under Regulation M generally prohibits a person or entity from selling an issuer’s equity securities short during the Rule 105 restricted period (“Rule 105 Restricted Period”) and then purchasing the issuer’s securities in a public offering (“Offering Securities”) from an underwriter or broker dealer participating in the offering, if the short sale occurred during the Rule 105 Restricted Period, typically the five (5) day period prior to the pricing of such Offering Securities. For the avoidance of doubt, a person or entity may either short an equity security within the Rule 105 Restricted Period or purchase Offering Securities in the public offering, but not both. The primary purpose underlying Rule 105 is to preserve the integrity of the securities offering process by eliminating potential market manipulation whereby an issuer’s outstanding securities can be sold short prior to the commencement of a public offering which can artificially depress the market value of the issuer’s Offering Securities and reduce the offering proceeds realized by an issuer while allowing purchasers to purchase the Offering Securities at artificially depressed prices. Compliance must approve the Firm’s participation in any Offering Securities. Trading should ensure that the Firm either shorts an equity security within the Rule 105 Restricted Period or purchases Offering Securities in the public offering, but not both.

6.7 PREVENTION OF MARKET MANIPULATION

Policy against Market Manipulation

Market manipulation is a violation of applicable law; no Supervised Person should engage in any conduct that could be deemed manipulative. There is a wide range of conduct that could constitute market manipulation, and it is therefore vital that all Supervised Persons be able to recognize potentially manipulative activities. All securities that are traded are potentially subject to manipulation. Small capitalization companies, companies threatened with delisting from a stock exchange, and thinly traded markets are particularly susceptible to market manipulation. Supervised Persons must be familiar with the concepts of market manipulation so that they can recognize and avoid problematic activities and seek out advice if needed from Compliance personnel.

Penalties for Market Manipulation

The SEC has charged individuals and firms with market manipulation in many different circumstances. The SEC has a wide array of potential remedies it can seek to redress alleged market manipulation violations including: injunctions, cease and desist orders, civil penalties, disgorgement and orders barring individuals from the securities industry. The SEC has the ability to refer matters to the Department of Justice for potential criminal prosecution. Self-regulatory organizations also may initiate actions, either independently or in connection with the SEC. Furthermore, any investor in the market who was affected by market manipulation may pursue a private claim.

What is Market Manipulation?

Manipulation of the securities markets is a broad concept that embodies a wide range of conduct prohibited by the federal securities laws. The basic legal prohibitions are discussed below, along with common examples of manipulative conduct violating those prohibitions.

(i) SEC Regulation M – See discussion of “Short Sales” above.

(ii) Section 9(a)(1) — Wash Sales and Matched Orders

Section 9(a)(1) of the Exchange Act prohibits practices known as “wash sales” and “matched orders” with respect to securities listed on an exchange. These activities appear to create activity in the market for a security, but in fact are market manipulation. A “wash sale” occurs when no actual change in beneficial ownership takes place, as the trade is between accounts that are owned or controlled by the same person or persons. A “matched order” occurs when the two sides of a trade enter into a pre-arrangement to enter buy and sell orders at substantially the same time for substantially the same price and at substantially the same quantity for the same security, which results in activity, but no actual price movement.

(iii) Section 9(a)(2) — Manipulative Transactions

Section 9(a)(2) of the Exchange Act prohibits all “manipulative transactions” in securities listed on an exchange. That Section seeks to outlaw every “device used to persuade the public that activity in a security is the reflection of a genuine demand instead of a mirage.” A wide range of activities are prohibited, some of which are described in examples below, which are engaged in for the purpose of influencing the market price or reported trading volume of a security.

(iv) Sections 9(a)(3), (4) & (5) – Touting, Tipster Sheets and Other Deceptive Inducements to Trade

Sections 9(a)(3), (4) and (5) cover inducements to trade a security listed on an exchange or a security-based swap agreement with respect to such security that contain material misstatements or omissions. They prohibit the recommendation to purchase or sell where the recommender fails to disclose his/her personal interest or the interest of the entity that he or she represents in the security, or makes misleading statements with respect to price predictions or other information regarding the security. Included within this prohibition is the spreading of false rumors for the purpose of influencing the price of a security.

Section 9(a)(3) prohibits the circulation or dissemination of price predictions by securities dealers, brokers and others engaged in the purchase or sale of the subject security for the purpose of raising or depressing the price of a security.

Section 9(a)(4) prohibits securities dealers, brokers and others from inducing the purchase or sale of a security by making any false or misleading statement with respect to any material fact which the person knew or had reasonable grounds to believe was false or misleading.

Section 9(a)(5) prohibits the circulation of price predictions in exchange for consideration received, directly or indirectly, from a securities dealer, broker or other person or entity engaged in the purchase or sale of a security for the purpose of raising or depressing the price of the subject security. “Touting” covers so-called “pump and dump” schemes, where price predictions are used to run up the stock price, permitting the touter or the person or entity that paid the touter to sell for a profit.

(v) Section 9(a)(6) - Price Fixing

Section 9(a)(6) prohibits effecting any series of transactions for the purchase and/or sale of any security registered on an exchange for the purpose of pegging, fixing, or stabilizing the price of such security in violation of any other applicable SEC rules or regulations.

(vi) Section 206-4 of the Advisers Act

Investment advisers to pooled investment vehicles also are subject to Section 206-4 of the Advisers Act and Rule 206-4(8) thereunder, which makes it unlawful to “engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative” with respect to any investor or prospective investor in any pooled investment vehicle, including a mutual fund or private fund.

“Window dressing” refers to a practice where an investment manager buys and sells portfolio securities shortly before the date as of which a client’s holdings are publicly disclosed, with the purpose of conveying a misleading impression that the manager had invested in companies that have had a strong performance during the reporting period. Window dressing is prohibited under the Advisers Act.

(vii) Other Anti-Fraud Provisions

Many of the practices prohibited by Section 9(a) also have been found to violate Section 10(b) of the Exchange Act, which prohibits “any manipulative or deceptive device” and extends to all securities. In addition, Section 17(a) of the Securities Act, which prohibits the use of “devices, schemes or artifices to defraud” in the offer or sale of securities, has been applied to market manipulation.

Examples of Manipulative Behavior

Some examples of manipulative behavior include the following practices:

•	False Rumors. Spreading false rumors for the purpose of affecting market price.

•	Cross Trading and Circular Trading. Trading between accounts or cycling shares through multiple accounts for the purpose of creating artificial trading volume or artificial price movement.

•	Domination and Control of the Market. Any practice designed to corner/control the market followed by exercise of that control to gain an advantage over other market participants.

•	Free Riding. Buying with the intention of paying/settling only if the price rises between trade date and settlement date.

•	Front Running. Trading while in possession of non-public information about an imminent block transaction that is likely to affect the price of the security (e.g., an adviser sells or buys a security for its own account before executing a large trade in the same security for a client).

•	Marking the Close. Causing trading activity around the time of market close for the purpose of affecting the closing price of a security. Purchasing securities already owned near the end of a reporting period, for the purpose of artificially inflating a client’s performance results is also referred to as “portfolio pumping”.

•	Painting the Tape. Creating a false appearance of trading activity/interest in a particular security through a series of transactions initiated by the manipulator.

•	Parking or Warehousing. Transferring securities to another account and holding them there to take shares off the market and reduce the supply, or to conceal the identity of the true owner.

•	Squeezing the Shorts. Unlawful techniques designed to drive up a security’s price by forcing short sellers to purchase the security at inflated prices to cover their short sales.

Any action undertaken for the purpose of artificially affecting a security’s price and/or trading activity is potentially the basis for a market manipulation claim.

Any questions as to whether a particular activity or proposed activity could be viewed as market manipulation should be directed to the CCO or legal counsel.

7.0 PRINCIPAL TRADING; AGENCY CROSS TRANSACTIONS; AND CROSS TRADES

The Advisers Act places certain prohibitions and restrictions on the Firm’s ability to trade with affiliates on behalf of clients. If there are any questions concerning an entity’s affiliation with the Firm, please contact the CCO.

7.1 PRINCIPAL TRADE POLICY

The Firm does not intend to engage in principal transactions between the Firm, or its affiliates, and clients. If the Firm’s personnel deem it beneficial to engage in a principal transaction with a client, they will do so only with the prior approval of the CIO and CCO, and any such transaction will be carried out consistent with the requirements set forth in Section 206(3) of the Advisers Act.

7.2 AGENCY CROSS TRANSACTIONS

In an agency cross trade, the investment adviser or an affiliate, as broker, crosses the transaction of an advisory client with the transaction of a brokerage client, and receives transactional compensation (i.e., in connection with a trade, the investment adviser acts as investment adviser to at least one party and acts as broker to both parties). Section 206(3) of the Advisers Act prohibits an investment adviser or any person controlling, controlled by or under common control with an investment adviser (i.e., an affiliate) to effect agency cross transactions without disclosure and client consent. However, unlike principal trades, the required disclosure and client consent may be obtained from a client in advance of a transaction and it may cover multiple transactions. The Firm does not intend to use an affiliate for brokerage or engage in agency cross transactions. The Firm would obtain prospective client consent to any agency cross transactions in conjunction with the client’s execution of the investment management agreement at the inception of the relationship and following full written disclosure concerning potential agency cross transactions.

If, in the future, the Firm engages in agency cross trades, the Firm will send to each client written confirmation at or before the completion of each such transaction that includes: (i) a description of the nature of the transaction; (ii) the date such transaction took place; (iii) an offer to furnish upon request, the time such transaction took place, and (iv) the source and amount of other remuneration received or to be received by the Firm. The Firm also would send to each client, at least annually, with or as part of any account statement or summary, a written disclosure statement identifying the total number of such transactions during the period since the date of the last such statement or summary, and the total amount of all commissions or other remuneration received or to be received by the Firm.

An agency cross transaction may not be effected without the approval of the CCO. For questions concerning agency cross transactions, please consult with the CCO.

7.3 CROSS TRADES

A “cross trade” is a pre-arranged transaction not involving a broker-dealer or brokerage commission between two or more client accounts that are managed by the same investment adviser. An investment adviser that proposes to engage in cross trading must make full disclosure of the practice in its Form ADV and to clients. The investment adviser must also ensure that the cross trade achieves best execution for any clients involved and that no client is disfavored by the cross trading. Compliance with the requirements of Section 206(3) of the Advisers Act is not required for cross trades between clients; however, where a cross trade involves a client account in which the Firm or an affiliate directly or indirectly holds an ownership interest, the SEC may deem such trade to be a principal transaction subject to Section 206(3), depending on the percentage of such ownership interest.

The Firm does not intend to make cross trades; any and all trades between client accounts should be made by a broker-dealer. No cross trade between clients may be made without the approval of the CCO.

7.4 SUPERVISION OF ACCOUNTS

Review of Client Accounts

The Firm maintains a list of investment guidelines and other restrictions specific to a particular client account in its trading system.

Review of Advisory Employee Personal Accounts

Review procedures for the personal accounts of Supervised Persons are documented in the Code of Ethics.

8.0 SECURITIES VALUATION

The Firm uses, to the fullest extent possible, the valuations determined by recognized and independent pricing services and/or qualified custodians for purposes of calculating its fees and producing performance reports.

Where market value quotations are readily available, the Firm will rely on such quotations to value the securities in client accounts. Where such market value quotations are not readily available, as for specific, illiquid, foreign, private or other investments, client assets will be valued in good faith and at fair value by the Firm.

Valuation Committee

•	Mandate: Valuation Committee is responsible for the valuation and pricing of securities for client portfolios. The committee has delegated day-to-day pricing of securities to SEI Investment Services. The Valuation Committee works closely with Kopernik investment personnel and third party service providers to maintain timely and accurate securities valuations. The Valuation Committee is responsible for valuation oversight including the approval of client portfolio pricing and valuation methodologies and oversight of pricing vendors.

•	Members: Neda Yarich (President), Robb Lamont (CCO), Todd Heine, Matt Kelly, and their respective delegates.

•	Frequency: Quarterly, or as necessary.

The Firm’s Valuation Policy, which provides additional information on the Firm’s processes and the Valuation Committee, is attached to this Manual as Appendix H.

9.0 CODE OF ETHICS; CODE OF CONDUCT; PERSONAL TRADING

9.1 OVERVIEW

A “conflict of interest” exists any time one or more Supervised Persons face a choice between their personal interest (financial or otherwise) and the interests of the Firm or its clients. Actual or potential conflicts of interest may call into question the Firm’s integrity. It is therefore important that service to the Firm and its clients not be subordinated to personal gain or advantage and that all Supervised Persons are accountable for acting in the Firm’s and clients’ best interest at all times. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s immediate family or household works for a firm which is itself in direct competition with the Firm) should notify his or her immediate supervisor and the CCO. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the CCO.

There are potential conflicts of interest inherent in personal trading by certain Supervised Persons, given that such persons are providing investment advice to the Firm’s clients. Supervised Persons must give client transactions priority over personal transactions, and ensure that any personal transactions do not adversely affect client interests. Registered investment advisers are required to adopt policies designed to reinforce fiduciary principles that govern the conduct of the investment adviser and its Supervised Persons. Pursuant to Rule 204A-1 under the Advisers Act, the Firm has adopted the Code of Ethics. A current copy of the Code of Ethics is attached to this Manual as Appendix I. The Code of Ethics applies to all of the Firm’s Supervised Persons. The Code of Ethics also includes the Firm’s personal securities trading and insider trading policies. All Supervised Persons will certify annually that they have received and reviewed the Code of Ethics and agree that they are subject thereto, and that they have complied with the requirements of the Code of Ethics.

9.2 PERSONAL TRADING

SEC regulations require the imposition of personal trading policies on all “access persons”: generally, advisory firm personnel who make trading decisions and/or have access to information relating to such trading decisions. The personal trading policies for all Firm Access Persons are set forth in the Code of Ethics. The Firm’s Access Persons are also subject to the Firm’s restricted securities list. The Firm’s personal trading policies are supervised by Compliance, are designed to ensure that no client is disadvantaged in any respect by the transactions executed by any Access Person, and prevent any Access Persons to misappropriate any benefit properly belonging to any client.

9.3 CONFLICTS OF INTEREST

Providing Investment Advice to Others

To avoid conflicts with the interests of clients, Supervised Persons may not provide investment advice (i.e., advice as to the value of securities or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than a Firm client or prospective client, under any circumstances unless that arrangement is disclosed to and approved by the CIO and CCO.

Disclosure of Personal Interest in Transactions

It is a conflict of interest to recommend any security to a client, or to direct any transaction for a client in a security, if a Supervised Person has a personal interest in that security. Therefore, if a Supervised Person has a personal interest in any security, he or she must disclose that interest to the CIO and CCO before recommending or otherwise directing an investment decision with respect to that security.

Relationships with Outside Vendors

Supervised Persons should be careful when doing business on behalf of the Firm with outside vendors (“Vendors”) with which a Supervised Person has a financial interest or family or personal relationship. These situations present conflicts of interest and may create an appearance that the Supervised Person is not acting solely in the best interests of the Firm and its clients without regard to the financial interest or family or personal relationship. When a Supervised

Person learns that the Firm is, or is considering, doing business with a Vendor with which that or another Supervised Person has a financial, family or personal relationship, the Supervised Person should disclose that information immediately to the CIO and CCO. While there is no absolute prohibition against holding a financial interest in or having a family or personal relationship with a Vendor, Compliance will examine these situations to ensure there is full and complete disclosure of the circumstances, before the relationship with the Vendor begins to the extent practicable, so that the Firm may fully evaluate any potential conflicts of interest.

In evaluating these situations, a conflict of interest will be presumed to exist when a Supervised Person who has a financial, family or personal relationship with a Vendor approves the use of the Vendor or negotiates the terms of the agreement with the Vendor. Certain mitigating facts can overcome this presumption. Factors that will be considered include the significance of the financial interest, the degree of the family or personal relationship and whether the fairness of the price of the goods or services can be determined independently. The review process discussed above must be documented and the pertinent information retained.

9.4 GIFTS AND ENTERTAINMENT

In general, Supervised Persons should not give or receive gifts or entertainment that influence or give the appearance of influencing an employee’s judgment or raise any questions of impropriety. Supervised Persons are subject to the restrictions on gifts and entertainment contained in the Code of Ethics, which are incorporated herein by reference. Supervised Persons are prohibited, without exception, from receiving or giving any cash gifts, securities, investment opportunities, business opportunities, or equivalent gifts such as gift certificates, gift cards, money orders or checks. Additionally, gifts to or from an individual should never be excessive, inappropriate, give the appearance of influencing the recipient’s judgment or raise any questions of impropriety. Subject to the more specific policies in the Code of Ethics, Supervised Persons may accept entertainment that is reasonable and customary within the financial services industry, as long as it is not so frequent, extensive nor lavish as to raise any questions of impropriety and is otherwise permitted by applicable law. A gift and entertainment log is kept for all employees on the Compliance shared drive.

9.5 PRE-CLEARANCE OF POLITICAL CONTRIBUTIONS

Introduction

Certain investment advisers in the past have sought to unfairly influence the award of advisory contracts and services through the use of political contributions. These practices, known as “pay-to-play,” distort the investment adviser selection process and may violate the Advisers Act anti-fraud provisions. It is the Firm’s policy to not engage third parties to solicit advisory business from government entities on its behalf. If it decides to do so in the future, it will do so in compliance with Rule 206(4)-5 of the Advisers Act. In addition, neither the Firm nor its employees and consultants1 are permitted to “Solicit” or “Coordinate” political contributions for

[1]	A “Covered Associate” is defined as (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the Firm and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the Firm or by any of its covered associates. See Rule 206(4)-5(f)(2).

any official of a government entity, such as a State university or endowment, to which the Firm or an affiliate is seeking to provide investment advisory services or a political party of a state or locality where the Firm or an affiliate is providing advisory services to a government entity.

Given the complexity of Rule 206(4)-5, which imposes significant restrictions on political contributions made by an investment adviser and its employees, and the potential loss of investment management fees that result from a violation of Rule 206(4)-5, all Firm employees who desire to make political Contributions must have each any every Contribution pre-cleared by Compliance before the contribution is made. Firm employees who obtain such pre-clearance may make political contributions of up to $350, per election, to an elected official or candidate for whom the employee is entitled to vote, and up to $150, per election, to an elected official or candidate for whom the employee is not entitled to vote. Political contributions made through a political action committee (a “PAC”) are excluded from pre-clearance unless the Firm or a Firm employee may be deemed to control the PAC. If a Firm employee inadvertently exceeds these contribution amounts, he or she should immediately notify the CIO and CCO.

Definitions

For purposes of this policy:

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for state or local office or, in the case of someone holding a state or local office, for the purpose of influencing the election of such person to a federal office. Also included are payments of debt incurred in connection with any such election, transition or inaugural expenses incurred by the successful candidate for state or local office, and in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any state or local candidate campaign, federal campaign if the candidate is holding a state or local office, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate. Volunteer services that do not include in-kind Contributions which are provided to a campaign by employees on their own personal time are not “Contributions.”

“Solicit” means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution or Payment.

“Coordinate” means, with respect to Contributions, bundling, pooling, or otherwise facilitating the Contributions made by other persons.

Pre-Clearance Requests

Employees seeking pre-clearance of a Contribution should send an e-mail to Compliance with the heading “Political Contribution Pre-Clearance Request” and include the details of the desired Contribution, including:

•	the name of the recipient;

•	the current or prospective political or government position of the proposed recipient;

•	the contribution amount or type sought to be made;

•	the proposed contribution date;

•	the name and current primary residence address of the employee; and

•	if the contribution is for a candidate or elected official for whom the employee is entitled to vote, the e-mail should state that the employee is entitled to vote for the candidate.

Such e-mails should be sent to the CCO with as much advance notice as possible, but not less than two business days prior to the proposed contribution date. If Compliance affirmatively declines to pre-clear a proposed political contribution, it will provide a justification for such action to the employee who submitted the request.

New Hires

Rule 206(4)-5 requires investment advisers to take into account the past political Contributions of new employees. Accordingly, before hiring any employee to work at the Firm, the Firm shall obtain a list of any political Contributions made by such prospective employee in (1) the six months prior to the start of employment in the case of a prospective employee who will have no sales or marketing responsibilities at the Firm or (2) the two years prior to the prospective employee’s start of employment at the Firm for any other employee. The list shall be provided to the CCO, who will determine if any such past political contributions could affect the investment management fees to be earned by the Firm under Rule 206(4)-5.

Recordkeeping

Compliance will maintain a record of all Contributions made by the Firm and all political contribution pre-clearance requests made by its employees. Such records will identify each contributor, recipient, contribution amount, contribution date, and to the extent the contribution was impermissible whether the contribution was returned pursuant to the exception set forth in Rule 206(4)-5.

If there is any question as to whether a particular political activity or contribution is exempt from these prohibitions or otherwise permissible, please contact the CCO.

9.6 WHISTLEBLOWER POLICY

Kopernik is committed to ethical behavior in all of its activities and requires all employees to act in accordance with all applicable laws, regulations and policies to observe the high standards of business and personal ethics in the conduct of their duties and responsibilities.

As part of the Code of Ethics, Kopernik encourages each employee to report what he or she in good faith believes to be a material violation of law or policy. For any employee reports received under this policy, Kopernik shall ensure the documentation, retention of records and resolution of such reports. Furthermore, Kopernik shall seek to protect those reporting individuals from retaliatory action. Whenever, possible, employees should seek to resolve any concerns by reporting issues directly to his/her manager or to the next level of management until matters are satisfactorily resolved. Employees may always report any concerns directly to the General Counsel.

The General Counsel will investigate all reports in accordance with due care and promptness. This reporting policy is intended to encourage and enable employees to raise serious concerns within the organization for investigation and appropriate action. No employee who reports a concern shall be threatened, discriminated against or otherwise subject to retaliation, including any adverse employment consequences as a result of such report. Anyone who retaliates against someone who has reported a concern in good faith is subject to discipline up to and including termination of employment.

Finally, anyone reporting a concern must act in good faith and have reasonable grounds for believing the matter raised is a serious violation of law or policy. The act of making allegations that provide to be unsubstantiated, and that prove to have been made maliciously, recklessly, with gross negligence, or with the foreknowledge that the allegations are false, will be viewed as a serious disciplinary offense and may result in discipline, up to and including termination of employment.

Any investigation shall be kept confidential to the extent possible, however Kopernik cannot guarantee complete confidentiality.

10.0 ADVERTISING AND MARKETING

10.1 GENERAL REQUIREMENTS

Section 206 of the Advisers Act prohibits an investment adviser from engaging in fraudulent, deceptive or manipulative activities. Rule 206(4)-1 under the Advisers Act prohibits certain types of advertisements, including any advertisement that contains any untrue statement of material fact or that is otherwise false or misleading. This covers statements in an advertisement and the advertisement as a whole. Additionally, all communications with clients are subject to the general anti-fraud provisions of the federal securities laws, which prohibit any untrue statement of material fact (or omission of a material fact) or any other statement that is false or misleading when it was made.

No advertising, sales literature, brochure or other marketing materials (collectively, “Marketing Materials”) may be used or distributed without prior Compliance approval or approval of the President of Kopernik.

In addition, oral and written communications with the press may be deemed to be “advertisements” subject to the restrictions of the Advisers Act. Accordingly, no Supervised Person may communicate with the press or other news media without first obtaining the approval of Compliance.

Compliance and/or SEI/Foreside, if necessary, may review and approval of all marketing materials before they are used. Given the need for approval of marketing materials, Supervised Persons are encouraged to submit materials in draft format as early as possible before expected use.

10.2 MARKETING OF PRODUCTS AND SERVICES

General Restrictions

Supervised Persons may not make a payment or provide other compensation to any employee, official, or representative of any domestic or foreign government agency or any party or candidate for the purpose of influencing an act or decision related to the Firm, such as, but not limited to, awarding an investment mandate to the Firm. Details on the requirements of the Foreign Corrupt Practices Act are set forth in the Code of Ethics. As set forth above in Section 9.5, Supervised Persons are also limited in their ability to donate to political candidates and/or participate as individuals in political activities by the constraints of Rule 206(4)-5 of the Advisers Act and other applicable State and local laws, rules and regulations.

Marketing of Separately Managed Accounts

The Firm offers or seeks to offer subadvisory services and separately managed accounts to other advisors, pension plans, charitable organizations, educational institutions, high net worth individuals, trusts, estates, corporations and other business entities, banks and thrift institutions, insurance companies, foreign sovereigns and domestic governmental entities. The Firm employs Relationship Managers focused on offering these services and providing support to those clients. The minimum size of a separately managed account generally is $25 million.

Mutual Fund Marketing and Selling

The Firm expects to act as investment adviser to the Kopernik Global All-Cap Fund and Kopernik International Fund (collectively, the “Mutual Fund”). Mutual Fund shares are distributed by SEI Investments Distribution Co. (the “Fund Distributor”) and are available to investors on an unsolicited basis from the transfer agent, DST Systems, Inc.

Information on mutual funds managed by the Firm may be included in responses to (unsolicited) requests for proposals (“RFPs”) from institutional investors and investment consultants and in databases maintained by those consultants. However, the Firm is not a distributor of the Mutual Fund and may not accept orders to buy or sell Mutual Fund shares. Firm personnel, including, but not limited to, Relationship Managers and Portfolio Managers, are expected to develop relationships with selling, retirement plan, mutual fund supermarket, sub-transfer agent and similar “wholesale” mutual fund platforms.

If current or prospective investors contact the Firm and desire to purchase or sell Mutual Fund shares, they should be directed to call 855-887-4KGI. Any written requests to purchase or sell Mutual Fund shares received by the Firm should be forwarded to Kopernik Global All-Cap Fund c/o DST Systems 430 West 7th Street, Kansas City, MO 64105.

In accordance with Rule 12b-1(h) of the 1940 Act, the Firm may not compensate a broker for any promotion or sale of shares of an investment company managed by the Firm by directing client transactions to the broker or paying higher remuneration to that broker-dealer. Client commissions may not be allocated to a broker in return for sale of Firm-managed funds, for “shelf space” for the funds, for exposure of funds to the broker’s sales force or clients, or for any other arrangement that is designed to support or promote the broker’s sales of the funds’ shares.

The Firm may engage in “revenue sharing” with mutual fund platforms and distributors, as long as such practice is appropriately documented and disclosed in the relevant mutual funds’ prospectus. Revenue sharing payments are made out of the Firm’s own profits or other resources, and are not paid by a mutual fund. They are intended to compensate the financial intermediary for costs associated with distribution, marketing, administration and shareholder servicing. The Firm may pay those intermediaries for making shares of a mutual fund available to their customers or registered representatives, including providing the mutual fund with “shelf space,” considering it for or placing it on a preferred or recommended fund list, or promoting the fund in certain sales programs sponsored by the intermediary. A financial intermediary may provide these services for mutual fund shares sold or held through programs such as retirement plans, qualified tuition programs, fund supermarkets, fee-based advisory or wrap fee programs, bank trust programs, and individual or group annuity programs. Revenue sharing payments may be instead of, or addition to, Rule 12b-1 fees and/or shareholder servicing payments that are disclosed in a mutual fund’s prospectus. No such revenue sharing payments, however, may be made without a written agreement between the Firm and the financial intermediary, which shall specify the purpose of the payments and the amount and frequency of payments to be made by the Firm. All such written agreements must be reviewed and approved by the CCO before execution. Before approval, the CCO will check the mutual fund’s prospectus to confirm that revenue sharing is adequately disclosed. All executed revenue sharing agreements must be maintained by the Firm for at least seven years after termination.

Private Fund Marketing and Selling

The Firm has separate guidelines for the marketing and selling of the unregistered funds it manages, which are attached as Appendix J and are incorporated by reference herein. As described in more detail in those guidelines, the Firm’s unregistered funds are offered only in private placements to “qualified purchasers” as defined in the 1940 Act. Accordingly, they may not be mentioned or disclosed by the Firm to the public or the press, except indirectly through required SEC filings. No investor may invest in any unregistered fund without completing a subscription agreement and other necessary documentation for that fund.

Potential solicitation and referral fees for brokers or placement agents who are unaffiliated with the Firm and market or sell the Firm’s unregistered funds are addressed in Section 4.3 above.

10.3 DEFINITION OF ADVERTISEMENT

Rule 206(4)-1 under the Advisers Act defines “advertisement” to include any notice, circular, letter or other written communication addressed to more than one person or any notice or announcement in any publication or disseminated by means such as radio or television or the Internet, which offers:

•	any analysis, report, or publication concerning securities, or which is intended to be used in making any determination as to when to buy or sell any security, or which security to buy or sell,

•	any graph, chart, formula or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or

•	any other investment advisory service with regard to securities.

This definition includes communications designed to maintain existing clients or solicit new clients. Generally, the Firm’s investment management articles, newsletters, website, responses to RFPs, and performance reports are considered to be advertisements.

This policy applies to marketing materials distributed in print, facsimile, electronic or any other form.

10.4 PROHIBITED COMMUNICATIONS

The following are strictly prohibited:

•	Any written communication that refers to any testimonial concerning the Firm or an affiliate of the Firm or concerning any advice, analysis, report or other service rendered by the Firm or its affiliates. A testimonial is generally considered to include any statement by a current or former client that endorses an investment adviser or refers to the client’s favorable investment performance or experience with an investment adviser.

•	Use of past specific recommendations of the Firm which were or would have been profitable to a client (i.e., “cherrypicking”). Due to concerns over cherrypicking, references in advertising to the actual results of specific past recommendations is generally prohibited unless the advertisement sets out a list of all recommendations made by the Firm within at least the prior one-year period or since inception. However, the SEC staff has permitted investment advisers to provide information in advertisements about a limited number of recommendations where certain conditions applied, including that (i) the recommendations be selected on the basis of objective, non-performance-based criteria (e.g., the ten largest positions held) consistently applied, (ii) the advertisement may not discuss the amount of profits or losses of any of the identified recommendations, (iii) the advertisement must contain cautionary disclosures, and (iv) the investment adviser maintains records regarding all recommendations and the selection criteria for the recommendations discussed. Notwithstanding the foregoing, in certain limited circumstances, performance information may be included, subject to the review and approval by the CCO. For example:

•	Supervised Persons may provide information with respect to past specific trades that the Firm has made, including a discussion of whether those trades were or were notprofitable, in response to a specific request for such information from a client or potential client.

•	Likewise, Supervised Persons may provide clients with information concerning trades that the Firm recently made for that client. Written communications by an investment adviser to an existing client about the performance of securities in such client’s account are considered part of the advisory services provided to the client by the investment adviser.

•	In one no-action letter, the SEC staff permitted an investment adviser to use advertisements that contain contribution analyses, provided that certain conditions designed to ensure objectivity in selecting and presenting the specific investments are met. As one condition, the adviser agreed to show no fewer than five holdings that contributed most positively to the performance of a representative account and an equal number of holdings that contributed most negatively to the representative account’s performance.

•	Any representation that a graph, chart, formula or other device being offered can in and of itself be used to guide the determination of which securities to buy or sell, or the timing of such transactions; any representation that any such device will assist a client in making his/her own decisions is prohibited unless there is prominent disclosure of the limitations inherent in such device and the difficulties with respect to its use.

•	Statements that any report or service will be furnished free or without charge unless such report or service is actually provided without any condition or obligations directly or indirectly, and

•	Any untrue statement of a material fact, or statement which is otherwise false or misleading.

10.5 PERFORMANCE REPORTING AND ADVERTISING

The distribution of model, hypothetical or actual performance presentations of any kind must be carefully reviewed and approved by Compliance prior to use and must include the following:

•	Disclosure to the extent that material market or economic conditions affected the results portrayed,

•	The deduction of advisory fees, brokerage commissions and other expenses that a client would have paid,

•	Disclosure of whether and to what extent the results portrayed reflect the reinvestment of dividends and other earnings,

•	If the potential for profits is suggested, the possibility of losses must also be suggested,

•	If the performance is compared to an index, all material factors relevant to the comparison must be disclosed (generally, the volatility is compared),

•	Disclosure of material conditions, objectives, or investment strategies used to obtain the results portrayed,

•	A cautionary statement that no assumption should be made that recommendations made in the future will be profitable or will equal the performance of those in the past, and

•	If performance results are advertised for only a subset of client accounts (a “composite”), the advertisement must disclose the basis on which the selection was made and the effect of the selection on the results portrayed, if material to performance.

All performance information included in any advertising material must be as current as practicable.

In addition the following should be avoided:

•	Specific opinions and expectations. If used, opinions and expectations must be clearly supportable and should be clearly distinguished from facts and conclusions. The material assumptions underlying an opinion must be stated.

•	The addition of phrases such as “we believe” or “to the best of our knowledge” does not relieve the Firm from its responsibility of being able to substantiate an underlying claim.

Model or Hypothetical Performance

The use of hypothetical or model performance requires particularly robust disclosures. When model or hypothetical performance is used, the advertisement is required to include all of the information listed above, as well as the following additional information:

•	Prominent disclosure of the limitations inherent in model results, particularly the fact that such results do not represent actual trading and that they may not reflect the impact that material economic and market factors might have had on the investment adviser’s decision-making if the investment adviser had actually been managing clients’ money,

•	Disclosure, if applicable, of any material change in the conditions, objectives, or investment strategies of the model portfolio during the time period portrayed, and if so, the effect of any such change on the results portrayed,

•	Disclosure, if applicable, that any of the securities contained in, or the investment strategies followed with respect to the model portfolio do not relate, or relate only partially, to the type of advisory services currently offered by the Firm, and

•	Disclosure, if applicable, that the actual investment results of Firm clients materially differed from the model results.

10.6 HEDGE CLAUSES

Advertisements and other literature generated by investment advisers sometimes contain hedge clauses or other legends as to the reliability and accuracy of the information furnished. Sometimes language is added to indicate that no liability is assumed with respect to such information.

The purpose of such a legend is often to create in the mind of a client a belief that he has given up some legal rights and is foreclosed from a remedy which he might otherwise have. Section 215 of the Advisers Act provides that any condition, stipulation or provision which binds any person to waive compliance with their requirements will be void. In addition, the anti-fraud provisions of Section 206 of the Advisers Act may be violated by an investment adviser if the adviser employs any legend, hedge clause or other provision which is likely to lead a client to believe that he or she has in any way waived any right of action.

A legend in common use states in effect that information is obtained from specified sources and is believed to be reliable but that its accuracy is not guaranteed. Assuming the truth of the representations as to the source of the information and the belief that it is reliable the mere use of such legend in relating information to a client is not objectionable. However, the Firm may not represent to a client that this relieves the Firm of any liability as noted above under Sections 215 and 206 of the Advisers Act.

10.7 ARTICLE REPRINTS

If a report or article regarding the Firm is published, such report or article — if subsequently distributed in reprinted form — will not be considered to constitute a prohibited “testimonial” as long as the article is bona fide (i.e., was not commissioned or paid for by the Firm or any of its affiliates) and does not include any statement by an existing or former client that endorses the Firm or refers to a client’s favorable investment performance or experience with the Firm. The use of a reprint is subject to the general anti-fraud provisions of the Advisers Act. Rule 206(4)- 1(a)(5) makes it a fraudulent, deceptive or manipulative act for any investment adviser to distribute, directly or indirectly, any advertisement that contains any untrue statement of a material fact or that is otherwise false or misleading. As with all other Marketing Materials, Supervised Persons may not use any reprint of any such report or article unless it has been reviewed and authorized for use by Compliance. Reprints of articles, if used by Supervised Persons, must be supplemented with the proper disclosures and disclaimers.

10.8 ONE-ON-ONE PRESENTATION EXCEPTION

Generally, performance must be presented net of advisory fees, brokerage commissions and other expenses associated with management of the account. However, the SEC has stated that gross performance results may be permitted in one-on-one presentations to wealthy individuals and institutions provided that the investment adviser at the same time discloses in writing to the party the following:

•	The performance results do not reflect the deduction of investment advisory fees;

•	The client’s return will be reduced by the advisory fees and other expenses it may incur as a client;

•	The advisory fees are described in ADV Part 2A; and

•	A representative example in the form of a table, chart, graph, or narrative showing the effect of compounded advisory fees, over a period of years, on the value of a client’s portfolio.

10.9 COMMUNICATIONS WITH THE PRESS AND GENERAL PUBLIC

Portfolio Managers and other persons pre-approved by the CIO may discuss the following with the press or in a forum open to the general public:

•	Economic issues and/or market activity in any market;

•	A mutual fund’s investment objectives, investment strategy, investment guidelines, policies and investment style;

•	For an investment strategy or mutual fund, the asset allocation, sector weighting, country weighting, and any aspect of the investment process;

•	Specific securities held in portfolios they manage, subject to the following conditions:

(i)	References to top ten or other holdings should be from the most recentlydisclosed fact sheets, typically 10 days behind current holdings;

(ii)	There can be no disclosure of recent or expected trading activity; and

(iii)	The security is not on a restricted list due to inside information or any other reason.

(iv)	The Mutual Fund also publishes on its website at www.kopernikglobal.com a list of its top ten holdings as of the end of each month, approximately ten business days after the end of the month for which the information is current. In addition, each Fund may publish on its website a list of all of its holdings as of the end of each month, approximately 30 days after the end of the month for which the information is current. The Adviser may exclude any portion of the Fund’s portfolio holdings from publication when deemed to be in the best interest of the Fund. The Fund may also publish, in addition to such monthly portfolio holdings disclosure, certain information relating to the Fund or its portfolio holdings, including the following types of information: allocation of the Fund’s portfolio securities and other investments among various asset classes, sectors, industries, market capitalizations, countries and regions; and certain valuation metrics of the Fund (such as average price to earnings ratio and average earnings growth).

Investment professionals may not:

•	refer to any mutual fund, private fund, or other investment product other than to respond in the course of describing their job title or funds for which they act as portfolio manager;

•	provide advice regarding investing in a particular fund or security;

•	Predict or forecast the future performance of an investment strategy, product, or any of its portfolio holdings;

•	Expressly or indirectly encourage the purchase of an investment product in any way; or

•	Omit important information. For example, if a majority of the performance was due to something out of the ordinary (i.e., an IPO) such information should be disclosed.

An Investment Professional may not initiate discussion about investment products, past performance or performance attribution. He or she may respond to questions about those matters in an interview setting, but may only respond to performance questions by referring to benchmarks or well-known indices. The response to a question about fund performance must be limited to how the investment professional achieved the performance, and should be fair and balanced. Supervised persons are prohibited from implying that past performance is indicative of future performance or stating that the public or any individual should invest in a product or fund.

Supervised persons must not identify or discuss private funds. In order to preserve various private placement exemptions under applicable securities laws, private funds should not be mentioned in interviews, articles and other communications.

Even if a communication is successful, there may be certain situations where an update to the communication is warranted such as:

•	Where a statement was made that was promissory or definitive;

•	Where significant company developments result in a changed view on a security following the interview but ahead of the publication. Such developments may include a change in management, merger or acquisition, revised earnings guidance, etc.

If an update is necessary, it should be brought to the attention of and be discussed with the CCO, who will determine the appropriate course of action or communication.

Supervised Persons may not identify clients or discuss any client-specific matters. Supervised Persons may not reveal to the press or public information that is confidential or proprietary to the

Firm or its clients. There should be no discussion of confidential investigations, regulatory relations, personnel-related matters or litigation involving the Firm unless previously approved in writing by the General Counsel and CIO.

Supervised Persons must always use their best judgment in determining whether a particular comment or response to a question may be viewed as being inappropriate or inconsistent with the Firm’s standards for integrity and fair dealing. Supervised Persons should confer with the CIO and/or CCO if they are unsure whether a particular communication with the press or media will comply with these policies.

10.10 COMPLIANCE REVIEW

All marketing and advertising materials presented to prospective or existing clients must adhere to applicable rules and regulations. All Supervised Persons seeking to distribute marketing and advertising materials to prospective or existing clients must use only materials that have been reviewed and approved. Mutual fund advertising pieces are reviewed by SEI. Private fund advertising pieces are reviewed by Foreside.

The determination of whether or not a material contains an advertising element may be made by Compliance. Once the determination has been made, the material will be reviewed as follows:

a.	Advertisements

Materials that have been considered to be advertisements must be reviewed by Compliance or the Kopernik President. The CIO or his designee (Kopernik President) provides the final approval of all marketing and advertising materials.

The review and approval process of advertisements is documented by Compliance and all final records are retained by Compliance or the Marketing team.

The CCO, if necessary, will facilitate the review process. Compliance and the Marketing team also performs mirror log tracking of all materials that have been submitted to, reviewed, and approved by the CIO or his designee.

b.	Non-Advertisements

Materials that are not considered to be advertisements but are disseminated to prospective or existing clients should be reviewed by Compliance or the President to ensure that the materials:

(i)	do not contain an untrue statement of a material fact;

(ii)	do not omit a material fact, and

(iii)	are not otherwise false and misleading, viewed in their totality.

The review will be documented in a tracking log maintained by Compliance or the Marketing Team.

c.	Performance Exhibits

All performance exhibits that relate to the performance of more than one client account must be reviewed by Compliance or the President before being included in a marketing material, whether the material is considered an advertisement or not.

10.11 RECORDKEEPING

Rule 204-2 sets forth books and records requirements for an investment adviser. This rule is discussed in more detail in Section 16, but requires, among other things, that the Firm retain communications with clients and prospective clients relating to recommendations or advice, and copies of marketing materials sent to 10 or more people. If the marketing materials recommend the purchase or sale of a specific security but do not state the reasons for the recommendation, the Firm must retain a memorandum indicating the reasons for the recommendation. If the marketing materials were sent to more than 10 people, the Firm need not keep a record of the names and addresses of the recipients, except that if the marketing materials were sent to people named on a list, the Firm must retain with the copy of such marketing materials a memorandum describing the list and the source thereof.

The Firm must maintain supporting documentation for all information (performance-related or otherwise) contained in its promotional material.

The records discussed above, including all documentation underlying performance presentations, including calculation worksheets and account statements, must be retained for six years from last use.

11.0 CONFIDENTIALITY; PRIVACY

11.1 CONFIDENTIALITY

All Supervised Persons are expected and required to protect the Firm’s and its affiliates’ trade secrets and other confidential information.

Unless appropriate in connection with his or her job responsibilities and not in contravention of the provisions of any confidentiality agreement to which the Firm or the Supervised Person is a party, a Supervised Person may not release to any person not associated with the Firm (including family members but excluding those concerned with the transaction or entitled to the information on behalf of the client or to those providing legal, accounting, administrative or other services to client) any information relating to:

•	client securities holdings;

•	transactions executed for any client;

•	client trading decisions, strategies, portfolios or trading techniques;

•	any information regarding the counterparties to any client transaction; non-public data furnished to the Firm by any client, agent or contractor of the Firm;

•	investor lists, files or other investor information;

•	vendor names;

•	the Firm’s business records, personnel information, financial information, leases, software, licenses, agreements, computer files and business plans; and

•	the analyses and other proprietary data or information of the Firm or its affiliates.

All such information, whether or not material and whether about the Firm’s clients, Supervised Persons or other persons, is strictly confidential.

In particular, Supervised Persons must take special precautions not to disclose information concerning recommendations, portfolio holdings, transactions or programs to buy or sell particular securities that are not yet completed or are under consideration, except:

•	as necessary or appropriate in connection with their job responsibilities;

•	in conjunction with a regular report to investors;

•	in conjunction with any report to which the persons are entitled because of provisions of an investment management agreement or other similar document governing the operation of the Firm;

•	as otherwise may be required by law (in such event, upon notice to the Firm); or

•	after the information is otherwise publicly available.

More specifically, access persons should:

•	Never remove any proprietary information from the Firm’s premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the access person or in a secure place at all times and returned promptly to the Firm’s premises);

•	Never copy or maintain any electronic information about the Firm or clients on non-Firm systems or devices (such as home computers). Any access to Firm information must be conducted through normal network access points;

•	Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by the Firm;

•	Exercise caution when using e-mail, cell phones, facsimile machines or messenger services. Do not forward business-related emails from your Firm email account to your personal email account;

•	Encrypt all laptops utilized for Firm purposes;

•	On all computers utilized for Firm purposes (including but not limited to desktops, laptops, tablets and home computers), require password access each time the computers are powered up and idle for a period of time. Such passwords are required to be complex (e.g., requiring multiple character types) and should be changed periodically;

•	Password protect all mobile devices containing information about the Firm or clients;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, desks, or anywhere else where the information could be seen or retrieved. Shred documents containing proprietary or other sensitive information when no longer needed;

•	Never disclose computer or voice mail passwords or website access codes to anyone else at the Firm or outside the Firm; and

•	Never share confidential information with anyone at the Firm except on a need-toknow basis.

The Firm’s restrictions on the use of proprietary information continue in effect after termination of a Supervised Person’s relationship with the Firm.

The Firm will monitor its systems for potential inappropriate copying or misuse of client or proprietary information. The Firm will also seek to protect such information by adding applications to work laptops and phones that would destroy data if the laptop or phone is lost.

All Supervised Persons should be aware that the Code of Ethics also imposes confidentiality obligations, for example, the obligation not to “tip” material non-public information about issuers of securities.

11.2 PRIVACY POLICY

Supervised Persons may not disclose any non-public personal information about clients or former clients to anyone other than the Firm’s attorneys, accountants, administrators, auditors, supervisors or another Supervised Person without the written authorization of the CCO; provided, however, that all disclosure of non-public personal information about clients or former clients should be limited to the extent necessary or appropriate in connection with Supervised Persons’ job responsibilities or as may be required by law. Notwithstanding the foregoing, certain Supervised Persons of the Firm or an affiliate may have a need to know such information in connection with the implementation of corporate governance, and the CCO may disclose or authorize the disclosure of such information to such persons. The Firm, from time to time, may share information with its vendors or affiliates; provided, however, that any such information may not be used for marketing the affiliate’s services.

Under Regulation S-P adopted by the SEC pursuant to the Gramm-Leach-Bliley Act, registered investment advisers are required to adopt policies and procedures to protect non-public personal information about consumers (i.e., individual and non-institutional clients) and to disclose to such consumers any policies and procedures for protecting such information.

Non-public personal information includes nonpublic “personally identifiable financial information” plus any list, description or grouping of customers that is derived from non-public personally identifiable financial information. Such information may include personal financial and account information, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Firm to clients, and data or analyses derived from such nonpublic personal information.

Any clients of the Firm that are protected by Regulation S-P will be subject to this privacy policy. Although Regulation S-P does not explicitly apply to the records of companies and institutional clients, the Firm is committed to protecting the confidentiality of all information of its clients.

Regulation S-P requires the Firm to provide its clients with an initial notice describing the Firm’s privacy policies and procedures not later than the establishment of the customer relationship and on an annual basis thereafter. Regulation S-P does not require the Firm to distribute privacy notices to companies and institutional investors, or to individuals acting in a business capacity, but as a best practice, it is the Firm’s policy to provide initial and annual privacy notices to all clients. A copy of the Firm’s Privacy Policy Notice is attached to this Compliance Manual as Appendix K. Compliance will maintain records evidencing the initial and annual distributions of the privacy policy. The Firm will retain the records for a period of not less than seven years.

On an annual basis, Compliance will review the privacy policy to ensure that it still reflects the current practices of the Firm and its affiliates, to the extent applicable. Should the practices of the Firm change materially with respect to information sharing, Compliance will update the policy and the CCO will distribute the amended policy to clients.

11.3 CYBERSECURITY POLICIES AND PROCEDURES

Kopernik adopted cybersecurity policies and procedures (the “Policies and Procedures”) in recognition of the importance of establishing, maintaining and continuing to develop safeguards to prevent cyber-attacks. The Policy and Procedures are drafted in light of the guidance from the staff of the United Stated Securities and Exchange Commission and its Cybersecurity Sweep Initiative and the National Institute of Standards Technology as outlined in “Framework for Improving Critical Standards and Technology”. See Appendix N for the Policies and Procedures.

A. Updates and Annual Review

Kopernik may update the Policies and Procedures whenever there is a material change to Kopernik’s operations, structure, business, location or firm technology structure. In addition, Kopernik will review the Policies and Procedures annually to determine the adequacy and the effectiveness of Kopernik’s Policies and Procedures. The review will also entail an annual risk assessment to identify cybersecurity threats, vulnerabilities and potential business consequences. The review will consider any compliance matters that arose during the previous year, any changes in the business activities of Kopernik, and any regulatory developments that might suggest a need to revise the Policies and Procedures.

B. Information Technology Consultant

Kopernik designated an IT Consultant. The IT Consultant will annually conduct a written risk assessment that will document the findings for the information security of Kopernik. The risk assessment will outline if any issues were identified and how the issue has been or will be remediated.

12.0 INSIDER TRADING

The SEC has stated that the fundamental unfairness of insider trading harms not only individual investors but also undermines investor confidence in the integrity of U.S. securities markets. Insider trading involves the use of material, non-public information. Because, from time to time, the Firm may be in a position to receive “inside information,” the Firm vigorously enforces procedures to prevent any “insider trading” violation.

Whether or not insider trading occurs, failure to maintain adequate policies to detect and prevent insider trading is a violation of the Advisers Act. One basic aspect of these procedures is creating and maintaining a record of all Access Persons’ trades so as to be able to supervise and detect any possible insider trading.

The Firm has established written policies and procedures that are designed to detect and prevent insider trading. Such procedures are set forth in the Code of Ethics. All Supervised Persons will be required to execute and deliver at least annually a certificate to be retained by the Firm certifying that they have read and understood these policies as part of their review of the Code of Ethics.

One source of potential material non-public information is “expert networks.” An expert network is a broker-dealer or other firm that connects investment managers to consultants and other “experts” who can provide information on, or explain, events or circumstances relevant to investment decision making. The Firm will not use expert networks in its investment decision-making process.

13.0 CUSTODY OF CLIENT ASSETS

13.1 OVERVIEW

Rule 206(4)-2 (the “Custody Rule”) requires an investment adviser that has custody of funds or securities of any client to maintain them in such a way that they will be safe and secure from financial reverses, including insolvency, of the investment adviser. The Custody Rule defines custody as holding, directly or indirectly, client funds or securities, or having any authority to obtain possession of them. Custody includes:

•	actual possession of client funds or securities;

•	any arrangement (including a general power of attorney or the ability to withdraw management fees) under which an investment adviser is authorized or permitted to withdraw client funds or securities upon instruction to a custodian for any purpose other than authorized trading; and

•	any capacity (such as general partner of a limited partnership, a comparable position for another type of pooled investment vehicle, or a trustee of a trust) that gives an investment adviser or any supervised person legal ownership of, or access to, client funds or securities.

An investment adviser’s authority to issue instructions to a broker-dealer or a custodian to effect or to settle trades does not constitute “custody.” Clients’ custodians are generally under instructions to transfer funds (or securities) out of a client’s account only upon corresponding transfer of securities (or funds) into the account. This “delivery versus payment” arrangement minimizes the risk that an investment adviser could withdraw or misappropriate the funds or securities in its client’s custodial account.

Private Funds Managed by the Firm

The Firm is deemed to have “custody” of the assets of each Fund for which an affiliate serves as general partner or managing member under Rule 206(4)-2. The Firm utilizes the “Pooled Investment Vehicle Annual Audit Exception” in Rule 206(4)-2(a)(5) with respect to the Custody Rule’s requirements. An investment adviser can use that exception with respect to a pooled investment vehicle if the investment vehicles are subject to an annual audit by an independent public accountant registered with, and subject to regular inspection by, the Public Company Accounting Oversight Board; audited financial statements are delivered to investors in the investment vehicles within 120 days of their fiscal year-end; and in the event of a liquidation, the investment adviser obtains a final liquidation audit of the investment vehicle’s financial statements in accordance with generally accepted accounting principles and distributes it to investors promptly after completion of the audit. The Firm intends to satisfy these requirements and rely on this exception.

Institutional Separately Managed Accounts

For institutional separate accounts, the Firm relies on the “Qualified Custodian” exception in Rule 206(4)-2(a)(1) to the Custody Rule. Each client’s custodian is expected to maintain physical custody of the client’s assets. The Firm does not intend to maintain physical custody of client assets, but is deemed to have “custody” if it has the ability to directly debit its advisory fees from client accounts.

Qualified Custodians include banks, broker-dealers, futures commission merchants and certain foreign financial institutions.

If the Firm opens an account with a client’s Qualified Custodian on a client’s behalf, the Firm must promptly notify the client in writing of the name and address of the Qualified Custodian and the manner in which the funds or securities are maintained. The Firm also must verify that the custodian sends account statements to the client at least quarterly, which Compliance will monitor, or the Firm must send out such statements and be subject to the additional audit requirements of the Custody Rule. The Custody Rule imposes on investment advisers with custody of clients’ funds or securities certain requirements concerning reports to such clients. The CCO is responsible for ensuring that any custodians selected by the Firm to maintain client assets, if any, meet the definition of a “Qualified Custodian,” and that clients receive the required disclosure concerning the identity of any Firm-selected custodian.

The CCO will periodically review the Firm’s “custody” of client assets under Rule 206(4)-2 and the application of this Section.

13.2 AVOIDING POSSESSION OF CLIENT ASSETS

The Firm has implemented certain procedures to ensure that it does not obtain possession of client assets that should be maintained with a qualified custodian. While it is expected that the implementation of these procedures will insulate the Firm from any claim that it has possession of client funds or securities, Supervised Persons have the following responsibilities:

•	If a Supervised Person becomes aware that a client is contemplating delivering securities to the Firm, to instruct such client to deliver such securities to the client’s custodian instead.

•	If a Supervised Person becomes aware that a client has delivered securities to the Firm, to notify the CCO promptly.

•	If a Supervised Person becomes aware that a broker-dealer, bank or other financial institution is contemplating wiring (or otherwise sending) funds to the Firm or delivering securities to the Firm for a client’s account, to instruct such person to wire (or send) such funds or deliver such securities to such client’s custodian instead (this does not apply, however, to payment of the Firm’s fees by a client’s custodian).

•	If a Supervised Person becomes aware that a broker-dealer, bank or other financial institution has wired (or otherwise sent) funds to the Firm or delivered securities to the Firm for the account of a client, to notify the CCO promptly.

In the event that client assets are inadvertently received by the Firm, the Firm will comply with the following procedures:

(i)	If the Firm receives a client check that is payable to the Firm or other assets with instructions to pass the funds or assets to a custodian or another third party, then the Firm would be deemed to have custody. The CCO is responsible for ensuring that the check or other assets are returned to the client within three business days of receiving the check or other assets.

(ii)	If the Firm receives a client check that is made payable to a third party, the Firm is not deemed to have custody. Nevertheless, the Firm will either return the check to the client or forward the check directly to the intended third party within three business days of receiving the check.

13.3 RECORDKEEPING

In addition to the general books and records requirement under Rule 204-2(a) of the Advisers Act, investment advisers that have custody of clients’ funds or securities must maintain the following books and records:

(i)	A journal of other record showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts.

(ii)	A separate ledger account for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.

(iii)	Copies of confirmations of all transactions effected by or for the account of any such client.

(iv)	A record for each security in which any such client has a position, which record will show the name of each such client having any interest in each security, the amount or interest of each such client, and the location of each such security.

14.0 CLIENT COMPLAINT POLICY

In keeping with the Firm’s commitment to providing a high level of client service, the Firm takes all complaints seriously and will use all reasonable efforts to ensure that complaints from clients are handled in a timely and courteous manner with the goal of satisfactorily addressing all areas of client concern.

Complaints can involve, among other things, the way a transaction was executed, priced, recorded or settled; the management or administration of, and accounting for, assets; or the basis for fees and payments. A complaint may be verbal or written and from an investment client or any person acting on behalf of an investment client alleging a grievance involving the management of their account(s) or the services provided to them by the Firm or its affiliates. Client complaints may also be submitted to the Firm by a regulator on behalf of a client. Supervised Persons should consult with the CCO if there is any question regarding whether a communication is a “complaint.”

Each Supervised Person must immediately notify the CCO and Relationship Manager for the Client upon receipt of any written or oral client complaint.

It is the responsibility of the CCO to conduct such further inquiries and respond in a manner deemed necessary or appropriate.

Compliance will maintain copies of all letters of complaint and memoranda describing all oral complaints, as well as the response (if any). Those records, and the Complaint Log itself, will be maintained for a period of seven years from the date of record creation. The CCO and other personnel will review the Complaint Log periodically to ensure that all client complaints are consistently resolved in a timely manner and all appropriate records maintained in accordance with these procedures. The CCO will provide a report of all material written and verbal client complaints during periodic meetings with the Firm’s senior officers.

15.0 SECURITIES OWNERSHIP REPORTING AND LIMITS

The Firm must comply with other regulatory reporting requirements in addition to its obligations related to Form ADV and registration filings. In particular, Sections 13 and 16 of the Exchange Act and Rule 204(b)-1 impose several important reporting obligations on the Firm.

15.1 SECTION 13 REPORTING OBLIGATIONS

There are three separate reporting obligations imposed by Section 13 of the Exchange Act:

•	The obligation of certain institutional investment managers to file reports on Form 13F with respect to certain securities controlled by the manager;

•	The obligation of beneficial owners of more than 5% of certain classes of equity securities to file reports on Schedule 13D or Schedule 13G; and

•	The obligation to register with the SEC as a large trader by filing Form 13H if the Firm’s trading personnel has traded either two million shares or $20 million of shares within a single day, or twenty million shares or $200 million of shares within a calendar month.

A. Schedule 13F

Section 13(f) of the Exchange Act requires that an institutional investment manager that exercises investment discretion with respect to accounts holding Section 13(f) securities, generally equity securities, having an aggregate fair market value on the last trading day of any month of any calendar year of at least $100 million will file a report on Form 13F with the SEC within 45 days after the last day of the first year and, thereafter, within 45 days after the last day of each of the first three calendar quarters of the subsequent year.

Section 13(f) securities are equity securities of a class described in Section 13(d)(1) of the Exchange Act that are admitted to trading on a national securities exchange or quoted on the automated quotation system of a registered securities association. In determining what classes of securities fall under Section 13(f), an institutional investment manager may rely on the most recent list of such securities published by the SEC.

Procedures and Record Retention:

(i)	Compliance will obtain a current list of securities holdings;

(ii)	Compare the holdings with the Official List of Section 13(f) Securities, which may be found on the SEC’s website at the end of each calendar quarter;

(iii)	Determine whether the 13(f) securities managed by the Firm are in aggregate at least $100 million and whether the Firm has discretion with respect to such securities;

(iv)	If so, the Firm will file the requisite notice report.

(v)	If the Firm files a Form 13F or related notice, Compliance will maintain a copy of the list of 13(f) securities together with a copy of the final Form 13F filing or notice filing.

B. Schedules 13D and 13G Reporting Obligation

Persons who “beneficially own” more than 5% of a class of equity securities that is registered under Section 12 (“Section 12 Securities”) of the Exchange Act are required to file reports under Section 13(d) of the Exchange Act.

The Firm may from time to time own more than 5% of the outstanding equity securities of any issuer in which it invests client assets. Compliance will monitor the Firm’s beneficial ownership positions and determine whether a Schedule 13D or Schedule 13G should be filed with the SEC. Compliance will maintain a copy of any filing made pursuant to Section 13(d).

C. Form 13H Reporting Obligation

Pursuant to Section 13(h) of the Exchange Act and Rule 13h-1 thereunder, the SEC generally requires any person to register with the SEC as a large trader by filing Form 13H if that person, together with persons it controls, has traded either two million shares or $20 million of shares within a single day, or twenty million shares or $200 million of shares within a calendar month. For purposes of determining whether an investment adviser exceeds these thresholds, trading activity in all accounts over which it exercises investment discretion must be aggregated. Such trader also may be required to identify to any registered broker or dealer by or through whom such large trader directly or indirectly effects securities transactions, such large trader and all accounts directly or indirectly maintained with such broker or dealer by such large trader in or through which such transactions are effected.

Compliance will monitor the trading activity of the Firm’s trading personnel and determine whether a Form 13H should be filed with the SEC. The CCO will make any necessary filings, and Compliance will maintain a copy of any such filing.

15.2 SECTION 16 REPORTING OBLIGATIONS – DIRECTORS, OFFICERS, AND 10% OWNERS

Section 16 of the Exchange Act imposes certain obligations upon (i) officers and directors of companies having securities registered pursuant to Section 12 of the Exchange Act and (ii) persons who are “beneficial owners” of more than 10% of a class of such securities (collectively, “Section 16 Insiders”).

The Firm may have Section 16 reporting obligations. If Section 16 filings are required, Compliance will coordinate and make such filings. Compliance will maintain a copy of any filing made pursuant to Section 16.

15.3 FORM PF REPORTING OBLIGATIONS

Pursuant to Rule 204(b)-1 of the Advisers Act, investment advisers registered with SEC (or required to be so registered) must file Form PF with the SEC if they advise one or more private funds and, as of the end of the most recently completed fiscal year, they managed private fund assets of at least $150 million. Accordingly, the Firm will be obligated to file Form PF in the fiscal year after its assets exceed $150 million. “Smaller” advisers, such as the Firm, with less than $1.5 billion in assets under management, must complete Part 1 of the Form PF and file that form annually within 120 days after the end of the fiscal year. “Large Private Advisers” to hedge funds, with at least $1.5 billion in assets under management, must complete Part 2 of Form PF as well as Part 1, and file Form PF after each fiscal quarter. Form PF filings are confidential and not available to the public.

15.4 STATUTORY INVESTMENT LIMITS

A. Investments by Investment Companies in Investment Companies

Section 12(d)(1) of the 1940 Act significantly restricts the ability of investment companies to invest in securities of other funds, a practice referred to as “pyramiding,” except in limited circumstances. Specifically, an investment company is prohibited from:

•	acquiring more than 3% of the total outstanding voting stock of any single registered investment company (the “3% Limit”);

•	investing more than 5% of the acquiring fund’s assets, measured by value, in securities of any one single registered investment company; or

•	investing more than 10% of its assets, measured by value, in all registered investment companies.

Although the private funds managed by the Firm are not registered under the 1940 Act, they are nevertheless subject to the restrictions of Sections 12(d)(1)(A)(i) and (B)(i) of the Act.

There are a number of relevant exceptions to these prohibitions, which will be relied upon by the Firm. Sections 12(d)(1)(E) and (G) of the 1940 Act permits “master-feeder” arrangements where one or more feeder funds with identical investment objectives invest all of their assets in a single master fund with the same investment objective.

In addition, Rule 12d1-1 promulgated under the 1940 Act permits investment companies to invest unlimited assets in money market funds subject to certain conditions.

Registered and unregistered funds may be permitted to invest in certain registered, exchange-traded funds (“ETFs”) beyond the 3% Limit. However, the ETF must have obtained an exemptive order from the SEC that specifically permits investments above the Section 12(d)(1) thresholds, and the fund’s investment in the ETF must meet all terms and conditions contained in the order.

The Firm will not cause any fund it manages to violate the restrictions of Section 12(d)(1). Any investment strategies that call for a fund to invest in registered investment companies must be approved in advance by the Investment Oversight Committee, except for the acquisition of shares of a money market fund or ETF. Compliance will determine whether a fund can rely on any exemptions from the Section 12(d)(1) restrictions and use the Firm’s OMS to monitor client accounts for compliance.

B. Investments in Regulated Industries

A variety of Federal, State and foreign laws place limits on the ability of an investment adviser to acquire for its client accounts a specified percentage of a “highly regulated” issuer’s equity securities. The laws are designed to prevent a single person from acquiring a controlling position in an issuer and therefore generally place restrictions on the ability to acquire five percent or more of any class of an issuer’s outstanding voting securities. In addition, these laws typically require an investment adviser to aggregate the holdings of all accounts over which it exercises investment discretion along with any proprietary accounts and accounts of its principals. Some of the types of issuers where applicable laws place restrictions include:

•	Defense contractors and weapons manufacturers;

•	Public utility companies or public utility holding companies;

•	Bank holding companies;

•	Owners of broadcast licenses, airlines, railroads, water carriers and trucking concerns;

•	Casinos and gaming businesses;

•	Insurance companies; and

•	Public service companies (such as those providing gas, electric or telephone services).

The Hart-Scott-Rodino Act (the “HSR Act”) also imposes a notification requirement and waiting period on investors before any transaction subject to the HSR Act may be consummated. The HSR Act is intended to address anti-trust concerns, and the notification and waiting periods are designed to allow government officials to review and approve certain transactions. Acquisitions of voting securities and/or assets of certain companies at levels above set dollar valuation thresholds, which vary year to year, will trigger the HSR Act. Compliance will update those thresholds annually. In addition, acquisitions solely for investment purposes are exempt from the pre-merger notification requirement if the acquiring party would own 10% or less of the outstanding voting securities of the acquired party.

Managers of multiple investment funds or accounts often exercise broad investment discretion that includes the authority to purchase, sell and vote securities on behalf of particular funds or accounts. However, the broad power delegated to such a manager does not, within the meaning of the HSR Act, cause the manager to be deemed the holder of any of the assets and voting securities in such fund or account. Moreover, the assets and voting securities held by such funds and accounts may not necessarily be aggregated, notwithstanding their common management, and even if the partners that have invested in the various funds are similar. The analysis required to determine whether funds and accounts should be aggregated is even more complex in the context of a master-feeder fund structure, and the advice of counsel should be sought in order to ensure compliance with the HSR Act if accounts and funds managed by the Firm collectively own, in aggregate, 9% or more of any issuer’s outstanding voting securities.

The Firm will seek to manage client accounts in a manner that is consistent with applicable investment limits. Any investment strategies that call for the Funds to invest in the aggregate in five percent or more of the equity securities of a single issuer must be approved in advance by the Investment Committee.

16.0 BOOKS AND RECORDS

16.1 RECORDKEEPING

Under Rule 204-2, registered investment advisers are required to maintain specified books and records on a current and accurate basis, which are subject to periodic regulatory examination. There are generally two groups of books and records to be maintained. The first group is financial records for an adviser as an on-going business such as financial journals, balance sheets, bills, etc. The second general group of records relates to an adviser’s role as a fiduciary. These records include advisory agreements, custodial statements, client correspondence, advertising, and trade records among many others. Third party service providers, such as SEI, often keep many of the required Kopernik records.

The CCO is responsible for overseeing and implementing this policy. Each Supervised Person must be familiar with the record-keeping requirements required by the federal securities laws, and most importantly, the Advisers Act. Such familiarity will ensure the effectiveness of the Firm’s books and records system.

In performing services for registered investment companies, the Firm must also comply with applicable recordkeeping requirements of the 1940 Act, particularly Section 31 and the rules promulgated thereunder.

16.2 RECORDS MANAGEMENT

Many required records must be kept for not less than six years from the end of the fiscal year during which the last record entry was made. To avoid premature destruction and to create a clearer process, the Firm’s policy is to retain these items for seven years. Generally, records relating to the most recent two years must be kept in an appropriate office of the Firm; records for the remaining time may be kept in an “easily accessible place,” and may be preserved in electronic form, provided the requirements of Rule 204-2(g) described below are satisfied. All of the Firm’s organizational and governing documents (e.g., company operating agreement, resolutions, etc.) must be kept at an appropriate office of the Firm until three years after the termination of the Firm’s business.

Attached hereto as Appendix M is a chart setting forth in greater detail the Firm’s required records, based on the Firm’s obligations under the Advisers Act and 1940 Act, and identifying the appropriate department responsible for such records.

The location of any required records stored offsite must be disclosed in Part 1 of Form ADV.

The CCO will periodically review the recordkeeping policies, and test the effectiveness of such policies, to ensure that records are kept in accordance with the Advisers Act.

16.3 RECORD DESTRUCTION POLICY

The CCO has sole authority to authorize the destruction of any book or record after it has been maintained and preserved for the requisite time period. All destruction of records stored in onsite or offsite records facilities will be approved by the CCO after the record has been retained for all applicable retention periods (generally, at least seven years) and it has been confirmed that there are no legal impediments to destruction.

Certain books and records described in this policy are not required to be maintained and preserved by law. In these cases, the CCO, in consultation with the CIO, may from time-to-time determine to destroy such documents to the extent it is lawful to do so.

If the Firm or any of its Supervised Persons are under any type of regulatory or legal investigation or proceeding, or know that one is pending, all documents related to the matters under investigation or involved in the proceeding must be preserved in a manner specified by counsel. Compliance is responsible for notifying Supervised Persons of any such investigation or proceeding (the level of detail to be determined by applicable law and related circumstances) and the parameters to be followed regarding the maintenance and destruction of related documents.

16.4 ELECTRONIC RECORDS

Records may be maintained and/or retained in electronic format as long as:

•	the records are arranged and indexed in a way that permits easy location, access and retrieval of any particular record;

•	the Firm is able to provide promptly any of the following that the SEC may request:

•	a legible, true and complete copy of the record in the medium and format in which it is stored;

•	a legible, true and complete printout of the record; and

•	means to access, view and print the records; and

•	the Firm separately stores, for the time required for preservation of the original record, a duplicate copy of the record either in electronic or hard copy format.

•	any reproduction of a non-electronic original record on electronic storage media is complete, true, and legible when retrieved.

Certain records may be maintained by, or on the system of, an administrator on behalf of the Firm, as long as the Firm has determined the records are being properly and safely maintained in compliance with Rule 204-2 (including the requirements for electronic records described above, if applicable), and so long as the Firm can access such records reasonably promptly. All electronic communications will be maintained in accordance with Section 21 - Electronic Communications below.

17.0 CORPORATE AND LEGAL ACTIONS

While the Firm may regularly monitor corporate and legal actions that may affect managed securities, the Firm does not advise or act for its clients in any legal proceedings, including bankruptcies or class actions.

18.0 PROXY VOTING

18.1 DELEGATION OF PROXY VOTING AUTHORITY

The Firm generally enters in agreements with its clients to vote all proxies related to managed securities in the clients’ accounts.

Under Advisers Act Rule 206(4)-6, it is a fraudulent, deceptive, or manipulative practice within the meaning of Section 206(4) of the Advisers Act for an investment adviser to exercise voting authority with respect to client securities, unless: (i) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients; (ii) the adviser describes its proxy voting procedures to its clients and provides copies on request; and (iii) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies. The rule applies to all federally registered investment advisers that exercise proxy voting authority over client securities. The Firm has adopted policies and procedures to satisfy these requirements.

The Firm’s more specific Proxy Voting Policies and Procedures are attached to this Compliance Manual as Appendix L.

The Firm has engaged ISS, formerly Institutional Shareholder Services, to assist the Firm in voting proxies. Proxies received in a timely manner are automatically and electronically sent to ISS.

18.2 RESOLVING CONFLICTS OF INTEREST

An investment adviser’s proxy voting policies and procedures under the Rule also must address how the adviser addresses material conflicts of interest with its clients. Potential conflicts may arise in connection with affiliated business arrangements. For example, the Firm (or an affiliate) may manage employee benefit plans of a company whose management is soliciting proxies. The Firm or its affiliates may also have business or personal relationships with participants in proxy contests, corporate directors or candidates for directorships. All actual or potential conflicts will be resolved in accordance with ISS’s proxy voting policies and procedures.

18.3 CLIENT DISCLOSURE

Rule 206(4)-6 requires investment advisers to disclose to clients how they can obtain information from the adviser about how their securities were voted, but investment advisers are not required to disclose their votes publicly. The Firm includes information regarding how clients may obtain proxy voting-related information in its advisory brochure.

Rule 206(4)-6 also requires advisers to describe their proxy voting policies and procedures to clients, and upon request, to provide clients with a copy of those policies and procedures. The description should be a concise summary of the Firm’s proxy voting process rather than a reiteration of the Firm’s policies and procedures, and should indicate that a copy of the policies and procedures is available upon request. If a client requests a copy of the policies and procedures, the Firm must supply it. The Firm concisely describes its policies and procedures related to proxy voting in its brochure including: its proxy voting procedures; how clients may obtain written copies of the Firm’s proxy voting policies; and how clients may obtain information on the manner in which the Firm voted proxies attributable to their securities. Clients are instructed to contact their Relationship Manager to obtain these additional details, and any request for additional information will be promptly fulfilled by the Relationship Manager. All client requests for proxy voting information are maintained by Compliance.

18.4 RECORDKEEPING

Under Rule 204-2, as amended, investment advisers must retain their own policies, proxy statements received, records of votes they cast on behalf of clients, records of client requests for proxy voting information, and any material documents prepared by the adviser in voting proxies including basis for a vote. The Firm is permitted to rely on the SEC filings and third-party service providers as described in Section 16 - Books and Records, above.

19.0 BUSINESS CONTINUITY PLAN

19.1 POLICY

As a fiduciary, the Firm takes seriously our obligation to protect our investors’ interests from being placed at risk as a result of the Firm’s inability to provide advisory services due to a natural disaster or other event that may cause a prolonged business outage. The Firm has developed a business continuity plan (“BCP”) that is designed to meet the following objectives:

•	Provide for immediate, accurate and measured response to emergency situations;

•	Minimize the impact upon the safety and well being of firm personnel;

•	Protect against the loss or damage to organizational assets; and

•	Provide our clients with alternative site processing with a minimum of inconvenience.

Risk assessment, disaster prevention, and disaster avoidance are critical components of the Firm’s contingency planning process. The implementation of the BCP should help to ensure all data processing systems, data communication facilities, information, data and business functions can be restored in a secure manner. Restoration must be accomplished in a time frame consistent with legal, regulatory and business requirements while maintaining information integrity.

In the event of a significant business disruption (an “SBD”), the Firm will retrieve or restore access to its key business records as soon as possible. The Firm maintains an employee contact tree that provides information updates and instructions to Supervised Persons after the event of an SBD.

The Firm periodically, but at least annually, tests the BCP through, among other measures, live simulation in order to evaluate its effectiveness. The Firm documents the results of such testing. The COO is responsible for training Supervised Persons with respect to the BCP and for advising Supervised Persons of modifications to the BCP.

20.0 CUSTOMER IDENTITY AND OFAC CHECKS

20.1 GENERAL AML OBLIGATIONS

Investment advisers and unregistered funds, as well as their officers and employees, are subject to U.S. anti-money laundering laws. SEI reviews and administers Kopernik’s AML review. Specifically, the U.S. criminal code makes it illegal for any person or entity to participate “knowingly” in the transfer of funds that are the proceeds of various types of illegal activities (e.g., drug trafficking, mail fraud). Evidence of “willful blindness” may be used to show knowing participation in an illegal transfer. Consequently, firms and individuals involved in financial transactions risk criminal prosecution if they are willfully blind to, or consciously avoided, learning about financial transactions that may involve criminal funds. In addition, the mere allegation that an adviser or fund has participated in money laundering activities can pose serious reputational risks, particularly where advisers or funds are alleged to have been willfully blind to evident “red flags.”

Advisers and private funds also are subject to affirmative U.S. AML reporting obligations. Advisers and private funds generally must report (i) any cash and monetary instrument (e.g., travelers checks, money orders) transactions over $10,000; (ii) transportation of currency or monetary instruments over $10,000 into or out of the United States; and (iii) interests in foreign financial accounts over $10,000. Although the Firm is unlikely to be required to report the first two items because it does not accept or receive cash, it may hold interests in foreign financial accounts that trigger the third filing requirement. The Firm will submit a Form TD F 90-22.1 Report of Foreign Bank and Financial Accounts if it holds a financial interest in or has signature or other authority over any financial account in a foreign country, and the aggregate value of such account exceeds $10,000.

The Firm will maintain an AML program and comply with the foregoing AML requirements. The CCO shall be the Firm’s designated AML Compliance Officer for regulatory purposes. The CCO will work closely with Operations personnel to implement the Firm’s AML program. The CCO will also at least annually assess the need for employee training on AML compliance and the Firm’s program.

Any Supervised Person who believes or suspects that a client is engaged in money laundering must immediately bring the relevant information to the CCO’s attention.

20.2 OFAC OBLIGATIONS

OFAC administers the U.S. federal government’s economic and trade sanctions. Such sanctions generally prohibit or limit specified types of transactions involving certain countries (such as Cuba, North Korea, and Iran), certain groups and factions within countries (such as the Taliban in Afghanistan) and certain individuals and entities (such as those engaged in terrorism and narcotics trafficking) that are called “Specially Designated Nationals” or “SDNs.” OFAC publishes a comprehensive list of all such individuals and entities.

In most cases, OFAC’s sanctions programs require the blocking of (and reporting to OFAC regarding) all property and interests of sanctions targets, and they also prohibit all dealings with those targets, including the facilitation, brokering, financing or guaranteeing of any transactions involving them. Property is anything of value, and property interests may be direct, indirect, present, future or contingent. The liability for OFAC violations is strict and penalties can be significant. A fund or adviser violates OFAC sanctions by engaging in a transaction with a prohibited party whether or not the firm knew that the party was subject to OFAC sanctions.

The Firm is responsible for maintaining identifying information concerning all clients, investors, and beneficiaries as well as for knowing the source of investment funds. SEI reviews and administers Kopernik’s OFAC obligations. The Firm will maintain a risk-based program for (a) reviewing the identity of new and existing clients, investors and beneficiaries, (b) assessing securities purchased or held, (c) reviewing outgoing wire transfer instructions, (d) handling accounts and securities blocked in accordance with OFAC requirements, and (e) administering OFAC compliance programs. The CCO is designated as the Firm’s OFAC Compliance Officer, and will from time to time (but not less than annually) assess the need for employee training on OFAC compliance requirements. If the Firm uses an external vendor to conduct its OFAC Compliance program, the CCO will oversee the activities of the vendor to ensure that the vendor is properly carrying out its obligations. At a minimum, the Firm, or its delegate, will screen new clients and fund investors against OFAC’s sanctions lists and maintain records of the screening results to evidence OFAC compliance.

The Firm must be vigilant because it likely will have a high number of international transactions; a substantial number of non-U.S. customers or accounts; investments in foreign securities; and potentially high net worth institutional accounts and intermediary relationships that lack transparency regarding investments and beneficial owners. The Firm must take particular care when seeking out potential investments in companies with offices in, or other relationships with, prohibited nations such as Iran, North Korea, and Cuba.

If a client or potential client appears on an OFAC list, the Firm will refuse to conduct business with the client or prospective client, and Compliance will file a report with OFAC within 10 days, as required. An annual report of total amounts blocked will be made with OFAC, as required, by September 30 of each year, with information through June 30 of that year.

21.0 ELECTRONIC COMMUNICATIONS

21.1 OVERVIEW

As with other types of communications, electronic communications are subject to certain provisions of the federal securities laws, including the anti-fraud provisions of the Advisers Act, the protection of confidential client information pursuant to Regulation S-P, and record retention in accordance with Rule 204-2 under the Advisers Act. Furthermore, the use of the Internet and other electronic communications may expose an investment adviser to disruptions caused by viruses or computer hackers.

The CCO and/or his/her delegates will be responsible for monitoring use of electronic communications by Supervised Persons to ensure they are consistent with applicable law, rules and regulations and the highest professional standards.

Supervised Persons must immediately notify the CCO (i) if sensitive Firm information is lost, disclosed to unauthorized parties or suspected of being lost or disclosed, (ii) if any unauthorized use of Firm electronic information systems has taken place or is suspected of taking place, or (iii) when passwords or other systems access control mechanisms are lost, stolen or disclosed or suspected of being lost, stolen or disclosed.

Electronic communications satisfying the terms of the attorney-client privilege rules for which the Firm may wish to claim the privilege in the future must be clearly identified as such (for example, in the subject line) or retained in a separate folder. The SEC staff expects advisers to produce privilege logs for electronic communications responsive to requests by the SEC that are withheld (i.e., not produced) based on an assertion of privilege.

All electronic communications to and from clients must be maintained in accordance with the recordkeeping policies set forth above in Section 16 - Books and Records.

Any electronic communications sent by a Supervised Person to clients, customers, service providers, another employee or any other party should be treated in the same manner and with the same care as letters or other official communications on the Firm’s letterhead.

Client complaints that are received by a Supervised Person via electronic communications must immediately be forwarded to the CCO in accordance with the client complaint policy set forth above in Section 14 of this Manual.

21.2 ELECTRONIC COMMUNICATIONS USAGE AND RETENTION POLICY

All electronic communications among Supervised Persons related to Firm business must be conducted through Firm systems that allow for the monitoring, retention and recovery of the communications. This includes all electronic communications (e.g., e-mail and instant messaging services such as Blackberry Messenger) (i) among employees, (ii) with any person or entity that does or seeks to do business with or on behalf of the Firm, (iii) with any existing or prospective investors, and (iv) with any person or entity to whom an employee refers business – irrespective of the content and nature of the communication (i.e., business-related, personal or otherwise).

Supervised Persons should not communicate electronically with fellow employees, with actual or prospective clients, or otherwise in connection with the Firm’s business through personal e-mail addresses. If personal e-mail is used accidently or in an emergency, the Supervised Person must forward the work-related e-mail from his or her personal e-mail box to his or her work e-mail as soon as possible, so that the message is retained by the Firm’s systems.

If a Supervised Person receives a communication through a prohibited form of electronic communication, the Supervised Person must (i) advise the sender (orally or by means of an accepted method of communicating electronically identified above) that all electronic communications must be through one of the Firm’s accepted methods of communication, as applicable; and (ii) forward the communication received to the Supervised Person’s Firm e-mail address (or copy and paste the contents of it into an e-mail and send it to a Firm e-mail address with an explanation). This is very important because any use of personal accounts related to firm business will subject those accounts in their entirety to regulatory and legal discovery. All electronic communications through the Firm’s systems are monitored and retained by the Firm. All Supervised Persons must use discretion when communicating electronically for business or personal matters. In addition, these electronic communication systems belong to the Firm and access is granted solely at the discretion of the Firm. In using the Firm’s electronic communication systems, Supervised Persons waive any expectation of, or right to, privacy with regard to such use.

Text messaging, social networking systems such as Facebook and Twitter or any other means of electronic communication, should not be used for work purposes except as expressly approved in advance by Compliance. However, LinkedIn is allowed if reviewed by the Compliance team.

21.3 DELIVERY OF ELECTRONIC DOCUMENTS

Electronic delivery of documents, such as the Firm’s disclosure brochure and the Firm’s Privacy Statement, will satisfy regulatory requirements for the delivery of such documentation only if specific conditions are met, including appropriate notice, access and evidence of delivery to a client. Compliance will maintain a list of clients that have consented to electronic delivery and identifies the documents such clients have agreed to receive by electronic delivery. Any electronic communication of such documents must be retained in compliance with the Firm’s recordkeeping requirements as set forth in Section 16 of this Manual.

21.4 MARKETING MATERIALS

Supervised Persons must take great care in preparing and sending both internal and external electronic communications. The SEC and its staff have suggested that certain electronic communications that are sent to more than one person (including clients, prospective clients, etc.) are subject to the marketing and advertising rules under the Advisers Act.

Electronic communications constituting or containing marketing or advertising material must conform to the guidelines presented above in Section 10 - Advertising and Marketing. Thus, the same care should be taken in creating an electronic communication as that which is taken when creating a new marketing or promotional piece.

E-mail communications constituting or containing promotional material will be maintained by the Firm for a period of at least six years.

21.5 PERIODIC REVIEW

Compliance will, on a periodic basis and at the CCO’s discretion, randomly review certain electronic communications. Such review is intended to identify not only inappropriate content but also to discover information that may indicate a current or potential violation of Firm compliance policies and procedures and/or the federal securities laws. Compliance will also search all electronic communications for words or phrases that may suggest illegal activity (i.e., “insider information,” “guaranteed”).

Compliance will document each such review with a memorandum to the Firm’s compliance file which will set forth the number and type of electronic communications reviewed, whether any such electronic communications contained any statement that is inconsistent with the Firm’s compliance policies and procedures and, if so, what steps were taken to ensure future compliance.

21.6 RECORDKEEPING

The Firm has an e-mail system that is capable of maintaining a centralized, searchable database of all electronic communications. Compliance will periodically test the retrieval capabilities of the Firm’s e-mail system.

Any electronic communication – inbound, outbound and internal – that constitutes a record otherwise required to be kept under Advisers Act Rule 204-2 (the “books and records” rule) must be retained. Rule 204-2 generally mandates that such documentation be maintained by the Firm for a period of five years from the end of the fiscal year in which the communication was created, and it is the Firm’s policy to keep such documentation for seven years from creation. Common types of such electronic communications include, without limitation:

•	e-mail between a Supervised Person and any other person relating to the Firm’s advisory business;

•	internal e-mail to a trader regarding the execution of a trade;

•	electronic communications relating to the execution of a client’s securities transactions, including, without limitation, order tickets and trade confirmations;

•	e-mail to a client relating to a proposed trade;

•	electronic communications disseminating pitch books, fact books and other promotional materials;

•	e-mails to or from a client regarding a client complaint;

•	electronic communications between Supervised Persons relating to a client complaint;

•	e-mail to a client regarding the strategy for the client’s account; and

•	e-mail from a Supervised Person to a client’s custodian regarding the disbursement of the management fee.

The CCO will determine where and how electronic communications required to be retained are to be organized and stored and will instruct all Supervised Persons on such procedures.

The CCO will, no less frequently than annually, evaluate the effectiveness of this policy and modify it as necessary.

Appendix A - Form of Initial Compliance Certification

I acknowledge that I have read the Kopernik Compliance Manual, including the Kopernik Code of Ethics, as amended, and all supplements thereto. I understand the policies and procedures set forth therein, and will comply with those policies and procedures. I agree that if I have questions about those policies or procedures, now or in the future, I will contact Compliance for clarification.

Print Name:
Title:
Date:

Appendix B - Form of Annual Compliance Certification

I acknowledge that I have read the Kopernik Compliance Manual, including the Kopernik Code of Ethics, as amended, and all supplements and updates distributed to me through the year. I understand the policies and procedures set forth therein. I agree that if I have questions about those policies or procedures, now or in the future, I will contact Compliance for clarification. I have complied with the policies and procedures and will continue to comply with those policies and procedures.

Print Name:
Title:
Date:

Appendix C - Form of Supervised Person Disciplinary Questionnaire

Please check the appropriate “Yes” or “No” box below.

A.	In the past ten years, have you, or any firm that employed you or for which you worked as a consultant (an “advisory affiliate”):		Yes	No

	(1)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	☐	☐

	(2)	been charged with any felony?	☐	☐

B.	In the past ten years, have you, or any advisory affiliate:		☐	☐

	(1)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	☐	☐

	(2)	been charged with a misdemeanor listed in Item B.(1) directly above?

C.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:		Yes	No

	(1)	found you or any advisory affiliate to have made a false statement or omission?	☐	☐

	(2)	found you or any advisory affiliate to have been involved in a violation of SEC or CFTC regulations or statutes?	☐	☐

	(3)	found you or any advisory affiliate to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	entered an order against you or any advisory affiliate in connection with investment-related activity?	☐	☐

	(5)	imposed a civil money penalty on you or any advisory affiliate, or ordered you or any advisory affiliate to cease and desist from any activity?	☐	☐

D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:		☐	☐

	(1)	ever found you or any advisory affiliate to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐	☐

	(2)	ever found you or any advisory affiliate to have been involved in a violation of investment-related regulations or statutes?	☐	☐

	(3)	ever found you or any advisory affiliate to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	in the past ten years, entered an order against you or any advisory affiliate in connection with an investment-related activity?

	(5)	ever denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you or any advisory affiliate, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?	☐	☐

E.	Has any self-regulatory organization or commodities exchange ever:

	(1)	found you or any advisory affiliate to have made a false statement or omission?	☐	☐

	(2)	found you or any advisory affiliate to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐	☐

	(3)	found you or any advisory affiliate to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisory affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?	☐	☐

F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?		☐	☐

G.	Are you or any advisory affiliate now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item C, D, or E above.?		☐	☐

H.	(1)	Has any domestic or foreign court:	Yes	No

		(a) in the past ten years, enjoined you or any advisory affiliate in connection with any investment-related activity?	☐	☐

		(b) ever found that you or any advisory affiliate were involved in a violation of investment-related statutes or regulations?	☐	☐

		(c) ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?	☐	☐

	(2)	Are you or any advisory affiliate now the subject of any civil proceeding that could result in a “yes” answer to any part of Item H(1)?	☐	☐

If you checked any “Yes” box above, please explain below.

FOR NEW/PROSPECTIVE EMPLOYEES ONLY:

Rule 206(4)-5 of the Investment Advisers Act of 1940 restricts certain political “contributions” (defined below) by employees of a registered investment adviser. Please list below any political “contributions” you made in (1) the past six months if you will have no sales or marketing responsibilities at the Firm or (2) the past two years for any other employee. Please write “none” if you have not made any contributions. “Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for state or local office or, in the case of someone holding a state or local office, for the purpose of influencing the election of such person to a federal office. Also included are payments of debt incurred in connection with any such election, transition or inaugural expenses incurred by the successful candidate for state or local office, and in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any state or local candidate campaign, federal campaign if the candidate is holding a state or local office, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate. Volunteer services that do not include in-kind Contributions which are provided to a campaign by employees on their own personal time are not “Contributions.”

With my signature below, I hereby certify that the foregoing answers are true, accurate, and complete as of the date specified above.

Name:

Appendix D

Kopernik Global Investors, LLC

Trade Aggregation and Investment Allocation

Policy and Procedures

December 2015

I.	POLICY OBJECTIVE

Kopernik Global Investors, LLC (“Kopernik”) seeks to avoid potential conflicts among its investment advisory clients and to achieve fair and equal treatment of all clients’ accounts over time through a systematic process of transaction aggregation and allocation. No preference in these processes is given based on a client’s size, employment or other affiliation with Kopernik or any broker, or the length of the client relationship. As described in more detail below, pursuant to this Trade Aggregation and Investment Allocation Policy and Procedures (the “Policy”), Kopernik’s trading activities are subject to supervisory review and compliance monitoring to help address and mitigate potential conflicts of interest and to ensure that accounts are being treated fairly and equitable over time.

II.	AGGREGATION AND ALLOCATION GENERALLY

A. Types of Accounts and Brokerage Direction

Kopernik manages collective investment vehicles, including, but not limited to, registered investment companies and private funds, and institutional separate accounts custodied at banks and brokerage firms. These vehicles and institutional accounts may give Kopernik full discretion to select brokerage firms, direct Kopernik to place all trades with a specific brokerage firm, or direct that Kopernik use a particular broker for a portion of trades.

B. Aggregation

Aggregation, or “bunching,” occurs when an investment adviser combines the orders of two or more clients into a single order for the purpose of obtaining better prices and lower execution costs. Kopernik is not required to aggregate trades, but generally will do so where aggregation is practicable and is believed to be in clients’ best interests.

Where a client’s directions require Kopernik to use a specific broker for a trade, aggregation may not be possible for that client. To seek the potential advantages of trade aggregation, Kopernik may in some cases “step-out” executed transactions for custodial brokerage accounts to the sponsoring, custodial or selected brokerage firm’s designated trading desk.

Sometimes Kopernik determines that it does not need to aggregate all orders, that it will not be able to complete all orders for the same security, financial instrument or other investment (a “Security”) in one order or that it would not be practicable to aggregate all orders because of custodian or custodian affiliate requirements, reporting requirements in certain foreign jurisdictions, or contractual or legal obligations to certain clients or third parties.

C.	Allocation

If an order cannot be fully executed at the same price or time, the Securities actually purchased or sold by the close of each business day must be allocated among the participating client accounts. Allocation of Securities among accounts may be made on a pro rata, random or other equitable basis that will be fair to all clients over time. Pro Rata allocations using Bloomberg AIM order management system. In the event of odd lots, random allocation will be used without an opportunity to favor particular clients. A random allocation order will be established and then followed to ensure that all accounts are treated fairly. Adjustments to pro rata allocation, or other bases for allocation, may be made to avoid having odd amounts of shares held in any client account, and to avoid deviations from pre-determined minimum/maximum holdings limits established for any account.

As discussed above, allocations are first made on a pro rata basis. However, if necessary, allocation decisions may also consider the following factors. If a decision is made to change away from a pro rata allocation the decision will be documented in writing. Kopernik may consider, (a) whether the risk-return profile of the proposed investment is consistent with the objectives of the client, which objectives may be considered (i) solely in light of the specific Security under consideration or (ii) in the context of each client’s overall holdings; (b) the potential for the proposed Security to create an imbalance in a client’s portfolio; (c) liquidity needs of the clients; (d) potential tax consequences; (e) legal or regulatory restrictions ; (f) client guidelines and investment objectives; (g) the need to re-size risk in a client’s portfolio; and (h) the client’s cash position, particularly when the client has a substantial amount of investable cash (e.g., during a “ramp-up” period). Such considerations may result in allocations among clients on other than a strict pro rata basis. In addition, the Manager may allocate to client accounts that specialize in investments in a limited set of sectors, regions, industries or markets greater than their pro rata share of any investments in such sectors, regions, industries or markets.

D.	Quarterly Allocation Records

Kopernik will generate and maintain a record for each fiscal quarter, in accordance with Rule 31a1-1(b)(9) promulgated under the Investment Company Act of 1940, as amended showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers-dealers and the division of brokerage commissions or other compensation on such purchase and sale orders made during such quarter. No consideration shall be given for the (i) sales of shares of the investment company by broker-dealers, (ii) the supplying of services or benefits by brokers-dealers to the Firm, and (iii) any other considerations other than the technical qualifications of the broker-dealers as such. The record shall show the nature of the services or benefits made available, and shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation. The record shall also include the identities of the persons at the Firm responsible for the determination of such allocation and such division of brokerage commissions or other compensation.

III.	KOPERNIK’S TRADING PROCESS

When possible and absent any regulatory, account or custodial constraints, Kopernik aggregates open orders for the same Security for many clients with one or more executing brokers and steps out the executions where needed to the client’s custodial broker or bank. Orders are aggregated with other orders for the same Security received at the same time as well as with open or unfilled portions of earlier orders of the same Security.

Generally, each broker executing a Securities transaction will average the price of all orders executed in the same market for each aggregated transaction on a single business day. Some brokers may be able to average the price of all orders for an aggregated transaction executed in multiple markets on the same business day. The prices for each aggregated transaction in the same Security with the same broker on a single day may be different. If an order for an aggregated transaction (a “Block Order”) is placed with more than one broker, the price will not be averaged among the brokers and client accounts whose transactions are executed with different brokers will receive different average prices.

If aggregated orders are fully executed, each participating account receives or delivers an allocation of Securities on an average price and trading cost basis. However, if a client has directed brokerage to a particular broker, the client may pay a different commission than other accounts participating in the same aggregated transaction, or the client may pay a partially bundled wrap fee instead of a commission.

If an order is only partially filled, each participating account receives or delivers an allocation of the Securities purchased or sold.

Client accounts with highly specific or individualized investment policies or restrictions may not be able to participate in aggregated transactions for certain Securities and may only transact in such Securities after a manual review of their guidelines to confirm that the Security is a permissible holding. Sponsor or custodial constraints may also prevent some client accounts from participating in an aggregated transaction. Orders for such accounts could be delayed, or placed last.

IV.	ALLOCATION OF OFFERING SECURITIES

Allocation of transactions relating to Initial Public Offerings (“IPOs”), secondary offerings, 144A offerings, and Regulation S offerings are also made in a fair and equitable manner in accordance with the allocation methodology described above. Regulatory restrictions typically prevent all clients from participating in these offerings, so only those clients eligible to participate will receive an allocation of Securities purchased. Accounts managed on behalf of Kopernik’s employees are not eligible to receive shares purchased in connection with IPOs. Kopernik has additional specific prohibitions on employee participation in other offerings its Code of Ethics.

V.	ADMINISTRATION

Kopernik’ Best Execution Committee, AVP and Compliance will oversee this Policy. Compliance will be responsible for implementing and monitoring Kopernik’s day- to-day trade aggregation and allocation efforts.

The Best Execution Committee or Compliance will periodically review random block trades in the same Security to ensure that Kopernik is not inappropriately favoring certain accounts over other accounts.

VI.	COMPLIANCE

Kopernik’ CCO or his/her designee shall review exceptions to the policy as they occur. On a quarterly basis, Compliance will examine records relating to randomly selected transactions to ensure that this Policy’s provisions have been accurately applied. Kopernik’s CCO will review this policy on at least an annual basis in light of evolving industry “best practices,” and determine whether employee training on the Policy is necessary.

VII.	RECORDS

Kopernik’s AVP and Compliance group will keep records reflecting the administration of this Policy for five years following the year in which the aggregated transaction or allocation takes place. The CCO shall keep all records pertaining to his or her review of transactions in accordance with this Policy.

Kopernik Global Investors, LLC

Best Execution and Soft Dollar Policies and Procedures

December 2015

General Policies and Procedures

A. Overview of Client Brokerage Arrangements

Kopernik Global Investors, LLC (“Kopernik” or the “Firm”) is an investment adviser to pooled investment vehicles, including but not limited to registered investment companies and private funds, and separately managed accounts.

Kopernik clients generally have three types of brokerage arrangements, as follows:

(1)	The client or fund does not direct Kopernik to place transactions with any particular broker (“Fully Discretionary Brokerage Accounts”);

(2)	The client directs Kopernik to direct all of their brokerage to a particular broker at a particular pre-established commission rate (“Non-Discretionary Brokerage Account”); or

(3)	The client directs some of its trades to a particular broker at a pre-established commission rate (“Partially Discretionary Brokerage Accounts”). Some clients may pay for execution costs on a transaction basis or some clients may negotiate a flat fee with a brokerage firm for execution and other services.

Kopernik seeks to obtain best execution of all client transactions for accounts over which it has brokerage discretion, although Kopernik’s ability to do so may be severely limited for Non-Discretionary Brokerage Accounts (if there is no flexibility in the choice of broker or commission to be paid per transaction) and somewhat limited for Partially Discretionary Brokerage Accounts. Kopernik generally will have full brokerage discretion over the investment companies for which it serves as adviser or sub-adviser.

B. Best Execution

Kopernik seeks to obtain best execution on all client trades for which it exercises brokerage discretion through the use of select brokers, dealers, or other trading venues (collectively, “Brokers”) and by negotiating brokerage commissions and other transaction costs. Kopernik considers best execution as the combination of best net price and execution under the circumstances. In considering best execution, Kopernik may take into account not only the available prices and commission rates, but also a variety of other factors, including but not limited to, the liquidity and activity expected in the market for a particular security, the size and timing of the trade and the difficulty of its execution, the nature of the security, a Broker’s operational and execution capacities (including its commitment of capital and its trading infrastructure), its financial responsibility and responsiveness, its ability to reduce market impact, access to underwritten offerings, secondary markets and over-the-counter investment opportunities, the availability of bonds or stocks to borrow for short sales, the value of research services provided by a Broker which is expected to enhance Kopernik’s portfolio management capabilities, and other factors, without having to demonstrate that such factors are of direct benefit to any particular client.

As permitted by Section 28(e) of the Securities and Exchange Act of 1934, as amended, Kopernik in its discretion may cause a client to pay a commission for effecting a transaction in excess of the amount or rate another Broker would have charged for effecting that transaction when Kopernik concludes in good faith that the commission paid is reasonable in relation to the quality of execution considering, also, the value of any research services provided by the Broker, viewed in terms of the particular transaction or Kopernik’s overall responsibilities with respect to all accounts over which Kopernik exercises discretionary authority.

When purchasing or selling securities traded on the over-the-counter market, Kopernik may execute the transactions with a broker engaged in making a market for such securities. There is generally no stated commission in the case of securities traded in the over-the counter markets, but the price generally includes an undisclosed dealer mark-up.

Kopernik may transmit orders to Electronic Communications Networks (“ECNs”) and Alternative Trading Systems (“ATSs”) to execute purchases and sales of securities where such networks and systems are believed to provide best execution for Kopernik clients.

Transactions on exchanges, commodities markets and other agency transactions involve the payment of negotiated brokerage commissions. Such commissions vary among different brokers. Transactions in foreign securities sometimes involve the payment of fixed brokerage commissions. Brokerage commissions in foreign developed and emerging or frontier markets may be materially higher than those in the U.S.

C. Approved Broker List for Transactions

A Broker may not be used for transactions unless the Broker is already on Kopernik’s list of approved Brokers. The Head Trader shall maintain a list of approved brokers. To be placed on the Approved Broker List, any new firm should have at least a 3-year operating history and should be approved by the Best Execution Committee. The Chief Compliance Officer (“CCO”) must also affirmatively consent to any addition, and will check the Broker’s disclosed regulatory and disciplinary history, if any, prior to such consent.

Kopernik is not currently affiliated with any Broker. If it becomes affiliated with any Broker in the future, the Firm will adopt procedures to address the potential use of the affiliate for brokerage, to ensure that the Firm complies with all applicable legal restrictions, including but not limited to Section 17 of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules promulgated thereunder.

D. Investment Research and Use of Soft Dollars

Consistent with the policy of seeking best execution, Kopernik may consider the research and brokerage services provided by various Brokers, including the reputation and standing of their analyses, and their investment strategies, timely accuracy of statistical information and idea generation. These supplemental research and statistical services may consist of research reports or oral advice from the Brokers regarding particular companies, industries or general economic conditions. Included also as part of these services may be informational meetings and interviews, arranged by such Brokers, between Kopernik’s research personnel and officials at companies in which Kopernik’s clients may currently or in the future have an interest.

Research services furnished by brokers through whom Kopernik may effect securities transactions for a particular account may be used by Kopernik in servicing its other discretionary accounts and not all such services may be used by or for the benefit of the client who paid the brokerage commission.

For purposes of this Policy, “research services” means advice, analyses, information and reports about securities that provide lawful and appropriate assistance to the investment manager in the performance of its investment decision-making responsibilities and that reflect the expression of reasoning or knowledge. “Brokerage services” means those services that relate to the execution of a trade from the point at which the investment manager communicates with the broker-dealer for the purpose of transmitting an order for execution through the point at which funds or securities are delivered or credited to the advised account.

Kopernik may receive and pay for research services in a variety of ways. Brokers, for example, may provide proprietary products or services directly. Kopernik may also arrange for a Broker to allocate a portion of commissions to a fund of commission credits maintained by the Broker (“Soft Dollars”) from which the Broker, at Kopernik’s request, pays itself for proprietary research and/or other research services from independent Brokers and other providers, including market data services (“Commission Sharing Agreements”). Commission Sharing Agreements may help Kopernik select the most appropriate Broker regardless of whether or not such Broker prepares or develops the research services used by Kopernik. In addition, Kopernik may pay directly for research services provided by firms that are not broker-dealers.

Kopernik may use client commissions to obtain a research or brokerage product or service which has “mixed use”, such as an Order Management System. Where a product or service has a mixed use, and only part of the use falls within the scope of Section 28(e), Kopernik will make a reasonable allocation of the cost of the product or service according to its use. Only the percentage of the product or service that is within the scope of Section 28(e) will be paid for with Soft Dollars. Kopernik will keep all books and records concerning these mixed-use allocations.

E. Research Analyst Surveys

Kopernik’s may survey the Firm’s research analysts about the qualitative value of research received from each Broker during the past six months or more frequently in his sole discretion. Approximately every six months, the Best Execution Committee shall review the survey results of the semi-annual research broker vote and make a qualitative assessment of the “research services” and “brokerage services” received in relation to expended commission dollars. The survey results and the semi-annual qualitative assessments shall be included with the minutes of the Best Execution Committee meetings at which the survey results are reviewed.

Best Execution Committee

A. Composition and Meetings

Kopernik shall have a Best Execution Committee that consists of, at a minimum, the Chief Investment Officer, the Head Trader, and the Chief Compliance Officer. The Committee shall meet at least on a quarterly basis. At its meetings, the Committee shall review brokerage allocations and commissions paid for the prior quarter.

B. Responsibilities

The Head Trader shall maintain a list of approved Brokers and a tentative, expected allocation of brokerage among these Brokers for the upcoming quarterly period. This allocation shall consider, among other factors, research and other services provided by each broker, the results of the analyst survey described above, as well as soft dollar obligations approved by the Best Execution Committee. The Head Trader, in conjunction with other (although not necessarily all) Best Execution Committee members may adjust the tentative brokerage allocation for the upcoming quarterly or semi-annual period.

The Head Trader shall also report at each meeting the actual allocation of brokerage among Brokers since the last meeting. The Committee shall review the list at each meeting and any other topics that are pertinent.

The Head Trader shall provide the Committee with information about commissions paid and the performance of brokerage firms and the Committee shall review such information. Third-party execution analysis products and/or resources may be used for this analysis.

During each meeting, the Committee may review existing soft dollar projections and target amounts for broker-sponsored research and/or establish new projections and target amounts upon the recommendation of Committee members.

The Head Trader, or his designee, shall prepare minutes of each Committee meeting. The Committee should review the previous meeting’s minutes at the subsequent meeting and make any necessary revisions.

Directed and Partially Directed Brokerage

Pursuant to a client direction, a client may direct all or a portion of its securities transactions to a specific Broker in which the client has negotiated and established a fee-based or commission based arrangement. Kopernik understands that clients may have arrangements with such directed broker-dealers whereby all or a portion of such commissions are “recaptured” or used to pay for services (e.g., custody, consulting services, etc.) provided by the Broker to the client. It is the client’s responsibility, and not Kopernik’s responsibility, to evaluate and determine that such arrangements are in the client’s continuing best interests.

Kopernik will generally seek to accept a client’s written direction to use a particular Broker if the Broker is already on, or can be added to, the Approved Broker List. In such cases, Kopernik does not have the authority to select and negotiate the brokerage commissions for the client (including where the client’s orders are included in block trades) and is therefore unable to assume responsibility for best execution. Nevertheless, where practicable, the Trading Desk may attempt to step out trades from such accounts to participate in block transactions associated with other accounts in order to achieve a better price or commission terms.

It is Kopernik’s practice to disclose the limitations of directed brokerage in its Form ADV and in its investment advisory agreements.

Daily Selection of Broker-Dealers by Trading Desk

The Trading Desk must seek to obtain best execution for all client securities transactions in accounts over which the firm has brokerage discretion. However, the Trading Desk’s responsibility for Non-Discretionary Brokerage Accounts will be limited to obtaining the most favorable execution possible with the directed broker. When possible, the Trading Desk may do step-out transactions if the Trading Desk believes the affected clients would receive a better execution than if the trade were executed by the clients’ directed brokers.

In determining the most favorable execution, the Trading Desk shall take into consideration all of the factors listed in the “Best Execution” paragraph above.

Brokerage for Investment Company Sales Prohibited

In accordance with Rule 12b-1(h) of the 1940 Act, Kopernik may not consider in its best execution analysis the fact that a Broker has sold securities of an investment company managed by the Firm. Kopernik may not compensate a Broker for any promotion or sale of shares of an investment company managed by the Firm by directing client transactions to the Broker or paying higher remuneration to that broker or dealer, including but not limited to any higher commission, markup, mark-down, or other fee (or portion thereof). In particular, commissions may not be allocated to a Broker in return for sale of the Kopernik-managed funds, for “shelf space” for the funds, for exposure of funds to the Broker’s sales force or clients, or for any other arrangement that is designed to support or promote the Broker’s sales of the funds’ shares.

Records of Orders

In accordance with Rule 31a-1(b)(5) of the 1940 Act, Kopernik will maintain:

(1)	a record of each brokerage order given by or on behalf of the investment company (whether executed or not). This record must include, among other things, the time of entry or cancellation of the order and the time of receipt of the report of execution;

(2)	a record of all puts, calls, spreads, straddles, and other options in which any investment company has any direct or indirect interest or which the investment company has granted or guaranteed; and a record of any contractual commitments to purchase, sell, receive or deliver securities or other property (but not including open orders placed with broker-dealers for the purchase or sale of securities, which may be cancelled by the company on notices without penalty or cost of any kind); containing, at least, an identification of the security, the number of units involved, the option price, the date of maturity, the date of issuance, and the person to whom issued; and

(3)	a record identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities.

Block Trading

In executing brokerage transactions, Kopernik may in its discretion seek to aggregate certain client transactions in a security with those of other clients and trade the securities as a “block” in order to obtain volume discounts on brokerage commissions or costs. All accounts receiving an allocation in an aggregated order placed with the same broker will receive the average price.

Conflicts of Interest

Kopernik faces potential conflicts of interest in its best execution obligations. Kopernik may select and use Brokers that also have business or distribution arrangements with, or may refer business to, Kopernik and its affiliates. Conflicts may also arise where a Broker that is a directed broker also refers clients to Kopernik. When exercising discretion to select Brokers and negotiate brokerage commissions or other transaction costs, and in evaluating and reviewing best execution, Kopernik does not take into account a Broker’s business, distribution or referral arrangements with Kopernik or its affiliates. In addition, when Kopernik uses client brokerage commissions to obtain research or brokerage services, it receives a benefit because it does not need to pay for those services itself. Kopernik may have an incentive to select a Broker based on its interest in receiving research or brokerage services, rather than on its clients’ interests in receiving the most favorable execution, and to trade frequently to generate commissions that can be used to pay for those services. The Best Execution Committee, which oversees Kopernik’s trading, will seek to mitigate these potential conflicts.

Administration and Oversight

The Kopernik Best Execution Committee is responsible for implementing and monitoring compliance with these Best Execution and Soft Dollar Policies and Procedures. Exceptions to these policies and procedures must be documented.

Records

Kopernik’s Trading Desk and Best Execution Committee shall keep records reflecting the administration of these Best Execution and Soft Dollar Policies and Procedures for five years following the year in which the trades took place. The CCO shall keep and maintain records of its annual and other reviews and approval for five years.

Appendix F

Kopernik Global Investors, LLC

Trade Error Policy and Procedures

December 2015

I. Introduction

In accordance with its fiduciary obligations to clients, Kopernik Global Investors, LLC (“Kopernik” or the “Firm) believes that utmost care must be taken in making and implementing investment decisions on behalf of client accounts.

Kopernik manages collective investment vehicles, including, but not limited to, registered investment companies and private funds, and institutional separate accounts. Client trades are handled through the Firm’s Trading Desk.

Kopernik defines a “trade error” as any of the following:

(a) Any error by Kopernik which appears to be contrary to a client’s investment restrictions or guidelines;

(b) Any error by the Kopernik Trading Desk during the trading process, including: (1) action taken in a wrong account; (2) purchase rather than a sale or vice versa; (3) purchase or sale of the wrong security; (4) purchase or sale of the wrong amount; or a combination of these errors.

(c) Any error by the broker, Kopernik Portfolio Managers or Assistant Portfolio Managers, or Kopernik Operations, including:

(1) action taken in a wrong account; (2) purchase of a security rather than a sale or vice versa; (3) purchase or sale of the wrong security; (4) purchase or sale in the wrong amount; (5) instructions to buy or sell given in error; (6) failure to implement client instructions to purchase or sell a security; (7) funds or securities deposited to incorrect account, if it cannot be reallocated to the proper account; (8) improper account set-up and/or change instructions; or a combination of these errors.

II. Correction of Trade Errors

A. Generally

To the extent that any errors occur and it is determined that Kopernik is at fault, they must be:

(1) Corrected as soon as reasonably possible and in such a manner that the client incurs no loss;

(2) Corrected in a manner such that Kopernik does not utilize any other client account to correct a trade error;

(3) Reported to the finder’s supervisor and Kopernik’s Chief Compliance Officer (“CCO”) and on the Firm’s trade error log;

(4) Scrutinized carefully by the supervisor and/or head of the department which caused or was involved in the error, in order to provide guidance and, if appropriate, to implement additional procedures designed to prevent or reduce similar errors; and

(5) Corrected without the use of client commissions or soft dollars.

B. Responsibility

Kopernik’s CCO or his/her designee has the overall responsibility for the implementation of Kopernik’s trade error policy and for monitoring compliance with these procedures and evaluating resolutions.

C. Correction Procedures

(1) The Kopernik staff member who first becomes aware of the trade error (as that term is defined above) shall report the error to his/her supervisor and the CCO as soon as reasonably possible.

(2) Trade errors shall be corrected as soon as reasonably possible.

(3) If a brokerage firm requests Kopernik to open up its own account at the brokerage firm to handle trade errors, Kopernik shall do so. As soon as reasonably possible after Kopernik receives the gains from a trade error account, it shall disburse the funds according to the procedures set forth herein.

(4) If a trade error caused by Kopernik resulting in a gain is discovered post settlement in A client account (except accounts custodied at brokerage firms “Broker Custodied Accounts”), Kopernik shall arrange for the affected client account(s) to receive the gain as long as the erroneous transaction is permitted by the affected account’s guidelines and/or restrictions. If the gain would not be permitted for the affected client’s account, if possible, Kopernik or the executing broker shall distribute the gain to a charity whose funds are not managed by Kopernik. Kopernik does not have any control over the distribution of gains in Broker Custodied Accounts; the custodial brokers determine how gains are to be distributed.

(5) If a material trade error resulting in a loss occurs and the error is caused by Kopernik or its affiliates, then Kopernik or its affiliates shall pay for the error so that affected accounts(s) are made whole. Kopernik does not have any control over the manner in which losses in Broker Custodied Accounts are handled; the custodial brokers provide final determination on how losses are to be handled.

(6) If a material trade error resulting in a loss occurs and a party other than Kopernik or its affiliates causes the error, Kopernik shall take steps to ensure that the party causing the error makes the affected account(s) whole. If Kopernik is unable to get the third party to make the client whole, the matter should be discussed with legal counsel as to appropriate next steps.

(7) There shall be written documentation of each trade error and how the trade error was resolved unless the complete resolution is handled by a custodial broker. The supervisor of the Kopernik employee involved in the trade error shall prepare the documentation. A completed trade error form shall be placed in the appropriate electronic file folder maintained on Kopernik’ shared drive in accordance with procedures established by Kopernik. Any additional documentation of payments made shall be attached to the trade error form and also be placed in the electronic trade error file folder.

(8) Any reports from brokerage firms concerning trade errors shall be placed in the appropriate monthly electronic trade error file.

(9) Trade errors may, if deemed necessary, be reviewed by the Best Execution Committee at each meeting.

III. Records

Kopernik Compliance shall keep copies of all records pertaining to the detection, instance and resolution of trade errors, and all trade error policies and procedures, for at least 5 years.

Appendix G

TRADE ERROR REPORT

Report Date:

Error Date:

Describe immediately below the nature of the trade error, including: (1) the name(s) of the affected accounts/fund(s); (2) the cause of the error; (3) the personnel involved in the execution of the error; (4) the total dollar amount with respect to each affected Fund; and (5) how the error was discovered.

Described any proposed resolution to the trade error. Any proposal must be consistent with the Firm’s Trade Error Procedures.

Submitted by:

Signature:

Approved by:

Signature:

G - 1

Appendix H

Kopernik Global Investors, LLC

Valuation Policy and Procedures

December 2015

I.	Introduction

Kopernik Global Tnvestors, LLC (“Kopernik” or the “Firm”) is an investment adviser to collective investment vehicles, including, but not limited to, registered investment companies and private funds, and separately managed accounts (each, a “Client Portfolio”).

Kopernik obtains prices for securities and other financial instruments (collectively, “Securities”) held in Client Portfolios using external pricing vendors, broker-dealer quotes and internal fair valuation procedures. SET, the Kopernik middle and back office provider, provides the sources for the pricing vendors for the Kopernik mutual funds and Kopernik private funds. Kopernik mutual funds use the price from the SET provider. Kopernik private funds will generally follow the same price and pricing source with SET and the Kopernik mutual funds in order to have consistent pricing between products. Kopernik UCTT Funds will follow the pricing sources from Heptagon, the adviser to the UCTT. The separate accounts managed by Kopernik obtain their price sources from the custodians for each separate account.

II.	Statement of Policy

Kopernik owes each of its advisory clients certain fiduciary duties, including a duty to act with professional care and a duty of undivided loyalty. Ensuring accurate valuation of Client Portfolios is necessary to satisfy Kopernik’s fiduciary obligations and regulatory requirements. A conflict of interest may arise in overseeing the valuation of Client Portfolios because Kopernik charges fees based upon its valuations. Products advised or sub-advised by Kopernik are primarily priced by external services providers (e.g. the mutual fund or hedge fund administrator) based on a pricing hierarchy established by either the mutual fund or hedge fund. (Kopernik follows the hierarchy set by SET with our Kopernik mutual funds and follows the same hierarchy with the Kopernik private funds). For each product, the primary pricing agents are independent third parties. Kopernik has established a Valuation Committee to oversee the valuation and pricing for assets in client portfolios managed by Kopernik. The Committee meets on a periodic basis and may convene special meetings at the request of a Committee member as circumstances require to review security prices or support pricing of fair valued securities. Kopernik attempts to value securities consistently between products. However, it is possible the same security may be priced differently between Kopernik products for a variety of reasons such as a different pricing hierarchy, different FX conversion times, rounding or different closing times (for example, a mutual fund may need a snap closing price as of 4 pm eastern time where the country market closes at 4:30 pm eastern time).

For Client Portfolios subject to the Tnvestment Company Act of 1940, as amended (the “1940 Act”) or a similar product such as a UCTT subject to UCTTS Regulations (Undertakings for Collective Tnvestment in Transferable Securities Regulations, Kopernik, through its Valuation Committee, will provide reasonable assistance to the directors of the relevant registered funds in complying with applicable regulatory guidance and valuation provisions.

Where Kopernik has contractually agreed to specific client requests concerning the valuation of a Security or Securities and/or applicable pricing procedures for a Client Portfolio, such policies and procedures will supersede the Kopernik valuation hierarchy.

III.	Valuation Guidelines

A.	Valuation Committee

The Valuation Committee works closely with Kopernik investment personnel and third party service providers to maintain timely, accurate Securities valuations.

The Valuation Committee’s responsibilities include oversight of all aspects of the Policy, including the approval of valuation methodologies and oversight of pricing vendors. The Valuation Committee will periodically assess the Policy, not less than annually, and revise it where appropriate. Governance procedures for the Valuation Committee are described in the Valuation Committee’s Charter, attached hereto as Exhibit A.

The Valuation Committee will use recognized vendors (the “Pricing Vendors”) for valuation information and also will use manual valuation if the Pricing Vendors are not able to provide a quote. In the absence of a readily available market value (as provided for by the Pricing Vendors), the Valuation Committee may use previously approved valuation methods for a Security or determine a fair value methodology.

Products advised or sub-advised by Kopernik are primarily priced by external services providers (e.g. the mutual fund or hedge fund administrator) based on a pricing hierarchy established by either the mutual fund or hedge fund. If the preferred pricing type from a designated pricing source for a Security is not available, the next preferred price type received in accordance with the approved hierarchy.

B.	Fair Value Pricing

Kopernik through its third party service providers values Securities based on available market information and generally considers fair valuation appropriate only in the absence of a readily available market price or where there is strong evidence that the market price or price provided by the Pricing Vendors does not accurately represent fair value for the Security. Kopernik and its service providers may utilize fair value pricing methodologies for Securities not covered by the Pricing Vendors or where a change in marketability indicates that the price provided by the Pricing Vendors may not be accurate by applying third party research metrics. Unlike the Kopernik mutual funds, the Kopernik private funds are not fair valued, if necessary, on a daily basis since redemption requests must be submitted 30 days in advance. Kopernik views the advanced redemption request for the Kopernik private funds as a reasonable tool against market timing.

For those market quotations that are not readily available, Kopernik values such securities in good faith and at a fair value. Kopernik seeks to obtain and document price information from an independent source. Where valuation is not available, Kopernik’s Valuation Committee and third party service providers will price the securities in good faith to reflect their fair and current market value including those techniques and factors outlined below.

The Valuation Committee will consider the following factors, if relevant, when fair value pricing portfolio securities: the value of other financial instruments, including derivative securities, traded on other markets or among dealers; trading volumes on markets, exchanges, or among dealers; values of baskets of securities traded on other markets, exchanges, or among dealers; changes in interest rates; observations from financial institutions; government (domestic or foreign) actions or pronouncements; and other news events. With respect to securities traded on foreign markets, the factors also might include the value of foreign securities traded on other foreign markets, ADR trading, closed-end fund trading, foreign currency exchange activity, and the trading prices of financial products that are tied to baskets of foreign securities.

C. Monitoring for Significant Events Requiring Fair Valuation

The Valuation Committee through its external service providers (SEI) will assess the availability of market quotations on an ongoing basis. In particular, the Committee along with its external service providers may examine:

•	whether portfolio securities are thinly traded, sales have been infrequent, there are few or no quotations, market quotations appear unreliable, or other data exist that may call into question the reliability of market quotations for those securities;

•	whether a significant event (i.e., 0T 0Tan event that will affect the value of a portfolio security) has occurred after the exchange or market has closed, but before a valuation calculation; and

•	whether trading in a portfolio security has been halted during the trading day, and trading in that security does not resume before the close of the exchange or market.

In such circumstances, the closing price for that security would not be considered a readily available market quotation, and fair valuation would be required. The Valuation Committee will meet to provide fair valuation for the affected securities. Fair valuations of affected securities made by the Valuation Committee will be promptly communicated to any external parties performing valuation services for Client Portfolios, including but not limited to mutual fund boards (or their delegates) for which the Firm acts as an adviser or sub-adviser.

When fair value pricing portfolio securities in an emergency or other unusual situation, the Valuation Committee will evaluate the nature and duration of the event and the forces influencing the operation of the financial markets, the cause of the problem, whether the event is likely to recur, and whether the effects of the event are isolated or affect entire markets, countries, or regions.

Exhibit A

KOPERNIK GLOBAL INVESTORS, LLC

VALUATION COMMITTEE CHARTER

Establishment and Purpose

Kopernik Global Investors, LLC (“Kopernik”) hereby establishes its Valuation Committee (the “Valuation Committee”). The primary purpose of the Committee is to oversee the valuation and pricing for assets in client portfolios managed by Kopernik.

Meetings

The Committee will meet on a periodic basis (generally monthly) and may convene special meetings at the request of any Committee member as circumstances require. The Valuation Committee may establish an agenda for each regular meeting such as using the Valuation checklist. The Valuation Committee may invite Kopernik employees and other interested parties to participate in one or more meetings.

Composition and Decision Making

The Valuation Committee includes the President, Chief Compliance Officer, Operations Manager, and their respective delegates. As necessary, the Valuation Committee will seek input from others in the investment process to review valuation matters. A majority of the Committee’s members will constitute a quorum. At any meeting of the Committee, the decision of a majority of the members present and voting will be determinative as to any matter submitted to a vote.

Reporting

The Committee will keep minutes of its meetings in accordance with Kopernik’s books and records requirements.

Amendments

This charter may be amended by the Committee members.

Duties and Responsibilities

A. Valuation Oversight and Determinations

The Valuation Committee will oversee and ensure Kopernik’s compliance with Kopernik’s Valuation Policy and Procedures, as amended from time to time.

Products advised or sub-advised by Kopernik are primarily priced by external services providers (e.g. the mutual fund or hedge fund administrator) based on a pricing hierarchy established by either the mutual fund or hedge fund. For each product, the primary pricing agents are independent third parties. Kopernik has established a Valuation Committee to oversee the valuation and pricing for assets in client portfolios managed by Kopernik. Kopernik, through its third party service providers, will value Securities based on available market information and will consider fair valuation appropriate only in the absence of a readily available market price or where there is strong evidence that the market price or price provided by the Pricing Vendors does not accurately represent fair value for the Security. Kopernik may utilize fair value pricing methodologies for Securities not covered by the Pricing Vendors or where a change in marketability indicates that the price provided by the Pricing Vendors may not be accurate.

Kopernik may also utilize a fair value methodology when a significant event occurs with respect to a market or a particular Security that Kopernik believes has caused the market price to no longer reflect current value. Kopernik will approve a fair value methodology based on a best efforts basis to establish the price at which the Security could reasonably be expected to be sold in an arms-length transaction.

The Valuation Committee will:

(1)	Periodically assess the Policy, not less than annually, and revise it where appropriate.

(2)	Set policies, procedures and hierarchies for normal Securities valuation;

(3)	Regularly review the appropriateness and accuracy of the procedures and hierarchies used in valuing Securities and make any necessary adjustments;

(4)	Determine when market quotations are no longer reliable for particular Securities;

(5)	Determine the current fair value of a particular Security in the absence of market values or where there is strong evidence that the market price or price provided by Pricing Vendors does not accurately represent fair value for the Security; and

(6)	When Kopernik uses a fair value methodology not based upon prices from Pricing Vendors, document the surrounding circumstances, including the Security and its approved valuation methodology. Records will be kept in accordance with Kopernik’s applicable record retention policies, for not less than 5 years from the date created.

In valuing Securities using fair value methodology, the Valuation Committee will follow applicable regulatory guidance. In particular, the Committee will consider the following factors, if relevant, when determining fair value: the value of other financial instruments, including derivative securities, traded on other markets or among dealers; trading volumes on markets, exchanges, or among dealers; values of baskets of securities traded on other markets, exchanges, or among dealers; changes in interest rates; observations from financial institutions; government (domestic or foreign) actions or pronouncements; and other news events. With respect to securities traded on foreign markets, the factors also might include the value of foreign securities traded on other foreign markets, ADR trading, closed-end fund trading, foreign currency exchange activity, and the trading prices of financial products that are tied to baskets of foreign securities.

B. Other

The Valuation Committee will review with Kopernik management, as necessary, any valuation and pricing compliance matter brought to the attention of the Valuation Committee, and any comments from or matters brought to management’s attention by the staff of the Securities and Exchange Commission or other governmental, regulatory and/or self-regulatory organization or authority.

Appendix I

Kopernik Global Investors, LLC

Code of Ethics and Reporting Requirements

December 2015

I. Introduction

Kopernik Global Investors, LLC (“Kopernik” or the “Firm”) has adopted this Code of Ethics (the “Code”) in recognition of its fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act, as amended (the “40 Act”).

A.	Scope and Application

All Kopernik access persons, both full-and part-time, including all officers of Kopernik affiliated companies and Kopernik-managed funds, and all managers, partners, and non-independent directors or trustees of those entities, are considered “access persons.” Also included in this definition are consultants, interns, and temporary and/or contract workers whose assignments are expected to exceed a period of 60 consecutive days and/or whose cumulative assignment is expected to exceed 60 days over a twelve month period.1 This is not withstanding whether a person comes to Kopernik though an entity that has a signed contract, including a confidentiality agreement, with Kopernik. Note also that wherever the terms “director” or “trustee” are used, both, and/or either, are intended, where applicable.

B.	Purpose

The purpose of the Code is to demonstrate Kopernik’s commitment to the highest legal and ethical standards and to provide guidance to access persons (as defined above) in understanding and fulfilling those responsibilities to the Firm and clients.

The provisions of the Code are not all-inclusive; rather, they are intended as a guide for access persons in connection their personal securities transactions and other personal business conduct that involve potential conflicts of interest. The Code is part of the Firm’s larger Compliance Manual.

However, at a minimum, this Code is designed to set forth:

[1]	The Code’s definition of “access person” is broader than that in Rule 204A-1 of the Advisers Act, which defines “access person” as: (i) any of [the Firm’s] supervised persons: (A) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public, and (ii) if providing investment advice is [the Firm’s] primary business, all of your directors, officers and partners are presumed to be access persons. Rule 17j-1 of the Investment Company Act similarly defines “access person” and includes all employees of a fund or investment adviser who, in connection with their duties, make, participate in, or obtain information regarding, the purchase or sale of covered securities by a fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

•	Standards of business conduct intended to reflect Kopernik’s fiduciary obligations as well as those of its access persons, including persons who provide investment advice on behalf of Kopernik and who are subject to Kopernik’s supervision and control;

•	Provisions requiring access persons to comply with applicable laws, rules, regulations, and policies;

•	Provisions designed to detect and prevent improper trading;

•	Provisions requiring access persons to make periodic reports of their personal securities transactions and holdings, and requiring the review of such reports;

•	Provisions requiring access persons to report any violations under the Code promptly to the Chief Compliance Officer (“CCO”) or other designated person(s); and

•	Provisions requiring Kopernik to provide each of its access persons with a copy of the Code and any amendments, and requiring access persons to provide a written acknowledgement of receipt.

Kopernik, through its Compliance officers and/or other designated personnel, shall be responsible for the day-to-day administration of this Code.

All questions regarding specific restrictions of the Code should be directed to Compliance. It is each access person’s obligation to understand this Code as well as its requirements and application as they relate to both personal and work related activities.

II. General Principles

This Code is designed to promote the following general principles:

•	Kopernik and its access persons have a duty at all times to place the interests of its funds (“Funds”) and other clients first;

•	Access persons must conduct their personal securities transactions in a manner that avoids an actual or potential conflict of interest or any abuse of trust and responsibility;

•	Access persons may not use knowledge about current or pending client or portfolio transactions for the purpose of personal profit;

•	Information concerning clients (including former clients) must be kept confidential, including the client’s identity, portfolio holdings, and other non-public information;

•	Independence in the investment decision-making process is paramount; and

•	Access persons may not give or receive gifts or participate in entertainment beyond the parameters set forth in this Code to avoid even the appearance of favoritism or impropriety.

III. Standards of Business Conduct

A. Fiduciary Standards

As a Kopernik access person, the ability to conduct personal securities transactions is a privilege, not a right. It is Kopernik’s policy to place its clients’ interest first and foremost, and to strive at all times to conduct business in strict accordance with generally acknowledged fiduciary obligations, including the duties of care, loyalty, honesty, and good faith. Toward that end, it is imperative that access persons provide full and fair disclosure of all relevant facts concerning any potential or actual conflict of interest. (See Section III.C. for more information on conflicts of interest.)

B. Compliance with Laws and Company Policies

Kopernik operates within a highly regulated business environment and it is critical that compliance be maintained with all laws, rules, regulations, and other applicable mandates. Included in that compliance is the need for each access person to respect and comply with those obligations. With that goal in mind, Kopernik has developed policies, procedures, and other guidance, including this Code, to identify various obligations, outline prohibitions, and assist access persons in meeting them. Among other things, it is especially important that access persons avoid, including with respect to a Fund or other client:

•	Employing any device, scheme or artifice to defraud;

•	Making any untrue statement of material fact, or omitting a material fact, necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice, or course of business that operates, or would operate, as a fraud or deceit; or

•	Engaging in any manipulative practice.

C.	Conflicts of Interest

Conflicts of interest may come about any time there may be an incentive to favor one party over another. There are a variety of scenarios in which this may occur. For example, a conflict may arise when there is an opportunity to give preferential treatment to one client or Fund relative to other clients for a number of reasons. Examples of possible conflicts may include circumstances involving accounts of different sizes, accounts with performance-based fees versus ones that are not, or an account that belongs to a friend, relative, or other party with whom Kopernik has a relationship or association.

A conflict could also arise when there is an opportunity to take advantage of information, particularly regarding current or pending client or portfolio trades, for personal profit. As an integral part of their fiduciary obligations, Kopernik and its access persons are obligated to avoid conflicts of interest whenever possible and to fully disclose all facts concerning any conflict that may arise. Questions regarding a potential conflict should be fully vetted with supervisors and Compliance before any further action is taken.

D.	Protection of Confidential Information

Each access person of Kopernik is charged with the responsibility of preserving the confidentiality of non-public and/or proprietary information learned in the course of his or her employment or through other fiduciary relationships. This includes, but is not limited to, non-public information about securities, securities recommendations and client holdings and transactions. Access persons may not misuse non-public information, including by trading based on such information, or disclose such information to others, whether within or outside of Kopernik, except to authorized persons who require the information for legitimate business purposes or to fulfill their responsibilities. Additionally, access persons must comply with all laws, rules, and regulations concerning the protection of client-related information, including, without limitation, Regulation S-P.

From time to time, or on an ongoing basis, access persons may also use or be exposed to confidential and proprietary information belonging to third party vendors who have contracted with the Firm, including but not limited to confidential information concerning hardware, software, trade and valuation data, investment and economic research, and development or business plans. Kopernik frequently enters into contracts with such vendors where it is agreed that Kopernik will protect, safeguard, not misuse, and refrain from disclosing the third party vendor’s confidential and proprietary information. All access persons must abide by the provisions of those agreements, maintain the confidentiality of such information, refrain from disclosing it to any unauthorized third parties, and protect such information from misuse, espionage, loss, and theft.

E.	Payments to Government Officials and Political Contributions

Access persons may not, directly or indirectly, make a payment to any employee, official, or representative of any government agency or any party or candidate for the purpose of influencing an act or decision related to Kopernik, such as, but not limited to, awarding Kopernik an investment mandate. Access persons are limited in their ability to donate to political candidates and/or participate as individuals in political activities by the constraints of Rule 206(4)-5 of the Advisers Act and other applicable State and local laws, rules and regulations, and are prohibited from engaging in such activities as a representative of Kopernik. Further details of Kopernik’s policies on political contributions are set forth in the Compliance Manual.

Kopernik will not reimburse access persons for any political contributions or similar expenses.

F.	Whistleblower Policy

Kopernik is committed to ethical behavior in all of its activities and requires all employees to act in accordance with all applicable laws, regulations and policies to observe the high standards of business and personal ethics in the conduct of their duties and responsibilities.

As part of the Code of Ethics, Kopernik encourages each employee to report what he or she in good faith believes to be a material violation of law or policy. For any employee reports received under this policy, Kopernik shall ensure the documentation, retention of records and resolution of such reports. Furthermore, Kopernik shall seek to protect those reporting individuals from retaliatory action. Whenever, possible, employees should seek to resolve any concerns by reporting issues directly to his/her manager or to the next level of management until matters are satisfactorily resolved. Employees may always report any concerns directly to the General Counsel.

The General Counsel will investigate all reports in accordance with due care and promptness. This reporting policy is intended to encourage and enable employees to raise serious concerns within the organization for investigation and appropriate action. No employee who reports a concern shall be threatened, discriminated against or otherwise subject to retaliation, including any adverse employment consequences as a result of such report. Anyone who retaliates against someone who has reported a concern in good faith is subject to discipline up to and including termination of employment.

Finally, anyone reporting a concern must act in good faith and have reasonable grounds for believing the matter raised is a serious violation of law or policy. The act of making allegations that provide to be unsubstantiated, and that prove to have been made maliciously, recklessly, with gross negligence, or with the foreknowledge that the allegations are false, will be viewed as a serious disciplinary offense and may result in discipline, up to and including termination of employment. Any investigation shall be kept confidential to the extent possible, however Kopernik cannot guarantee complete confidentiality.

IV. ACCESS PERSON PERSONAL TRADING RESTRICTIONS

In keeping with its fiduciary obligations, Kopernik has instituted policies and procedures regarding access persons’ personal trading of Securities, set forth in more detail below. Capitalized terms used in this section are defined in Section X below.

A. Accounts and Covered Securities

The requirements and restrictions contained in this Code apply to all “Covered Securities” in any “Personal Account.”

1.	Personal Accounts

The term “Personal Account” means any non-Firm brokerage or other securities account in which an access person has (1) any “Beneficial Ownership” as defined in Section X and/or (2) the power to directly or indirectly effect transactions. Personal Accounts include any account of an access person’s Immediate Family Member, Domestic Partner, and any other adults living in the same household as the access person. Within ten days of becoming an access person each such person is required to report to Compliance all Personal Accounts in which Securities are held or may be held. Access persons must update this report at least annually. Any time a new Personal Account is established it must be promptly reported to Compliance, but in no event later than 30 days following the end of the quarter in which it was established.

2.	Covered Securities

The term “Covered Securities” includes all Securities2, and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

[2]	Security” means any means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, future, forward contract, option, or other derivative based on U.S. or foreign currency or baskets of currencies, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs (with the exception of single-purpose vehicles used to purchase physical property);

•	Foreign unit trusts.

The term “Covered Securities,” however, does not include the following (“Non-Covered Securities”):

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	U.S. and foreign currency, and options, futures, forward contracts or other derivatives based on underlying currency or baskets of currencies;

•	Physical (soft and hard) commodities and options, futures, forward contracts, and other derivatives based on such commodities;

•	Precious metals in the form of bullion, coins, or other physical form;

•	Shares issued by money market funds;

•	Shares of mutual funds (including Kopernik Mutual funds) and Exchange Traded Funds (“ETFs”), other than those Physically-backed ETFs as defined herein; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

Any questions regarding the application of these terms should be referred to, and addressed by, Compliance.

B. Personal Securities Trading

1. Permitted Transactions

Access persons, for purposes of Kopernik’s personal securities trading policy, are divided into two groups: (i) Tier I Access Persons, who shall include all analysts and other persons who recommend securities for client accounts, and (ii) Tier II Access Persons, who shall include all access persons who are not Tier I Access Persons.

a.	Tier I Access Persons

Tier I Access Persons may not engage in any Securities trading for their Personal Accounts except for:

•	transactions in (i) direct obligations of the U.S. government and (ii) mutual funds (including Kopernik Mutual funds) and ETF’s for investment purposes; and

•	subject to the “Required Trading Approvals” in Section C. below:

(i)	the sale of existing positions in Covered Securities;

(ii)	the purchase or sale of SPDR Gold Shares (ticker: GLD), Sprott Physical Gold Trust (ticker PHYS) (and together with GLD, hereafter, “GLD ETFs”), iShares Silver Trust

(ticker: SLY) and Sprott Physical Silver Trust (ticker PSLY) (together with SLY, “SLY ETFs”), and ETFS Platinum Trust (ticker: PPLT) (hereafter “PPLT ETFs”) (collectively, “Physically-backed ETFs”); and

(iii)	the purchase or sale of certain forms of limited partnership and limited liability company interests such as interests in hedge funds.

b.	Tier II Access Persons

Tier II Access Persons may not engage in any Securities trading for their Personal Accounts except for the following:

•	transactions in Securities that are Non-Covered Securities (as defined above); and

•	subject to the “Required Trading Approvals” in Section C. below,

(i)	the purchase or sale of Covered Securities; and

(ii)	the purchase or sale of certain forms of limited partnership and limited liability company interests such as interests in hedge funds.

No access person may purchase, directly or indirectly, for an account in which he or she has Beneficial Ownership, Control, or trading authority, any security issued in an Initial Public Offering or limited offering, other than such limited offerings managed or sponsored by Kopernik.

2.	Excessive Trading Limitation

Access persons are expected and required to focus their full attention and energies on providing services to Firm clients and may not engage in trading of Securities, including Non-Covered Securities, if that trading detracts from their work responsibilities. In addition, all access persons are subject to a thirty (30) day holding period for Covered Securities, including options, if the subsequent trade would result in a profit. The period is based on trade dates, and any transaction resets the holding period. Compliance is authorized to and will reject personal trading requests for Covered Securities that exceed the foregoing holding limit on transactions.

3.	Trade Confirmations

Duplicate trade confirmations of permitted transactions (excluding direct obligations of the U.S. government and interests in hedge funds) must be forwarded to Compliance by each access person’s broker or other financial institution periodically, as set forth in Section D. below. Alternatively, access persons may provide copies of trade confirmations to Compliance. Such confirmations shall include, for each transaction, the date of the transaction, the name, the quantity and the price of the security.

C. Required Trading Approvals

Access persons are not required to obtain prior Compliance approval to transact in Securities that are not Covered Securities, such as direct obligations of the U.S. government or shares of money market or mutual funds (including Kopernik Mutual funds) and ETFs for investment purposes. Tier I Access Persons are required to obtain Compliance pre-approval before (1) selling existing positions in Covered Securities; (2) purchasing or selling Physically-backed ETFs; and (3) purchasing or selling limited partnership and limited liability company interests such as interests in hedge funds. Tier II Access Persons are required to obtain Compliance pre-approval before purchasing or selling (1) any Covered Securities and (2) limited partnership and limited liability company interests such as interests in hedge funds.

Both an access person’s request to enter into such a transaction and the Compliance corresponding approval or denial must be documented on a Personal Securities Trading Request Form (attached as Exhibit A). Once a Personal Securities Trading Request Form is received, Compliance shall review the request, including but not limited to comparing the request against securities on the Firm’s Restricted List, and promptly notify access persons of approval or denial of clearance to enter such a trade.

Compliance approval is good only on the business day in which it is received (i.e., access persons may not pre-clear a Securities transaction after market close with the intention of making the trade on the next business day). Limit orders, if they are approved, may not be outstanding for longer than the business day on which they are approved. If the order is not filled and the access person still wishes to make the trade, approval must be received on the next day until the order is filled or canceled.

Compliance will reject personal trading requests for Covered Securities when, among other things, the Firm is purchasing or selling (Covered Security is on the Kopernik Approved List), or intends to or may purchase or sell the Covered Securities for Funds or other client accounts (Covered Security is on the Research Pipeline List). Covered Securities are on the Research Pipeline List once the Kopernik investment committee starts to consider adding a new Covered Security name to the Kopernik Approved List.

D. Holdings Reports

1. Initial and Annual Holdings Reports

Every access person must submit both initial and annual securities holdings reports to Compliance substantially in the form of Exhibit B to the Code, within the following time frames:

(i) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(ii) at least once each year thereafter within 45 days of the end of the calendar year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

The information must contain the title, type, exchange ticker symbol or CUSIP number, and quantity of each and every reportable Security (including all non-Covered Securities with the exceptions below) in which the access person has any Beneficial Ownership, trading authority or Control.

Exceptions to holdings reporting. Access persons need not report, in connection with their Securities Holdings Reports:

•	Holdings in accounts over which the access person has no direct or indirect influence or control (i.e., wrap or other managed investment accounts for which there is an independent investment manager);

•	Direct obligations of the U.S. government;

•	Precious metals in the form of bullion, coins, or other physical form;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Unless a Security is specifically exempted on this list it is reportable. For avoidance of doubt, the following holdings must be reported on a Securities Holding Report:

•	U.S. and foreign currency, and options, futures, forward contracts or other derivatives based on underlying currency or baskets of currencies; and

•	Physical (soft and hard) commodities and options, futures, forward contracts, and other derivatives based on such commodities.

2. Periodic Transaction Reports

a.	Every access person is encouraged to have his/her broker (or other financial institution) to provide to Compliance duplicate monthly account statements and corresponding trade confirmations for all of the access person’s Personal Accounts. If the access person’s broker (or other financial institution) as a matter of course creates and distributes quarterly (rather than monthly) account statements for certain types of accounts (e.g. IRAs), the submission of quarterly duplicate statements to Compliance is sufficient for those accounts. (Alternatively, access persons may provide copies of account statements to Compliance.) Access persons shall arrange to have their brokers (or other financial institutions) send duplicate statements for all of their Personal Accounts to: Chief Compliance Officer, Kopernik Global Investors, LLC, Two Harbour Place, 302 Knights Run Avenue, Suite 1225, Tampa, Florida. These statements will be held in confidence and will be reviewed only by Compliance staff, legal counsel and any applicable regulatory body.

b.	Every access person must submit a quarterly transaction report to Compliance substantially in the form attached hereto as Exhibit C, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all reportable transactions that occurred during the preceding quarter. Access persons are not required to submit a quarterly transaction report, however, if such a report would duplicate information contained in broker trade confirmations or account statements that the Firm obtains pursuant to Section D.2.a. above and holds in its records, provided that the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The report must include:

•	Date of the transaction, title of the Security, ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares or units, and principal amount;

•	Nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

•	Price at which the transaction was effected; and

•	Name of the broker, dealer, or bank through which the transaction was effected.

c. No access person is required to submit:

•	Any report with respect to Covered Securities held in a Personal Account over which the access person had no direct or indirect influence or control (e.g., a blind trust).

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

All reports shall be reviewed by a designated Kopernik Compliance officer to monitor compliance with the Code and applicable laws, rules, and regulations.

E. Prohibited Transactions in Mutual Funds, Certain ETFs and Limited Partnership/Limited Liability Company Interests

All access persons are prohibited from engaging in short-term trading for their Personal Accounts in the shares of any open-end mutual fund (i.e., market timing), ETFs and limited partnership and limited liability company interests. For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund, GLD ETF, SLY ETF, PPLT ETF or limited partnership/limited liability company interest within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus. Without limiting the foregoing, all access persons are prohibited from trading in the shares of mutual funds for their Personal Accounts, and for any funds managed by the Firm, in a manner inconsistent with a mutual fund’s prospectus or offering memorandum.

V. CASH AND NON-CASH COMPENSATION, GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationship among business partners. However, under certain circumstances, gifts, entertainment, or other benefits may be or could be viewed as attempts to “buy” favorable treatment. Accepting or offering such inducements could raise questions about an access person’s ability to make independent business judgments in the Firm’s or clients’ best interests. Access persons should also keep in mind that certain types of inducements may constitute illegal bribes, pay-offs, or kickbacks. Each access person must use common sense and good judgment in connection with the receipt of gifts and entertainment, and avoid any appearance of impropriety. If access persons have questions or uncertainty about whether any gifts, entertainment or other type of inducement is appropriate, they should contact their supervisor or Compliance for guidance.

The Compliance Department and each access person will keep in mind the guidance from the U.S. Securities and Exchange Commission in IM Guidance 2015-01 dated February 2015 which highlights the conflict of interest that arises when the personnel are presented with gifts, favors or other forms of consideration (gifts or entertainment).

A. Cash Compensation

All access persons are prohibited from accepting cash from individuals or firms which provide services to the Firm. Access persons also are not permitted to accept cash or securities, in any amounts, from clients of the Firm, either as compensation or in connection with a request to deposit the cash or securities into the client’s account. “Cash,” for purposes of the Code, includes anything with a stated

money value that can be used like, or converted into, cash, including, but not limited to, gift certificates, postal vouchers, credit/debit cards, traveler’s checks or similar items. In addition, access persons may not give cash to other access persons, except for reasonable gifts to administrative staff for holidays, birthdays, birth of a child, weddings, and similar occasions. Any exceptions to this prohibition must be approved in writing by Compliance.

B. Gifts and Entertainment

Providing and receiving gifts of non-cash compensation are permissible with the limits set forth below. In all circumstances, access persons should not give or accept gifts that are so lavish or extravagant as to raise questions of impropriety.

Access persons may not accept or receive gifts from a single person or entity with whom Kopernik does business in an amount that exceeds a market value of $250 ($100 for sales team members) per calendar year, either as an individual item or in the aggregate during the year. Access persons also may not give gifts to a single person or entity in an amount that exceeds a market value of $250 ($100 for sales team members) per year, either as an individual item or in the aggregate. Promotional items of nominal value, such as calendars, restaurant guides, hats, pens, and other items with Kopernik or other corporate logos are not included in the $250 limits as “gifts.”

Kopernik has a $375 per event cap on the receipt of business meals and business entertainment, which includes the market value, plus any applicable fees, for the participation of the access person and any guest(s) that may accompany him or her. “Business entertainment,” to be permissible, must be at a suitable business venue and have a business purpose. For business meals and business entertainment, representatives of both Kopernik and the client or vendor must be present; otherwise the meal or entertainment will be deemed a “gift.”

The Compliance Department maintains a Gift and Entertainment Log. Items above $25 must be reported to the Compliance Department and items can be reported before or after the reportable event. Items entered into Concur Technology are considered reported to the Compliance Department. All other gifts or entertainment above a $25 value either given or received must be reported to the Compliance Department by email at giftsandentertainment@kopernikglobal.com. Compliance approval must be received before participating in any event that is expected to exceed these limits.

C. Foreign Corrupt Practices

Access persons must exercise special care in dealing with foreign government officials. The Foreign Corrupt Practices Act and similar laws (collectively, the “FCPA”) make it a crime to bribe a foreign official to gain an “improper business advantage.” An improper business advantage may involve efforts to obtain or retain investment management business, as in the awarding of a government contract.

The FCPA expressly prohibits offering, promising or giving “anything of value” to gain an improper business advantage. In addition to cash payments, “anything of value” may include:

•	Gifts, entertainment or other business promotional activities;

•	Covering or reimbursing an official’s expenses;

•	Offers of employment or other benefits to a family member or friend of a foreign official;

•	Political party and candidate contributions;

•	Special investment opportunities not otherwise available; and

•	Charitable contributions and sponsorships.

The FCPA applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate of the official. The FCPA also applies to business conducted with or through an agent, consultant, or other business partner of the Firm. Access persons who manage, supervise and/or oversee the activities of third parties working with the Firm are responsible for ensuring that such persons or entities understand and fully comply with this Policy. Any access person who has reason to believe that a violation of this Policy has occurred, or may occur, must promptly report this information to his or her supervisor, a person at the next level of supervision, or the CCO. Access persons who violate the FCPA or the firm’s related policies will be subject to disciplinary action, up to and including dismissal.

VI. OUTSIDE DIRECTORSHIPS AND BUSINESS ACTIVITIES

An access person’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an access person’s duties to the Firm. Accordingly, access persons are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or its clients and (ii) has been approved in writing by Compliance. In addition, any access person serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

An access person must obtain approval in writing from Compliance before (i) engaging in outside business or not-for-profit ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the access person’s duties at the Firm.

If at any time after approval it appears that any approved outside activity conflicts with, or may reasonably be anticipated to conflict with, the interests of the Firm or any client, the access person may be prohibited from participating or be required to discontinue the activity.

VII. INSIDER TRADING

The Firm has adopted policies and procedures designed to detect and prevent insider trading and to preserve confidential information. Access persons are prohibited from trading, either personally or on behalf of clients or others, on the basis of material non-public information, or communicating such information to others. Insider trading is a violation of the law. Any access person who engages in such illegal trading will be subject to prompt disciplinary action, including but not limited to suspension and/or termination of their employment with the Firm. Kopernik’s prohibitions apply to every access person, and to all activities, both within and outside of an individual’s duties at Kopernik.

A. Insider Trading Determination

The term “insider trading” is not expressly defined in the federal securities laws, but for purposes of the Code means to trade in securities (whether or not the person making the trade is an “insider” of the issuer) while in possession of material non-public information relating to such securities or the issuer of such securities, received in the context of a relationship of trust or confidence. As discussed above, Kopernik is a fiduciary to its clients and any non-public information received while employed or otherwise associated with the Firm should be assumed to have been received in the context of a relationship of trust or confidence. Additionally, access persons who communicate or “tip” such material non-public information to another person or chain of persons who trade on those securities are likely to be subject to SEC and/or criminal prosecution. While there is no specific futures or commodity rule that addresses insider trading, that type of activity is considered to be prohibited under regulations that require observance of high standards of commercial honor and just and equitable principals of trade in the conduct of business.

Communication of material non-public information to others, either inside or outside Kopernik, is prohibited except for discussions designed to assess such information with Compliance officers. While the law concerning insider trading is not static, the following activities are generally understood to be prohibited:

•	Trading by an insider while in possession of material non-public information;

•	Trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•	Communicating material non-public information to others.

B. Insider Status

The concept of an “insider” is broad and includes officers and employees of a company or other entities who have issued securities, such as a municipality or a closed-end fund. In addition, a person such as a securities analyst can become a “temporary insider” if he or she enters into a relationship with the issuing entity (which may include a confidentiality agreement or other agreement to “come over the wall”) and is given access to non-public information solely for the company’s purposes. A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Access persons may also be deemed “insiders” with respect to information about actual or potential securities purchases or sales by the Firm on behalf of Kopernik managed funds and/or accounts, since information about such purchases and sales could be deemed material non-public information unless and until it is publicly disclosed.

C. Material Non-public Information

“Material information” generally is defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably likely to have a substantial effect on the price of an issuer’s securities. Information that access persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, announcements concerning major litigation, liquidation problems, and extraordinary management developments. Trading on non-public information is not a basis for liability unless the information is material.

Information is “non-public” until it has been effectively communicated to the marketplace. Access persons must be able to point to concrete evidence that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, or other publications in general circulation, or available through online sources, would be considered “public.” Client portfolio holdings may be deemed material non-public information. Except as may be expressly permitted by Compliance, the Firm’s policy is not to disclose client portfolio holdings other than to the client or to third party vendors with a legitimate business need for such information unless at least 30 days have passed since the date the portfolio holdings were determined.

D. Identifying and Reporting Potential Inside Information

If an associated person believes or is concerned that he/she has received material, non-public information, the access person should immediately contact Compliance. Access persons may inform their supervisors that they may have received material, non-public information, but should not pass along the information to any supervisor or anyone other than a Compliance officer. Access persons who believe or are concerned that they have received such information should never purchase or sell any securities on behalf of anyone, including Fund or other client accounts.

After the Firm’s Compliance officer or legal counsel has considered the issue, the access person will be instructed to continue the prohibitions against trading and communication or will be permitted to trade and communicate the information, depending upon the outcome of the review. Until receipt of such direction from Compliance or an attorney in writing, the access person may not take any action with regard to a proposed transaction or communication of the information. For certain access persons who are not integral to the investment management process, Compliance may be able to institute information barriers around the access person to “wall off” a person who has received material nonpublic information.

E. Prevention and Detection of Insider Trading

To prevent insider trading, Compliance will train access persons on the Firm’s policies and procedures; answer questions regarding the Firm’s relevant policies and procedures; resolve issues of whether information received by an access person is material and non-public; restrict access persons from trading in securities of any issuer when those access persons have received material, non-public information; and promptly review, approve or disapprove, in writing, each request of an access person to trade in Covered Securities; and periodically review access persons’ personal securities transactions and the trading activity of accounts managed by the Firm for suspicious activity.

The use of expert networks can raise a variety of potential legal and compliance issues and as a result, the Firm will not utilize their services.

Compliance will maintain a “Restricted List” of securities issuers about which a determination has been made that it is prudent to restrict trading activity. For example, if investment personnel have acquired material, non-public information about a company, that company’s securities will be added to the Restricted List. Companies will also be added to the Restricted List if the Firm’s clients have a large position in the company’s securities and the Firm has a regulatory filing obligation but the filing has not yet been made public. As a general rule, trades will not be allowed for clients, or for the securities accounts of access persons, in the securities of a company appearing on the Restricted List, except with approval of CCO. Any determination to remove a company from the Restricted List must be approved by the CCO. The CCO will document decisions to add companies to and remove companies from the Restricted List. Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

All questions regarding Kopernik’s policies and procedures to prevent insider trading should be referred to the Firm’s CCO.

VIII. ADMINISTRATION AND ENFORCEMENT

A. Approval of the Code

This Code has been approved and adopted by Kopernik, and all funds for which Kopernik serves as an adviser. Material amendments must all be approved by the Funds within six months of amendment of the Code by Kopernik.

B. Reports to the Funds

Kopernik will provide an annual written report to the management of any fund for which Kopernik serves as an adviser or sub-adviser. This report will:

•	Certify that procedures have been adopted that are reasonably necessary to prevent access persons from violating the Code, and

•	Describe any material issues arising under the Code or procedures thereunder since the last report, including, but not limited to, information about material violations of the Code or procedures thereunder and sanctions imposed in response to such violations.

C. Violations

Kopernik and each fund for which Kopernik acts as an adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code. Access persons must report known or suspected violations of the Code promptly to the CCO. Such reports will be treated confidentially to the extent permitted by law, and investigated promptly.

D. Sanctions for Violations of the Code

Access persons are subject to serious sanctions for violations of specific provisions or general principles of the Code. Literal compliance with specific provisions of the Code will not shield an access person from sanction or liability for conduct that violates the spirit of the Code.

Violations will be reviewed and sanctions determined by the CCO or his/her designee(s).

Factors which may be considered when determining an appropriate sanction include, but are not limited to:

•	Whether the act or omission was intentional, negligent or voluntary;

•	Harm to a Fund or other client account;

•	Extent of unjust enrichment;

•	Frequency of occurrence;

•	Degree to which there is personal benefit from unique knowledge obtained through an access person’s position within Kopernik or an affiliated entity;

•	Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or

•	Level of accurate, honest and timely cooperation from the access person subject to the Code.

Sanctions which may be imposed include, but are not limited to:

•	Written warning;

•	Restriction of trading privileges;

•	Breaking of trades in violation of the Code;

•	Disgorgement of trading profits;

•	Fines; and/or

•	Suspension or termination of employment.

E. Form ADV Disclosure

Kopernik and any affiliated entity that is a registered investment adviser must include in Part 2 of its Form ADV a description of the Code and a statement that such entity will provide a copy of the Code to any client or prospective client upon request.

F. Interpretation of the Code and the Granting of Waivers

Questions regarding the interpretation or applicability of the provisions of this Code should be directed to Kopernik’s CCO. Exceptions may be made, on a case-by-case basis, to any of the provisions of this Code upon concluding that the exception is warranted. This evaluation shall include a determination that no client or Fund is likely to be disadvantaged or otherwise adversely affected by the exception. All exceptions must be documented and a record of the exception must be created and maintained.

IX. RECORDKEEPING

The Firm will maintain the following records in a readily accessible place in accordance with Rule 204-2 under the Advisers Act.

•	A copy of each Code that has been in effect at any time in the past seven years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person,

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation(s) and/or account statement(s) submitted in lieu of those reports;

•	A record of any decision and supporting reason for approving the acquisition of securities by access persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of any decision that grants an access person an exception to the Code;

•	A record of persons responsible for reviewing access persons’ reports made pursuant to the Code currently or during the last five years; and

•	A copy of reports provided to a Fund regarding the Code.

X. DEFINITIONS

A. Beneficial Ownership and Pecuniary Interest

“Beneficial ownership” means having or sharing a direct or indirect “pecuniary interest” in a security, which offers the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. This may arise through a contract, arrangement, understanding, relationship or otherwise.

The pecuniary interest standard looks beyond the record owner of securities, and as a result the definition of beneficial interest in the Code is very broad and encompasses many scenarios that may not ordinarily be thought to confer a pecuniary interest in, or ownership of, securities. Some examples include:

•	Family Holdings – Access persons are deemed to have beneficial ownership of securities held by members of their immediate family sharing the same household with them. “Immediate family” includes any spouse, domestic partner, child or stepchild, or other relative who shares the home, or, although not living in the home, is economically dependent on the access person.

•	Partnership and Corporate holdings – Access persons are deemed to have beneficial ownership of securities held by an entity they directly or indirectly control. If an access person is a limited partner in a partnership, the access person generally will not be deemed to have beneficial ownership of securities held by the entity, provided that the access person does not own a controlling voting interest in the partnership. If an access person owns or otherwise controls a corporation, limited liability company or other legal entity, or if the entity is the access person’s “alter ego” or “personal holding company,” the access person will be deemed to have beneficial ownership of such entity’s securities.

•	Trusts – Access persons are deemed to have beneficial ownership of securities held by a trust if they control the trust or have the ability to prompt, induce, or otherwise effect transactions in securities held by the trust. For example, an access person has beneficial ownership if the access person is the trustee and/or the access person or members of the access person’s immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; the access person is a settler of the trust; or if the access person has the power to revoke the trust without obtaining the consent of others.

•	Investment Clubs – An access person is deemed to beneficially own securities held by an investment club of which the access person or a member of the access person’s immediate family (as defined above) is a participant. Membership in any investment club must be preapproved by the CCO, and this account is treated in the same manner as any other personal brokerage account of an access person, including the pre-clearance and reporting requirements of the Code.

•	Financial Power of Attorney – An access person is deemed to beneficially own securities held in any account over which the access person has financial power of attorney.

B. Control

“Control” of an entity means having the power to exercise a controlling influence over the management of policies of the entity, unless such power is solely the result of an official position with such entity, and a control relationship exists when an entity controls, or is controlled by, or is under common control with, another entity. Any person who owns beneficially, either directly or through one or more controlled entities, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such entity. A natural person is presumed not to be a controlled person.

C. Domestic Partner

“Domestic Partnership” is a legal or personal relationship between two individuals who live together and share a common domestic life but are neither joined by marriage nor a civil union.

D. Initial Public Offering

“Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

E. Security

“Security” means any means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, future, forward contract, option, or other derivative based on U.S. or foreign currency or baskets of currencies, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

EXHIBIT A

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Date:

DETAILS OF PROPOSED TRANSACTION

• Buy or Sell?

• Name of Issuer

• Ticker

• Type of security (note, bond, common stock, preferred stock, ETF, etc.)

• Number of shares or units

• Price per share/unit

• Approximate dollar amount

• Name of account for which transaction will be made

• Name of broker/financial institution

☐	Check here if you wish that this form shall not be construed as an admission of direct or indirect beneficial ownership in the Security.

Access Person Signature

Compliance Approval or Disapproval:

EXHIBIT B

INITIAL/ANNUAL HOLDINGS REPORT

Name of Access Person:

Date of Submission:

Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Actual (or Approximate) Principal Amount

I hereby certify that the information contained in this report is true and complete and that listed above are all holdings of covered securities with respect to which I have beneficial ownership.

By:
Name:

EXHIBIT C

QUARTERLY TRANSACTION REPORT

Name of Access Person:

Date of Submission:

Transactions

Trade Date and Type	Price/ share or unit	Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is true and complete and that listed above are all transactions for the quarter ended                      of covered securities with respect to which I have beneficial ownership.

By:
Name:

Appendix J

KOPERNIK GLOBAL INVESTORS, LLC

Kopernik Private Funds Marketing and Selling Guidelines

December 2015

I.	Introduction

A.	The Kopernik Funds

Kopernik Global Investors, LLC (“Kopernik” or the “Firm”) manages certain privately offered investment funds (collectively, the “Kopernik Funds”) (please see compliance manual for discussions on sales of open end mutual funds registered under the Investment Company Act of 1940, as amended). Interests in the Kopernik Funds are marketed and sold by employees of Kopernik; they may also be sold by broker-dealers and placement agents. Set forth below are Kopernik’s guidelines for marketing and selling the Kopernik Funds.

B.	Regulatory Framework

1.	Investment Company Exemption

Kopernik Funds generally rely on Section 3(c)(7) of the Investment Company Act of 1940 (“Investment Company Act”) to be exempt from having to register with the Securities and Exchange Commission (“SEC”) as an “investment company” as defined in the Investment Company Act. Any fund operating pursuant to this exemption may make private placements of its securities, not a public offering of its securities, as such term is interpreted by the SEC. Kopernik Funds relying on Section 3(c)(7) may only offer and sell interests to “qualified purchasers” (hereafter “Qualified Purchasers”) and “knowledgeable employees” (hereafter “Knowledgeable Employees”) Additional guidance on Qualified Purchasers and Knowledgeable Employees is provided in Exhibit A.

2.	Safe Harbor from Public Offering

The interests in the Kopernik Funds are not registered with the SEC or any State jurisdiction. Section 5(c) of the Securities Act of 1933 (the “Securities Act”) generally prohibits the offering of any issuer’s securities, including interests in private funds like the Kopernik Funds, that are not registered with the SEC. Section 4(2) of the Securities Act, however, exempts from these registration requirements “all transactions by an issuer not involving any public offering.” Therefore, Kopernik Fund interests should only be marketed and sold in offerings that are not public – i.e., a private offering or “private placement.”

The term “public offering” is not defined in the Securities Act or otherwise by the SEC. However, the SEC has adopted several exemptions and “safe harbors” from registration under the Securities Act. These include Rule 506 of Regulation D (“Reg. D”) for offerings to “accredited investors” (hereafter “Accredited Investors”) and Regulation S (“Reg. S”), for offerings to non-U.S. investors. If Kopernik complies with each of the requirements of Reg. D or Reg. S, an offering of Kopernik Fund interests will not be considered “public.”

3.	No Exchange Act Reporting

Certain securities issuers with 500 or more investors must also register those securities under the Securities Exchange Act of 1934 (the “Exchange Act”), as required by Section 12(g) of the Exchange Act, and, among other requirements, then provide quarterly and annual reports to those investors. As a result, a Kopernik Fund will generally not have more than 499 investors.

C.	Overview of Regulation D and Regulation S

1.	Regulation D

The primary safe harbor in Regulation D is contained in Rule 506, which permits the issuer to raise an unlimited amount from Accredited Investors.1 The definition of Accredited Investor is provided below in Exhibit A.

Rule 502(c) of Regulation D prohibits a private fund, or any person acting on its behalf, from offering or selling private fund interests by any form of “general solicitation” or “general advertising,” including but not limited to, the following:

•	Any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; and

•	Any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

•	Any cold calls, mass mailings, information on websites available to the public and e-mail messages sent to a large number of previously unknown persons.

Accordingly, no Kopernik employees, or any placement agent or consultant, may engage in any of the foregoing prohibited activities.

As a general matter, Rule 502(c) permits Kopernik to secure investors through consultants, broker-dealers and other intermediaries. The specific permissible and impermissible activities related to the offering of Kopernik Fund interests are discussed below.

2.	Regulation S

Reg. S permits a domestic or foreign issuer to raise capital without registration under the Securities Act as long as all the offers and sales of securities are made outside the United States and the purchasers are not “U.S. persons,” as defined in Reg. S. No directed selling efforts toward the U.S. market or potential U.S. investors are permitted. Thus, for example, an issuer and its agents may not advertise the offering in a publication “with a general circulation in the United States.” Offerings made in accordance with Reg. S must comply with all applicable securities laws in the countries where the purchasers are located.

D.	Cautionary Note – Consequences of a Public Offering

If Kopernik is found to have made a public offering of any Kopernik Fund interests, the offering will be outside of a safe harbor, and, if no other exemption is available, such Kopernik Fund would then be in violation of the registration provisions of the Securities Act and would be required to register the sale of its securities. Purchasers of interests in such Kopernik Fund, even if sophisticated and well-informed about the offering, could have the right, under the Securities Act, to rescind their respective transactions and get the full amount of their capital returned to them or to recover damages. The regulatory sanctions could include cease and desist orders obtained by the SEC, fines, and suspensions and bars from the industry. In some cases, the issuer or the SEC could also impose a “cooling off” period before allowing the offering to continue.

[1]	Defined in Rule 501(a) of the Securities Act.

The failure to privately place securities would also prevent a Kopernik Fund from relying on the exemption from registration under Section 3(c)(7) of the Investment Company Act. The SEC has a significant number of enforcement tools to address such a violation, including the appointment of a receiver or the SEC could require such Kopernik Fund to register with the SEC as a mutual fund. Increased regulatory scrutiny and reputation damage could also result.

E.	Key Definitions

Consultants: Finders, consultants, registered investment advisors, trust companies, and other non-brokerdealer firms not affiliated with Kopernik acting on behalf of clients that wish to invest in privately offered funds.

Non-PPM Literature: Informational pieces (e.g., fact sheets) and similar documents prepared by Kopernik about the investment services they offer, which may mention the Kopernik Funds.

Pitch Books: PowerPoint presentations and similar documents prepared by Kopernik that are tailored to a specific prospect for a Kopernik Fund or other Kopernik investment services, which may provide specific information about the Kopernik Funds.

Pre-Qualified Investor: A prospective investor is a Pre-Qualified Investor if either (1) such investor already appears on a list of Pre-Qualified Investors maintained by Kopernik or (2) such investor is determined by Kopernik to be sufficiently sophisticated, and such investor has established a substantive pre-existing relationship with Kopernik, a Third Party Broker-Dealer or Consultant. For more guidance, see Guide to Analyzing Prospective Investors in Section II below.

Private Placement Memorandum or PPM: The formal offering document prepared by Kopernik for each Kopernik Fund that discloses information prospective investors will use to make an informed investment decision. This includes the offering structure, the structure of the fund and the interests being offered, fees, information on fund operations, risks involved with the investment, management information, use of proceeds, information on certain transactions that could affect the investor, etc.

Subscription Agreement: The actual “sales contract” for purchasing interests in a particular Kopernik Fund. This is the document that a prospective investor will execute and submit with their investment funds.

Broker-Dealers: Registered broker-dealers, broker-dealers exempt or otherwise excepted from registration (e.g., the trust department of a bank) not affiliated with Kopernik and foreign brokers or placement agents that have clients or contacts that wish to invest in privately offered funds.

II.	Broker-dealer Issues

Kopernik has hired an independent broker-dealer, Foreside, to associate with for our private Kopernik Funds and assist the sales team in holding their licenses.

Whether the marketing of advisory services and/or the solicitation of fund investors is carried out by internal marketing personnel or third parties, issues relating to broker-dealer registration requirements and disclosure of compensation arrangements to clients and potential investors need to be considered and addressed.

Persons who engage in the offer or sale of securities (such as fund interests) and are compensated on the basis of the amounts invested in the fund(s) may be viewed as “brokers” or “associated persons” of broker-dealers, who are required, pursuant to Section 15 of the Exchange Act, to be registered with the SEC in order to perform such functions. Internal marketing personnel may be used to solicit fund investors provided that their functions and the manner in which they are compensated complies with the conditions of the “issuer exemption” in Exchange Act Rule 3a4-1, which provides a safe harbor from broker-dealer registration requirements.

Rule 3a4-1 provides a safe harbor from broker-dealer registration requirements for the use of internal personnel in connection with the offer and sale of the securities of an issuer, including private funds such as the ones managed by Kopernik. The employees of a registered adviser to one or more funds, whose functions relate to the marketing of fund interests, are “associated persons” of the relevant fund(s) and hence within the scope of the rule. In order to qualify for the Rule 3a4-1exemption/safe harbor from broker-dealer registration requirements, each such associated person:

(1) cannot be subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his or her participation in fund marketing activities;

(2) cannot be compensated in connection with his/her participation in such activities by the payment of commissions or other remuneration based either directly or indirectly on sale of fund interests; and

(3) cannot at the time of his/her participation in such activities be an associated person of a broker or dealer. In addition, the conditions of one of the following paragraphs must be met:

•	The person primarily performs substantial duties (such as client or investor servicing) other than in connection with the offer and sale of fund interests; was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and does not participate in the offer or sale of fund interests more than once every 12 months; or

•	The person restricts his or her participation in the offer and sale of fund interests to the following activities:

(A) preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser (provided, however, that the content of such communication is approved by a partner, officer or director of the issuer);

(B) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser (provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act or other offering document); or (C) performing ministerial and clerical work involved in effecting any transaction.

Rule 3a4-1(b) expressly states that a failure to comply with the conditions of the Rule does not mean that the marketing personnel at issue are selling fund interests in violation of the broker-dealer registration requirements. Nonetheless, if the Firm’s personnel engage in the solicitation of potential Fund investors, it is the policy of this Firm to comply with conditions (1) through (3) above.

Further, pursuant to Rule 206(4)(3) of the Advisers Act, a third party “solicitor” who refers potential private fund investors to a registered investment adviser is required to provide potential investors with a disclosure statement setting out the details of the advisor’s arrangement with the solicitor, including but not limited to the solicitor’s compensation. In view of the antifraud provisions of Rule 206(4)-8, which prohibit advisers from making false or misleading statements to investment pool investors, full disclosure by the solicitor of its receipt of compensation for referring investors to Kopernik is necessary.

Guide to Analyzing Prospective Investors

A central principle in the SEC’s interpretations of what constitutes a private offering is that there be a substantive pre-existing relationship between a prospective investor and an issuer of securities (or the person, such as a Consultant or Broker-Dealer, who is introducing the investor to the issuer). If a potential investor that is sufficiently sophisticated has a pre-existing relationship with Kopernik, a Consultant or Broker-Dealer, then a Kopernik Fund can be offered to that investor immediately. If a potential investor does not have a pre-existing relationship, then a two-step process is required. First, a pre-existing relationship must be established without offering the Fund; later, after the so-called “Cooling-off Period,” the Fund can actually be offered to the investor. Prior to placement, Kopernik or a Broker-Dealer must also determine that the prospective investor is sufficiently sophisticated to understand the risks and terms of investing in a Kopernik Fund and that the Fund is “suitable” for such investor. Kopernik should maintain a list of investors who have previously been qualified to invest in Kopernik Funds (“Pre-Qualified Investors”). Assuming a prospective investor does not already appear on the list of Pre-Qualified Investors maintained by Kopernik, Kopernik or the Broker-Dealer distributing Kopernik Fund interests must evaluate the suitability of Kopernik Fund interests for prospective investors by looking at the financial circumstances, investment experience and the level of sophistication of each prospective investor. Kopernik or a Broker-Dealer must create and maintain a record of its pre-existing relationship and suitability analyses electronically or in writing.

A.	Suitability Determinations

1.	Overview

Kopernik, as an investment adviser, may only offer securities or investments to customers if it believes that those securities or investments are suitable for such customers. Among other factors, Kopernik must examine the prospective investor’s financial status, tax status, and investment objectives before making that determination.2 Kopernik will perform the required suitability analysis with respect to prospective investors in Kopernik Funds through the collection of information provided by such prospective investor on the Subscription Agreement. In this form, a prospective investor will answer a number of questions about its existing investments and investment needs.

2.	Reg. D.

A prospective investor may be viewed as sufficiently sophisticated to invest in a Reg. D. offering if they meet the following requirements.

•	The prospective investor represents that he/she/it is a Qualified Purchaser (or a Knowledgeable Employee) AND an Accredited Investor,[3] most often by completing a Subscription Agreement, and Kopernik or the Broker-Dealer involved in the sale has no reasonable basis for concluding otherwise;

[2]	See id.
[3]	Simply because an individual investor is a Qualified Purchaser does not necessarily mean they are also an Accredited Investor. Some Qualified Purchasers who are individuals may have $5 million in “investments” but a net worth of less than $1 million if they have significant liabilities.

•	Kopernik or the Broker-Dealer determines that the prospective investor is a Qualified Purchaser (or a Knowledgeable Employee) and an Accredited Investor, based on reasonable factors, such as the magnitude of the investor’s assets under management;[4] or

•	A Broker-Dealer or Consultant has determined that the prospective investor is a Qualified Purchaser and Kopernik has a reasonable basis for concluding that such Broker-Dealer or Consultant has adequate procedures and a basis for making such determinations.

Until the sophistication of a prospective investor is evaluated and confirmed by Kopernik or a Broker-Dealer or Consultant, there may not be any communication by Kopernik with such prospective investor mentioning any specific Kopernik Fund. More specifics on the evaluation and confirmation process are provided below.

3.	Reg. S.

Although an investor in a Reg. S offering need not be an Accredited Investor, it will need to be a Qualified Purchaser, and the investor must have sufficient investment sophistication and financial ability to invest in a Kopernik Fund. A Kopernik Fund may use a different form of subscription agreement for non-US investors, or it may use one subscription agreement that covers investors relying on either Reg. D or Reg. S.

Such investors also must not be “U.S. persons.” That term, as set forth in Rule 902 of Reg. S, includes individuals residing in the U.S.; any partnership, corporation, or other business entity organized under U.S. (including State) law; any estate of which any executor or administrator is a U.S. person; any trust of which any trustee is a U.S. person; any agency or branch of a foreign entity located in the U.S.; any non-discretionary account (other than an estate or trust) held by a dealer or fiduciary for the benefit or account of a U.S. person; any non-discretionary account (other than an estate or trust) held by a dealer or fiduciary that is organized, incorporated or (if an individual) resident in the U.S.; and foreign partnerships, corporations, or other business entities if they are formed by a U.S. person for the purpose of investing in securities not registered under the Securities Act, unless it is organized and owned by Accredited Investors who are not individuals, estate or trusts.

B.	Substantive Pre-Existing Relationships

Substantive pre-existing relationships must be established with each prospective investor before the sale of any Kopernik Fund to that investor. This relationship is a prerequisite to a private placement of securities.5

A pre-existing relationship exists where Kopernik, a Broker-Dealer, or a Consultant, or one or more of their employees has an existing relationship (i.e., client, former business associate, social contact, prospect previously met, etc.) with the prospective investor. The relationship must be such that the person(s) having the relationship at Kopernik, or a Broker-Dealer or Consultant is familiar with the prospective investor’s financial circumstances and has a reasonable belief that the prospective investor would be qualified to invest in a Kopernik Fund.6

[4]	Kopernik may consider information available from public sources and general reputation of a prospective investor. In addition, Kopernik may consider information and opinions provided by a Broker-Dealer or Consultant when evaluating a prospective investor; however, Kopernik should ultimately decide the prospective investor’s status.
[5]	See, e.g., Lamp Technologies, Inc., 1997 SEC No-Act LEXIS 638 (May 29, 199); Royce Exchange Fund, Quest Advisory Corp., 1996 SEC No-Act LEXIS 706 (Aug. 28, 1996); Bateman Eichler, Hill Richards, Inc., 1985 SEC No-Act LEXIS 2918 (Dec. 3. 1985); E.F. Hutton & Co., 1985 SEC No-Act LEXIS 2917 (Dec. 3. 1985); Woodtrails-Seattle Ltd., SEC No-Action Letter (Aug. 9, 1982).

[6]	See id.

In the case of all pre-existing relationships, it is important that sufficient time elapse between the time the relationship is established and the time any communication is made regarding Kopernik Funds so that the subsequent communication will not be considered to be general solicitation or advertising about, and part of a public offering of, the Kopernik Funds.7

Kopernik employees, Broker-Dealers and Consultants may only provide information about Interests in Kopernik Funds to persons who have been clients of Kopernik, the Broker-Dealer and/or Consultant for not less than 30 days, known as the “Cooling-off Period”, or who have been prospected by Kopernik employees, Broker-Dealer or Consultant for such a period of time. During the Cooling-off Period, no information concerning any Kopernik Fund may be delivered or communicated to the prospective investor regardless of the level of such investor’s sophistication.

III.	Direct Contact with Prospective Investors

A.	Overview

From time to time, Kopernik meets in-person, telephonically or electronically with persons who may be interested in financial products and services offered by Kopernik. If Kopernik Funds are discussed in such conversations, and a Broker-Dealer has been hired to help distribute the Kopernik Funds, a representative of a Broker-Dealer should be present. The following communications in that context are permissible:

•	Discussion about the prospective investor’s needs, financial goals and product or services interests; and

•	Generic discussion of Kopernik’s overall investment strategies and investment processes.

Prior to speaking to a potential investor about any specific Kopernik Fund or Funds, any terms or strategies related to a specific Kopernik Fund or Funds, or any other information that would cause the potential investor to inquire about a specific Kopernik security, several steps, as detailed below, should occur.

1.	Initial Contacts with a Prospective Investor

a)	Telephone Contacts

Kopernik or a Broker-Dealer distributing a Kopernik Fund or Funds may phone prospective investors to begin the investing process, and resulting telephone conversations may include an inquiry as to the prospective investors’ interest in investing in private funds generally. No specific Kopernik Funds should be mentioned. If a prospective investor expresses interest in investing in private funds, Kopernik or the Broker-Dealer may ask the prospective investor questions to determine if they are qualified to invest in a Kopernik Fund.

Where Kopernik offers an investment strategy as a separately managed account or through a registered fund, as well as through an unregistered fund, Kopernik or a Broker-Dealer may discuss that strategy as a whole with prospective investors. Where Kopernik offers an investment strategy only through a Kopernik Fund, Kopernik or a Broker-Dealer may not discuss that strategy with a prospective unless that investor has been qualified to invest in an unregistered fund.

[7]	See, e.g., Lamp Technologies, Inc., 1997 SEC No-Act LEXIS 638 (May 29, 199) (30 days); Bateman Eichler, Hill Richards, Inc., 1985 SEC No-Act LEXIS 2918 (Dec. 3. 1985) (45 days).

b)	E-Mail and Regular Mail Contacts

Kopernik or a Broker-Dealer may transmit an e-mail or send a letter to prospective investors to begin the investing process, provided such e-mail or letter consists only of a message inquiring as to the recipient’s interest in investing in private funds generally.8 No specific Kopernik Funds should be mentioned.

c)	Contacts at Seminars

Kopernik or a Broker-Dealer may not discuss any Kopernik Funds at a seminar unless they can establish that the attendees have not been invited by general solicitation or advertising. Kopernik should have a reasonable basis for concluding that each attendee is a Qualified Purchaser and has a pre-existing relationship with Kopernik or a Broker-Dealer.

2.	Qualifying Prospective Investors

During initial communications to determine whether the investor is qualified to invest in a Kopernik Fund or Funds, there should be no mention of any specific Kopernik Fund or Funds.

a)	Pre-Qualification Checklist

Once a prospective investor has expressed interest in investing in a private fund, Kopernik or a Broker-Dealer helping to distribute the Kopernik Funds should complete a Pre-Qualification Checklist for the investor, attached as Exhibit B hereto. An employee of Kopernik or a Broker-Dealer may need to contact the prospective investor by telephone, written correspondence, or other contacts with the investor to collect the necessary information. An employee of Kopernik or a Broker-Dealer may also collect the information on the Pre-Qualification Checklist from reliable public sources.

Kopernik or a Broker-Dealer may ask if the prospective investor is interested in investing in private funds generally and wishes to receive information from time to time about new and existing Kopernik Funds. If a prospective investor is then Pre-Qualified, Kopernik or a Broker-Dealer may add such investors to a spreadsheet that identifies Pre-Qualified Investors who have requested Kopernik Fund information and provide information to those investors periodically through a password protected website, targeted mailing, or other means that would not be general solicitation.

3.	Cooling-off Period

If there is no pre-existing relationship with a prospective investor, a Cooling-off period of not less than 30 days must occur prior to any communication regarding any of the Kopernik Funds.

4.	Identify the Prospective Investor as a Pre-Qualified Investor or Non-Qualified Investor

In advance of any substantive communication about Kopernik Funds, Kopernik or a Broker-Dealer should identify each prospective investor as either a Pre-Qualified Investor or a Non-Qualified Investor using the Pre-Qualification Checklist. If the prospective investor is a Pre-Qualified Investor, Kopernik or a Broker-Dealer may continue to the next step below.

[8]	Kopernik should not solicit Kopernik Fund investors through a bulk mailing or the transmission of “blast” e- mails based on a mailing list, even if it seems highly likely that all the persons being solicited are Pre-Qualified Investors.

If Kopernik or a Broker-Dealer is unsure of the investor’s status, Kopernik or a Broker-Dealer should make the focus of subsequent communications obtaining information from the prospective investor and discussing the general investment management capabilities of Kopernik (i.e., not promoting Kopernik Funds).

The SEC requires that Kopernik or a Broker-Dealer and each Kopernik Fund have a “reasonable belief” that each investor is a Qualified Purchaser.9

Kopernik or a Broker-Dealer may follow-up with a prospective investor after reviewing a completed Kopernik Pre-Qualification Checklist to communicate either that the prospective investor: (a) is not a Pre-Qualified Investor and thus will not be able to invest in the Kopernik Funds; or (b) is a Pre-Qualified Investor and Kopernik can proceed to the next step. After a prospective investor is informed that it cannot invest in the Kopernik Funds, there should be no further discussions with the Non-Qualified Investor about Kopernik Funds.

5.	Substantive Communications with Pre-Qualified Investors

Employees of Kopernik or a Broker-Dealer may not orally discuss or offer interests in a Kopernik Fund to a Pre-Qualified Investor without also providing the investor with a PPM, a pitch-book or other Non-PPM Literature (described below).

Other than the documents listed below, no documents discussing the offering should be provided by Kopernik or a Broker-Dealer to a Pre-Qualified Investor at any time:

•	PPM and Subscription Agreement; [10] and

•	Pitch-books and/or Non-PPM Literature which contain Kopernik Fund information (i.e., objectives strategies, holdings, etc.) provided that such materials (1) have been previously reviewed by appropriately qualified personnel (e.g., a Kopernik Compliance officer or a senior officer or director of a Broker-Dealer), (2) are not misleading or fail to contain a material fact, and (3) contain appropriate legends. All such materials must note that a PPM containing more information is or will be available prior to the first closing).

Offering and marketing materials should be logged to ensure that they are not disseminated to anyone other than prospective investors, or their agents, with whom Kopernik or a Broker-Dealer has a pre-existing relationship. No materials may be sent or delivered to a Pre-Qualified Investor without a control number. Each package of documents or information sent or delivered to a Pre-Qualified Investor must have its own control number. Kopernik or a Broker-Dealer will maintain a separate log, for each Kopernik Fund, which lists the names of each recipient of each set of offering materials, the items contained in the set of offering materials if less than the standard package (itemized below) and the date the package was sent or delivered (the “Offering Log”). Thus, for example, if a pitch-book is delivered to a prospective investor, it should have a control number and the delivery should be noted in the log of offering materials.

[9]	Rule 2a51-1(h) of the Investment Company Act.
[10]	If a PPM is not initially provided to a Pre-Qualified Investor, the employee should offer to leave a copy of the PPM with the Pre-Qualified Investor (or overnight the PPM) and request that the Pre-Qualified Investor review the PPM and contact the employee with questions.

Permissible communications with Pre-Qualified Investors include all of the following:

•	One-on-one presentations

•	Seminars (all invitees must be Pre-Qualified Investors)

•	Access to a password protected web site concerning Kopernik Funds

•	Sending the hard copy literature listed above.

Kopernik and a Broker-Dealer should only provide information concerning Kopernik Funds in hard copy or in soft copy that cannot be easily altered. Kopernik Fund materials should state that they are confidential and may not be copied.

6.	Providing Offering Materials

The standard investment packet sent to Pre-Qualified Investors (the “Standard Packet”) should include: (a) PPM (if not previously provided); (b) Subscription Agreement; (c) Part 2A and 2B of the Form ADV of Kopernik; (d) instructions on how to complete the forms and transmit them back; and (e) an IRS Form W9 for U.S. investors and/or an IRS Form W-8 for non-U.S. investors. The Standard Packet should generally be sent together, rather than having the individual documents sent separately. In addition, if a PPM is sent or delivered separately to a Pre-Qualified Investor, Part 2A and 2B of the Form ADV should generally accompany it since the two documents both contain important disclosures.

A current PPM and Part 2A and 2B of the Form ADV must be provided to each prospective investor in a Kopernik Fund. If the PPM or Part 2A and 2B of the Form ADV is modified before a closing, all prospective investors subscribing in that closing must receive an updated PPM or a supplement that contains all updates to these documents prior to that closing. The PPM and Part 2A and 2B of the Form ADV contain important disclosures about, among other things, Kopernik, the Kopernik Fund, the Fund interests and the offering. Each Subscription Agreement must include a representation that the investor has read and understood the PPM and has received Part 2A and 2B of the Form ADV.

Ordinarily an investor may not cross out or change any language of the Subscription Agreement. If an investor insists that changes must be made, the Kopernik employee should contact the CCO or CIO about a potential “side letter” agreement.

7.	Execution of Subscription Agreements

When Kopernik or a Broker-Dealer assisting with distribution receives a completed Subscription Agreement, Kopernik will complete and countersign the Subscription Agreement and provide a copy of the fully executed offering documents to the Pre-Qualified Investor. Kopernik or the Broker-Dealer will then take the necessary steps to complete the sale, including having the Pre-Qualified Investor wire funds to pay for the Kopernik Fund interests, and entering the Pre-Qualified Investor into the Kopernik Fund records as a shareholder or limited partner, as applicable.

Kopernik or the Broker-Dealer must track the number of investors in each Kopernik Fund to ensure that it does not exceed 499 total for the master and feeder funds. Kopernik must also keep track of the investors which are ERISA plans, to ensure that not more than 19% of a Kopernik Fund’s assets are subject to ERISA requirements. Kopernik should ensure that its personnel or the Broker-Dealer carry out these responsibilities. Although there is no numerical limitation within Section 3(c)(7) for participation by qualified purchasers, in practice the number generally does not exceed 499 (299 US Investors for offshore funds). This is because Section 12(g) of the Securities Exchange Act of 1934 (the Exchange Act) provides that the Exchange Act’s regulatory regime (including periodic reporting) is triggered by domestic issuers of securities with: (i) total assets exceeding $10 million and (ii) a class of securities held by 500 or more persons.

IV.	Indirect Contact with Prospective Investors

A.	Initial Contact with Consultants and Other Broker-Dealers

Kopernik may contact Consultants and/or Broker-Dealers (that have no pre-existing relationship with Kopernik) to ascertain whether such firms are interested in making available Kopernik Fund interests to their respective clients and customers. In making such initial contact, a Kopernik employee may mention that Kopernik offers private funds. The employee, however, should not:

•	make a mass mailing of brochures summarizing a Kopernik Fund to Consultants or Other Broker-Dealers that have no pre-existing relationship with Kopernik; or

•	provide any Consultant or Other Broker-Dealer with the PPM or other specific written information about a Kopernik Fund at the initial contact stage.

After the initial contact, the treatment of Consultants and Broker-Dealers varies slightly. Later contacts with Consultants are described below in paragraph B of this section, and later contacts with Broker-Dealers are described below in paragraph C of this Section.

B.	Investors Introduced to Kopernik by Consultants

1.	Establishing a Referral Relationship

Prior to accepting referrals from any Consultant, Kopernik or a Broker-Dealer should conduct due diligence regarding the capability of the Consultant or confirm that the Consultant is on an approved consultant list. Kopernik or a Broker-Dealer will use a checklist for its due diligence such as the one attached as Exhibit C. Kopernik shall maintain a due diligence file on each Consultant. Consultants will be divided into two groups: institutional investment consultants, who act primarily on behalf of large institutional investors who are Qualified Purchasers (“Institutional Consultants”), and other investment consultants, including finders, registered investment advisors, trust companies, and other non-broker-dealer firms, who may or may not act on behalf of Qualified Purchasers (“Other Consultants”).

Institutional Consultants should understand the limitations required by applicable regulation and need not enter into a written agreement with Kopernik or an Other Broker-Dealer; it will be sufficient for Kopernik or a Broker-Dealer to confirm, in writing, the limitations set out below. Kopernik or a Broker-Dealer may do this by orally discussing the limitations with the Institutional Consultant and then confirming the limitations in a letter to the Institutional Consultant. With all Other Consultants, Kopernik or the Broker-Dealer should enter into a written agreement with the Consultant. A model agreement with an Other Consultant is attached as Exhibit D hereto. Assuming Kopernik or the Broker-Dealer are satisfied with a Consultant’s background and capabilities after due diligence, Kopernik or the Broker-Dealer may provide the Consultant with a Standard Packet including the PPM, Subscription Agreement,11 Non-PPM Literature,

[11]	Kopernik should also make sure that all PPMs and other materials transmitted to Consultants (or Other Broker-Dealers) will have a control number, which shall be recorded in a log by Kopernik.

Pitch Books or other specific written information about a Kopernik Fund. All such materials must be marked with either a watermark or disclaimer, “For Consultant Use Only” or similar language. Kopernik may also provide approved consultants with copies of a Pre-Qualification Checklist.

Kopernik or a Broker-Dealer should confirm with each Institutional Consultant, and agree with each Other Consultant, that the Consultant will abide by the following limitations:

•	Communicate specific information about Kopernik Funds only to those prospective investors who have a substantive pre-existing relationship with the Consultant and meet the definition of Qualified Purchaser.

•	Not engage in general advertising or solicitation activities.

•	Represent that it will not share any Kopernik Fund material identified as “Consultant-Only Materials.”

•	Safeguard and otherwise limit appropriately the use of confidential information about Kopernik and the Kopernik Funds.

Kopernik should maintain a list of approved Consultants who have agreed to the limitations set forth below.

Note that Kopernik and a Broker-Dealer should not compensate, directly or indirectly, any Consultant for the referral of prospective investors or, more generally, in connection with the sale of Kopernik Funds.12

2.	No Sales by Consultants

Consultants are to be utilized for the sole purpose of introducing prospective investors, on whose behalf the Consultants are acting, to Kopernik or a Broker-Dealer. In so doing, Consultants may provide information to prospective investors about Kopernik and Kopernik Funds as described above, subject to the limitations of the agreements entered into. Consultants cannot close sales of Kopernik Fund interests. Instead, a Consultant may request that Kopernik or a Broker-Dealer transmit a Subscription Agreement to a prospective investor introduced by the Consultant with instructions that the Subscription Agreement be returned to Kopernik or the distributor.

Before sending a Subscription Agreement, however, Kopernik or the Broker-Dealer should review each referred prospective investor’s completed Pre-Qualification Checklist (or similar material used by the Consultant) and independently determine that such referred prospective investors are Pre-Qualified Investors. When Kopernik or the Broker-Dealer receives a completed Subscription Agreement it will take the necessary steps to complete the sale, including having the investors wire funds to pay for the Kopernik Fund interests, and entering the investors into the Kopernik Fund records as a shareholder or limited partner.

[12]	Consistent with Rule 206(4)-3 under the Investment Advisers Act of 1940, Kopernik may, however, enter into certain written agreements to compensate third parties for the referral of advisory business. All third-party compensation arrangements must comply with Adviser’s Act Rule 206(4)-3, which allows compensation only pursuant to a written agreement that (1) describes the activities to be performed by the third party and the compensation to be provided by Kopernik, (2) contains a promise by the third party that it will perform its activities consistent with Kopernik’s directions and the Advisers Act and related rules, and (3) requires the third party to provide the potential investor with Kopernik’s Form ADV Part 2A and 2B and certain mandatory disclosures. Additionally, this third party may not have been found to have violated certain securities laws and regulations. For more information about such solicitation agreements, please contact Compliance.

C.	Sales by Broker-Dealers

1.	Authorization to Make Sales of Kopernik Funds

Prior to authorizing a Broker-Dealer to make sales of Kopernik Fund interests, Kopernik should conduct due diligence regarding the Broker-Dealer’s experience and ability to sell a Kopernik Fund and its standing in the industry, or confirm that such Broker-Dealer is already on an approved list of broker-dealers who can sell Kopernik Funds. Kopernik will use a checklist for its due diligence such as the one attached as Exhibit E. Kopernik will then enter into a written placement agent agreement that requires the Broker-Dealer, among other things, to:

•	Communicate specific information about Kopernik Funds only to those prospective investors who have a substantive pre-existing relationship with the Broker-Dealer and meet the definition of Qualified Purchaser.

•	Determine whether prospective investors are “Qualified Purchasers” and whether a Kopernik Fund would be a suitable investment for prospective investors.

•	Not engage in general advertising or solicitation activities.

•	Represent that it will not share any Kopernik Fund materials identified by Kopernik as “Broker-Only Materials.”

•	Safeguard and otherwise limit appropriately the use of confidential information about Kopernik and the Kopernik Funds.

After such an agreement is executed, Kopernik may provide the Broker-Dealer with the Standard Packet materials, including the PPM, Subscription Agreement, Part 2A and 2B of the ADV, Non-PPM Literature, Pitch Books or other specific written information about a Kopernik Fund. When these materials are updated, Kopernik should ensure that current versions are sent to the Broker-Dealer and the outdated materials are replaced.

2.	Sales by Broker-Dealers

In contrast to Consultants, Broker-Dealers may offer and effect subscriptions of Kopernik Fund interests. To do so, a Broker-Dealer should transmit a Standard Packet with a PPM and Subscription Agreement to a prospective investor introduced by the Broker-Dealer. Prior to transmitting the Standard Packet to a customer of a Broker-Dealer, the Broker-Dealer should independently determine that such customer is a Pre-Qualified Investor and that the Kopernik Fund is suitable for that customer. When the Broker-Dealer receives a completed Subscription Agreement, it (or with the assistance of Kopernik) will take the necessary steps to complete the sale, including having the investor wire funds to pay for the Kopernik Fund interests, and entering the investor into the Kopernik Fund records as a shareholder or limited partner.

Kopernik may compensate Broker-Dealers to offer and sell interests of its private funds pursuant to a written placement agent agreement.

V.	Internal Communications

Kopernik may communicate information about Kopernik Funds to particular officers and employees within the Firm, provided that:

•	The content is not designed to solicit investments from Kopernik employees

•	In general, internal communications should contain the following legend —

INTERNAL USE ONLY.

VI.	General Marketing Guidelines

A.	Marketing of Kopernik

Kopernik is not precluded from advertising its other advisory services or issuing press releases because Kopernik manages Kopernik Funds. In general, Kopernik may advertise other services offered by Kopernik to maintain its identity in the financial community.13

1.	The Press

Press releases, interviews, or providing information regarding a Kopernik Fund may violate the private placement restrictions on “general solicitation” and “general advertising.” Kopernik may issue press releases about events related to Kopernik, provided that the releases concern corporate and other similarly high-level developments and are not designed to promote the sale of the Kopernik Fund interests. In general, press releases should not mention any Kopernik Funds or invite prospective investors to request additional information about the Kopernik Funds. Any public statements by Kopernik that refers to any Kopernik Fund, directly or indirectly, must be pre-approved by Compliance. For inquiries by the press, simply state that “we can’t comment at this time because of securities law restrictions”.

2.	Newsletters

Kopernik should not provide information about itself and its services/products, including the Kopernik Funds, to publishers of newsletters if the information will be published in the newsletter AND Kopernik will compensate the publisher for such publication.

3.	Speeches and Conferences.

Any communications in any forum regarding a Kopernik Fund must only include potential investors who are Qualified Purchasers (as determined by the conference sponsor, Kopernik, or a Broker-Dealer). In addition, such communications can only take place when there is a pre-existing relationship with the potential investors.

4.	The Internet.

Marketing materials and information about a Kopernik Fund may only be provided on the Internet through a password-protected website that is available only to Pre-Qualified Investors. All other forms of Internet use, including blogs, bulletin boards, publicly accessible websites, third-party websites and databases should be avoided unless pre-approved by Compliance. Third-party websites and databases can be approved where Kopernik, after due diligence, determines that such websites and databases are made available only to potential Qualified Purchasers.

[13]	All advertisements are, of course, subject to Kopernik’s general advertising review policies and procedures prior to dissemination and use.

B.	Marketing of the Kopernik Funds

As suggested above, marketing activities related to the Kopernik Funds must be limited to avoid the possibility of the funds being deemed to be publicly offered.

1.	Impermissible Activities

Advertisements about the Kopernik Funds should not be placed in newspapers, magazines or other publications nor played on television or the radio. Moreover, general advertisements about Kopernik should not suggest that persons interested in investing in private funds contact Kopernik.

Specific Kopernik Funds should not be listed or described on the public areas of any Kopernik website. Nor should Kopernik authorize the posting of such information on public areas of websites maintained by third parties because the posting of information regarding the Kopernik Funds on any publicly accessible web page could be deemed a “general solicitation” and, as a consequence, could be deemed part of a public offering.

In general, non-personalized communications concerning the Kopernik Funds should be avoided unless all recipients of the communication are reasonably expected to be Pre-Qualified Investors.

2.	Permissible Activities

Kopernik may disseminate information and data about Kopernik Funds to service providers that compile data about private funds in general (e.g., to create a hedge fund index) but that do not publicly disseminate information about specific Kopernik Funds.

Information regarding the Kopernik Funds may be posted on non-public areas of websites maintained by Kopernik (or third parties authorized by Kopernik), provided that access to the non-public web pages on which such information is posted is limited through the use of password protection to Pre-Qualified Investors.14

Any public statements by Kopernik directly or indirectly about the Kopernik Funds must be pre-approved by Compliance.

VIII. Regulatory Filings Based on Sales

The SEC and most States securities regulators require “notice” filings15 to be made and filing fees to be paid in connection with sales of unregistered investment vehicles to investors. Although the Federal and State requirements are too complex to be summarized here, each Kopernik Fund must comply with applicable Federal and State rules. Some general guidelines are included below.

[14]	If interests in the Kopernik Funds are offered on the Internet, prospective Internet investors in the Kopernik Funds may purchase securities only in connection with transactions posted after such investors are deemed to be Pre-Qualified Investors.
[15]	See 15 U.S.C. § 77r(c)(2)(A) [Section 18(c)(2)(A) of the Securities Act] (nothing in Section 18 prohibits any State from requiring the filing of any document filed with the SEC, together with annual or periodic reports of the value of securities sold or offered to be sold to persons located in the State (if such sales data is not included in documents filed with the Commission), solely for notice purposes and the assessment of any fee, together with a consent to service of process).

Form D of the Securities Act, used for Reg. D. offerings, is the primary form used for these SEC and State securities filings. The Form D filing requirement applies to Reg.D offerings, but not Reg. S offerings. A Form D must be filed with the SEC within 15 days after the first sale of securities in an offering, unless the end of that period falls on a Saturday, Sunday or holiday, in which case the due date is the first following business day.16 A “sale” does not take place until the subscription agreement is accepted or an investor is “irrevocably contractually committed to invest,” so if subscription agreements are not accepted until after a closing, the “sale” will not take place at the closing.17 Most, but not all States securities regulators permit the filing of a Form D, and other documents, such as a consent to suit in that State, to satisfy their specific notice requirements for sales of interests to residents in that State.18

Although Form D’s filed with the SEC are available to the general public, the filing of Form D notices with the SEC is not deemed to be either “general solicitation” or “general advertising.”19

A Form D must be amended at least once a year if the offering is continuing at that time. The following events will also trigger an obligation to update the Form:

(i)	a material mistake of fact or error in the previously filed notice of sales on Form D, as soon as practicable after discovery; or

(ii)	a change in the information provided in the previously filed notice of sales on Form D, as soon as practicable after the change, EXCEPT that no amendment is required to reflect a change that occurs after the offering terminates or a change that occurs solely in the following information: (a) the address or relationship to the issuer of a related person identified in response to Item 3 of Form D, (b) an issuer’s revenues or net asset value; (c) the minimum investment amount, if the change is an increase, or if the change, together with all other changes in that amount since the previously filed notice of sales on Form D, does not result in a decrease of more than 10%; (d) any address or State(s) of solicitation shown in response to Item 12 of Form D; (e) the total offering amount, if the change is a decrease, or if the change, together with all other changes in the amount since the previously filed notice of sales on Form D, does not result in an increase of more than 10%; (f) the amount of securities sold in the offering or the amount remaining to be sold; (g) the number of non-Accredited Investors, as long as the number does not exceed 35; (h) the total number of investors who have invested in the offering or (i) the amount of sales commissions, finders’ fees or use of proceeds for payments to executive officers, directors

[16]	17 C.F.R. § 503(a)(1)
[17]	Securities Act Rel. 33-8891 (Electronic Filing and Revision of Form D) 30 (Feb. 6, 2008).
[18]	Securities Act Rel. 33-8891 (Electronic Filing and Revision of Form D) at 10 and n. 34. A notable exception is the State of New York, which has its own “Form 99.”
[19]	17 C.F.R. § 230.501(c)(2).

or promoters, if the change is a decrease, or if the change, together with all other changes in that amount since the previously filed Form D, does not result in an increase of more than 10%. [20]

An issuer who files an amended Form D must update all information in the Form.21

[20]	17 C.F.R. § 503(a)(3)
[21]	17 C.F.R. § 503(a)(4)

EXHIBIT A

KEY TERMS:

“QUALIFIED PURCHASERS”

“KNOWLEDGEABLE EMPLOYEES”

and “ACCREDITED INVESTORS”

I. “Qualified purchaser” means—

1.	Any natural person (including any person who holds a joint, community property, or other similar shared ownership interest in an issuer with that person’s qualified purchaser spouse) who owns not less than $5,000,000 in “investments”;

2.	Any company that owns not less than $5,000,000 in “investments” and that is owned directly or indirectly by or for 2 or more natural persons who are related as siblings or spouse (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons;

3.	Any trust that is not covered by clause (2) and that was not formed for the specific purpose of acquiring the securities offered, as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust, is a person described in clause (1), (2), or (4); or

4.	Any other person (including entities such as for-profit or non-profit corporations, partnerships, and LLCs) acting for its own account or the accounts of other qualified purchasers, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in “investments.”[22]

“Investments” must be valued at fair market value or cost, less the amount of any outstanding indebtedness incurred to acquire them. They include only:

1.	Securities (as defined by section 2(a)(1) of the Securities Act), other than securities of an issuer that controls, is controlled by, or is under common control with, the prospective qualified purchaser that owns such securities, unless the issuer of such securities is: (a) an investment vehicle; (b) a public company; or (c) a company with shareholders’ equity of not less than $50 million (determined in accordance with generally accepted accounting principles) as reflected on the company’s most recent financial statements, provided that such financial statements present the information as of a date within 16 months preceding the date on which the prospective qualified purchaser acquires the securities of a Kopernik Fund;

2.	Real estate held for investment purposes (not for residential purposes or as a place of business);

3.	Commodity interests held for investment purposes (the amount of Investments shall be the value of the initial margin or option premium deposited in connection with such commodity interests);

4.	Physical commodities held for investment purposes;

[22]	See Section 2(a)(51) of the Investment Company Act.

5.	To the extent not securities, financial contracts (as such term is defined in section 3(c)(2)(B)(ii) of the Securities Act) entered into for investment purposes;

6.	In the case of a prospective qualified purchaser that is an unregistered fund in reliance on Section 3(c)(7) or 3(c)(1) of the Investment Company Act, or a commodity pool, any amounts payable to such prospective qualified purchaser pursuant to a firm agreement or similar binding commitment pursuant to which a person has agreed to acquire an interest in, or make capital contributions to, the prospective qualified purchaser upon the demand of the prospective qualified purchaser; and

7.	Cash and cash equivalents (including foreign currencies) held for investment purposes. These include bank deposits, certificates of deposit, bankers acceptances and similar bank instruments held for investment purposes; and

8.	The net cash surrender value of an insurance policy.

If the prospective qualified purchaser is engaged primarily in the business of investing, reinvesting or trading in commodity interests, physical commodities, or financial contracts, then those interests, commodities or contracts are deemed to be “held for investment purposes.”23

II. A “Knowledgeable Employee” of a Kopernik Fund is any individual who is:

1.	A president; any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); any other officer who performs a policy-making function, or a director, trustee, general partner, advisory board member, or person serving in a similar capacity; of Kopernik or a Kopernik Fund; or

2.	An employee of Kopernik or a Kopernik Fund (other than an employee performing solely clerical, secretarial or administrative functions with regard to such company or its investments) who, in connection with his or her regular functions or duties, participates in the investment activities of a Kopernik Fund, or investment companies the investment activities of which are managed by Kopernik, provided that such employee has been performing such functions and duties for or on behalf of Kopernik or a Kopernik Fund, or substantially similar functions or duties for or on behalf of another company for at least 12 months.[24]

III. An “Accredited Investor” is a person who comes within any of the following categories at the time of sale of securities to that person:

1.	Any bank or any savings and loan association or other institution, whether acting in its individual or fiduciary capacity; any registered broker or dealer; any insurance company; any investment company registered under the Investment Company Act of 1940 or a business development company; any Small Business Investment Company licensed by the U.S. Small Business Administration; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

[23]	See Rule 2a51-1 of the Investment Company Act (“Definition of Investments”).
[24]	See Rule 3c-5 of the Investment Company Act (“Beneficial Ownership by Knowledgeable Employees and Certain Other Persons”) and Section 2(a)(3) of the Investment Company Act (definition of “affiliated person”).

2.	Any private business development company;

3.	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4.	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5.	Any individual whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

6.	Any individual who had an income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7.	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) and

8.	Any entity in which all of the equity owners are accredited investors.

EXHIBIT B

KOPERNIK GLOBAL INVESTORS, LLC

INVESTOR CHECKLIST AND REQUEST FOR OFFERING MATERIALS

PLEASE SEND OFFERING MATERIALS FOR THE FUNDS CHECKED BELOW. PLEASE SEND.

☐ Global All-Cap Fund (Onshore)	☐ Global Unconstrained Fund (Onshore)	☐ Global Real Asset Fund
☐ Global All-Cap Fund (Offshore)	☐ Global Unconstrained Fund (Offshore)

Employee completing this form:                                                                    Date completed:

FORM REVIEWED AND APPROVED BY:                                                      Date:

TO: (Name)	Phone

#:

Address:	E-mail address:

Attn: (for entities)

Type of Investor:

         Partnership;          Employee Benefit Plan;          Corporation;          Limited Liability Company;          Foundation

         Trust:          Individual/Joint/Individual Retirement Account;          Other (please specify)

1.	I believe the prospective client is a “qualified purchaser” and “accredited investor” because:

☐	The prospect is an individual (or husband and wife investing jointly) who has (have) more than $5 million in investments and a net worth greater than $1 million.

☐	The prospect is a family company (for definition, see Subscription Agreement) that has more than $5 million in investments.

☐	The prospect is a trust, and the settlor(s) and trustees(s) each has more than $5 million in investments.

☐  Settlor(s) is/are        ☐  Trustee(s) is/are

☐	The prospect is an institution which has more than $25 million in investments.
(Note: Indebtedness used to acquire the investments must be deducted.)

2.	Upon what have you based this conclusion?

☐	The prospect is a current client with more investments in Kopernik accounts than the requisite amounts of investments. (Please attach evidence concerning accounts)

☐	The prospect is a current client who does not have the requisite assets in Kopernik accounts but I have reason to believe that the prospect has sufficient investments. (Please attach evidence of accounts and complete 3 below)

☐	The prospect is not a current client but I have reason to believe that the prospect has sufficient investments. (Complete 3 below)

3. Check all below which cause you to believe that the prospect has sufficient investments. You must have a reasonable basis for this conclusion. Include any pertinent information regarding why you believe the client has the requisite investments.

☐	Publicly available information on the entity. Source: Dated: (Please attach a copy)

☐	Discussions with the prospect/client on (date).

☐	Discussions with an advisor, consultant, or other referral source –

Name:

Date(s) of discussions:

☐	Examination of brokerage/bank/mutual fund/commodities statements from the prospect/client.

☐	Additional information regarding client’s/prospect’s background (e.g. employment, source of wealth, other investments holdings, etc.):

You must complete this section with details of all discussions, etc. that provide the basis for your conclusion that the client has at least $5 million in investment assets.

4. Please provide any pertinent information regarding your conversation/meetings with client that provide a basis for your conclusion that the client would be interested in our private funds, including the location and manner of meeting (in person or telephone call) and date.

5.	☐	This is a suitable investment for the prospect. # of years of investment-related experience.
Other private fund investments by this prospect/client:
Types of client investments: ☐ Mutual funds/ETF’s; ☐ Individual securities; ☐ Direct Real Estate; ☐ Private Equity; ☐ Venture Capital; ☐ Oil and Gas LPs; ☐ Commodities;
☐ Others (specify):

EXHIBIT C:

KOPERNIK GLOBAL INVESTORS, LLC

Checklist for Discussion with Consultants & Advisors (together, an “Advisor”)

and Request for Offering Materials

•	THIS ADVISOR HAS EXPRESSED INTEREST IN REVIEWING OFFERING MATERIALS FOR THE FUNDS CHECKED BELOW. PLEASE SEND.

☐ Global All-Cap Fund (Onshore)	☐ Global Unconstrained Fund (Onshore)	☐ Global Real Asset Fund
☐ Global All-Cap Fund (Offshore)	☐ Global Unconstrained Fund (Offshore)

Please check one:

•	CONFIDENTIALITY AG

•	PLEASE SEND CONFIDENTIALITY AGREEMENT TO ADVISOR BEFORE OFFERING MATERIALS:

Advisor Firm Name:

Advisor contact name: _

Advisor’s email address:

Kopernik employee completing this form:	Date completed:

FORM REVIEWED AND APPROVED BY:	Date:

I. INFORMATION ABOUT ADVISOR

1. Name(s) of Advisor employee(s) spoken to:	Date of discussion:

2. How long Advisor in business:

3. Approximate AUM (if applicable):

4. Average AUM for an Advisor client:

5. Advisor registered/licensed with:	• SEC; • State; • Foreig

Or, if a Trust Company:	• Federal license/charter • State license/

6. Approximate # of clients:

7. Does prospect understand definition of “qualified purchaser”: Yes	No (If no, explain.)

8. Approximate # or percentage of clients who are qualified purchasers: ; % institutions

9. Advisor clients own unregistered funds: Yes No

10. Are unregistered funds assets under Advisor management: Yes No

11. Advisor recommends specific unregistered funds to clients: Yes No

12. Other investment products Advisor recommends to clients (check all that apply): • Mutual funds/ETF’s; • Individual securities; • Direct Real Estate; • Private Equity;

• Venture Capital; • Oil and Gas LPs; • Commodities; • Others: (specify)

II. CONFIDENTIALITY

•	Offering materials/information concerning Kopernik Funds are confidential and not public.

•	The Advisor cannot send its offering materials to clients, but the Advisor can communicate information about the Kopernik Funds to qualified clients. The Advisor should tell each client that the information is confidential and may not be made public by the client.

•	Investors are limited to persons or entities who are both “qualified purchasers” as defined in the Investment Company Act and “accredited investors” as defined in Regulation D of the Securities Act, so the Advisor should only discuss the Kopernik Funds with clients who meet those definitions.

•	We have a standard confidentiality agreement for advisors that we will send, if not sent already, and we need it signed by the Advisor.

III. SUITABILITY/OFFERING MECHANICS

•	In addition to the “qualified purchaser” and “accredited investor” requirements, to ensure that each placement of Fund interests is a private placement, the Advisor must have a pre-existing advisory relationship with its client for at least 30 days (i.e., not a brand new client) before Kopernik can offer Fund interests to the client.

•	If an Advisor refers a client, Kopernik will send the client the offering materials directly.

•	We are unable to compensate Advisors for any referrals.

EXHIBIT D: ADVISOR CONFIDENTIALITY AGREEMENT

In connection with consideration of possible investment (the “Investment”) by clients of                      (“Advisor”) in the unregistered commingled funds (the “Kopernik Funds”) sponsored byKopernik Global Investors, LLC (“Kopernik”), issued pursuant to one or more private placements exempt or excluded from the public offering provisions of the Securities Act of 1933, as amended, and in consideration for, and as a condition to, Kopernik furnishing Advisor, at Advisor’s request, with a private placement memorandum and other offering materials (“Offering Materials”) for the Kopernik Funds, which are confidential and proprietary to Kopernik, Kopernik and Advisor agrees as follows:

(i) The Offering Materials that may be provided to Advisor by Kopernik are confidential and proprietary, except for such information which is or becomes (through no breach of any obligation of confidentiality hereunder) generally available to the public; (ii) Advisor may communicate information in or concerning the Kopernik Funds only to potential investors with whom Advisor has a substantive pre-existing client relationship and who meet the definition of “qualified purchaser” as defined in the Investment Company Act of 1940, as amended and “accredited investor” as defined in the Securities Act of 1933, as amended (“Qualified Clients”); (iii) if Advisor provides Qualified Clients with information about the Kopernik Funds, Advisor will inform those Qualified Clients that information concerning the Kopernik Funds is confidential and non-public; (iv) interests in the Kopernik Funds are offered pursuant to private placements, not as part a public offering and Offering Materials can be delivered only to Qualified Clients by a placement agent; (v) the Offering Materials will be used by Advisor for no purpose other than to review, evaluate, and discuss the Investment with Qualified Clients; (iv) copies of Offering Materials furnished to Advisor and labeled as “Consultant-Only” or “Advisor-Use Only” will not be shared with third parties; (vi) Advisor will use commercially reasonable efforts to maintain the confidentiality of the Offering Materials and will prevent their disclosure to or use by third parties or Advisor clients who are not Qualified Clients; (vii) Advisor will limit the use of and access to the Offering Materials to a limited number of its employees, agents or representatives who have a need to know them for the purpose of the Investment and who have been advised of its confidential nature and have agreed to be bound by the terms of this Agreement.; and (viii) Advisor will not receive any compensation, directly or indirectly, from the Fund, the placement agent, the Fund’s investment adviser, or any of their affiliates for evaluating or recommending the Fund to any third parties.

In the event Advisor is ordered under applicable law, legal process or regulatory inquiry to disclose any Offering Materials or the information contained therein, Advisor shall promptly notify Kopernik in advance, to the extent practicable, to give Kopernik the opportunity to seek a protective order or other appropriate remedy. Disclosure of Offering Materials or the information contained therein in response to the foregoing shall not be deemed to be a breach of this Agreement.

Upon Kopernik’s request, the Offering Materials shall be returned and not retained by Advisor or its representatives in any form or for any reason.

Notwithstanding the foregoing, the Offering Materials shall not include (i) information that has become generally available to the public; or (ii) information that was or becomes available to Advisor on a non-confidential basis, provided that the source of such information was not known by Advisor to be bound by a confidentiality agreement.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its provisions or rules regarding conflicts of laws.

Dated:	AGREED:	(Advisor Name)

By:
Name:
Title:

Kopernik Global Investors, LLC,

By: Dave Iben, Chief Investment Officer

Exhibit K

Kopernik Global Investors, LLC

December 2015

Privacy Policy Notice

Kopernik Global Investors, LLC and its affiliated funds consider your privacy our highest concern. In order to provide you with individualized service, we collect certain non-public personal information about you from information you provide on applications or other forms (such as your address and social security number), and information about your account transactions with us (such as purchases, sales and account balances). We may also collect such information through your account inquiries by mail, e-mail or telephone.

We do not disclose any non-public personal information about you to anyone, except as permitted by law. Specifically, so that we may continue to offer you products and services that best meet your investing needs, and to effect transactions that you request or authorize, we may disclose the information we collect, as described above, to companies that perform administrative or marketing services on our behalf, such as transfer agents, or printers and mailers that assist us in the distribution of investor materials. These companies will use this information only for the services for which we hired them, and are not permitted to use or share this information with anyone for any other purpose.

If you decide at some point either to close your account(s) or to become an inactive client, we will continue to adhere to the privacy policies and practices described in this Notice. With regard to our internal security procedures, we restrict access to your personal and account information to those employees who need to know that information to service your account. We maintain physical, electronic and procedural safeguards to protect your non-public personal information.

K - 1

Appendix L

Kopernik Global Investors, LLC

PROXY VOTING POLICIES AND PROCEDURES

October 2014

I.	General Principles

These Proxy Voting Policies and Procedures (“Policies and Procedures”) apply to securities held in client accounts over which Kopernik Global Investors, LLC (“Kopernik” or the “Firm”) has voting authority, directly or indirectly. “Indirect” voting authority exists where Kopernik’s voting authority is implied by a general delegation of investment authority without an express reservation of proxy voting authority.

Kopernik will vote proxies in respect of securities owned by or on behalf of a client in the client’s best interests and without regard to the interests of Kopernik or any other client of Kopernik.

II.	Voting Procedures

A. Proxy Voting Committee

Kopernik will establish and maintain a Proxy Voting Committee (the “Committee”) to provide centralized management and oversight of the proxy voting process. The Committee will consist of: Dave Iben (CIO), Robb Lamont (CCO), Todd Heine, Sally Case, and Sarah Bertrand. The Committee may seek the assistance of others, including operations personnel, as necessary. The Committee’s charter is attached hereto as Exhibit A.

The Committee will:

(1)	Adopt and implement written policies and procedures that are reasonably designed to ensure that Kopernik votes proxies in the best interest of all of its clients;

(2)	Consistent with the foregoing, consider, at least once per year, whether Kopernik’s proxy voting policies should follow those of an independent third party proxy service or other third party;

(3)	Provide guidance on the substance of Kopernik’s general proxy voting policies;

(4)	Decide how to vote proxies relating to issues not covered by the Firm’s policies;

(5)	Determine when Kopernik may make exceptions from the Policies and Procedures; and

(6)	Supervise the proxy voting process, including the identification of material conflicts of interest involving Kopernik (see Part III for definition of “material conflict of interest”) and the proxy voting process in respect of securities owned by or on behalf of such clients.

B. General Voting Policies

(1)	If the Proxy Voting Committee affirmatively determines to do so at least once per year, or as otherwise provided below, the Committee shall cause proxies to be voted in accordance with the recommendations or guidelines of an independent third party proxy service or other third party. Kopernik in the past has used the guidelines of and has generally voted in accordance with the recommendations of Institutional Shareholder Services, Inc. (“ISS”), as such guidelines have been updated from time to time, with the following exceptions: (a) Kopernik will usually vote against any proposals for granting employees stock options; (b) if Kopernik does not receive information about the proxy vote in time to research the proxy issues (i.e., less than 5 business days prior to the meeting) or cannot be appropriately administered (e.g., the issuer does not send ballots through a ballot provider), Kopernik will vote on a best efforts basis and generally such votes shall be against management’s recommendations; (c) Kopernik will generally vote against the use or adoption of poison pill provisions; and (d) Kopernik will seek input from its internal investment staff on whether to vote for or against proposals related to mergers & acquisitions, rights offerings, share issuances and changes in authorized capital. For these exceptions, Kopernik’s vote decision may differ from ISS’ recommendation.

(2)	In some cases, Kopernik may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by that client, such as the AFL-CIO Guidelines. Applicable recommendations and guidelines employed by Kopernik for proxy voting shall be referred to in these Policies and Procedures the “Guidelines” and the “Recommendations,” respectively. In general, unless otherwise restricted, Kopernik reserves the right to override the applicable Recommendations or Guidelines in any situation where it believes that following such Recommendations or Guidelines is not in its clients’ best interests.

(3)	If a material conflict of interest has been identified and the matter is covered by the applicable Recommendation or Guidelines, the Proxy Voting Committee shall cause proxies to be voted in accordance with the applicable Recommendation or Guidelines.

(4)	If a material conflict of interest has been identified and the matter is not covered by the applicable Recommendation or Guidelines, Kopernik may (a) vote in accordance with the recommendation of an alternative independent third party (who may be a proxy voting service) or (b) disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself (and document the basis for the decision).

(5)	Kopernik may decide not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interests not to vote. Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as Kopernik deems appropriate under the circumstances. Kopernik may also decline to vote proxies where the voting would in Kopernik’s judgment result in some other financial, legal, regulatory disability or burden to Kopernik or the client (such as imputing control with respect to the issuer).

(6)	If Kopernik receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by Kopernik and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), Kopernik will generally refrain from voting such proxies. Since legacy securities are expected to be sold promptly, voting proxies on such securities would not further Kopernik’s interest in maximizing the value of client investments. Kopernik may consider an institutional client’s special request to vote a legacy security proxy, and if agreed will vote such proxy in accordance with the guidelines herein.

(7)	Kopernik clients may enter into securities lending arrangements with custodians or other third-party agent lenders. Kopernik will not be able to vote securities that are on loan under these types of arrangements. However, under rare circumstances, for voting issues that may have a significant impact on the investment, the Proxy Voting Committee may ask clients to recall securities that are on loan if it believes that the benefit of voting outweighs the costs and lost revenue to the client or fund and the administrative burden of retrieving the securities. The Proxy Voting Committee may determine (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of disrupting the securities lending program would outweigh the benefits of voting in the particular instance or (b) in its judgment, the expense and administrative inconvenience outweighs the benefits to clients of voting the securities.

III.	Material Conflicts of Interest

The following relationships or circumstances exist are deemed to give rise to a “material conflict of interest” for purposes of these Policies and Procedures:

(1)	Kopernik employee serving on the Proxy Committee or a relative[1] of any such person is or was (within the past three calendar years of the proxy vote) an executive officer, director or employee of the issuer, or such person or relative has received more than $1,000 from the issuer during Kopernik’s last three fiscal years, other than the receipt of interest, dividends, capital gains or proceeds from an insurance company for a claim. This analysis will be performed in each year.

(2)	Any other set of circumstances that Kopernik knows of where Kopernik’s obligation to serve its clients’ interests, often referred to as its “duty of loyalty,” could be materially compromised.

IV.	Records and Record Retention

Kopernik or ISS shall keep records relating to its voting of proxies, including:

[1]	The term “relative” includes the person’s spouse, minor children or stepchildren.

(1)	Copies of the Policies and Procedures and any amendments thereto.

(2)	A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or foreign regulator or English translation of such proxy statement that Kopernik receives regarding securities held on behalf of clients who have authorized voting of proxies, with the exception of any ballots or proxy statements for “legacy securities” (defined in Part III.B(7) above) not voted, as made available through a third party service provider.

(3)	Records of each vote cast by Kopernik on behalf of clients; these records may be maintained on an aggregate basis for certain clients.

(3)	A copy of any documents created by Kopernik that were material to making a decision on how to vote or that documents the basis for that decision.

(5)	A copy of each written request for information on how Kopernik voted proxies on behalf of the client, and a copy of any written response by Kopernik to any (oral or written) request for information on how Kopernik voted.

These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of Kopernik’s fiscal year during which the last entry was made in the records, the first two years in an appropriate office of Kopernik.

Kopernik may rely on proxy statements filed on the SEC’s EDGAR system or on proxy statements and records of votes cast by Kopernik maintained by a third party, such as a proxy voting service.

V.	Mutual Fund Annual Reports on Proxy Voting

Kopernik will provide its proxy voting record for the most recent twelve-month period ended June 30, promptly after that period, to any mutual funds for which the Firm acts as investment adviser, in accordance with Rule 30b1-4 of the Investment Company Act of 1940, as amended.

EXHIBIT A

KOPERNIK GLOBAL INVESTORS, LLC

PROXY VOTING COMMITTEE CHARTER

Establishment and Purpose

Kopernik Global Investors, LLC (“Kopernik” or the “Firm”) hereby establishes its Proxy Voting Committee (the “Committee”). Proxy Voting Committee is responsible for ensuring that Kopernik votes proxies in the best interest of all of its clients. Committee determines when Kopernik’s proxy voting policies should deviate from those of an independent third party such as ISS. The Committee also provides guidance on how to vote proxies not covered by the firm’s policies. (the “Policies and Procedures”).

Meetings

The Committee will meet on a periodic basis and may convene special meetings at the request of any Committee member as circumstances require, particularly during proxy seasons.

Composition and Decision Making

Members: Dave Iben (CIO), Robb Lamont (CCO), Todd Heine, Sally Case, and Sarah Bertrand.

Duties and Responsibilities

The Committee will:

(1)	Adopt and implement written policies and procedures that are reasonably designed to ensure that Kopernik votes proxies in the best interest of all of its clients;

(2)	Consistent with the foregoing, consider, at least once per year, whether Kopernik’s proxy voting policies should follow those of an independent third party proxy service or other third party;

(3)	Provide guidance on the substance of Kopernik’s general proxy voting policies;

(4)	Decide how to vote proxies relating to issues not covered by the Firm’s policies;

(5)	Determine when Kopernik may make exceptions from the Policies and Procedures; and

(6)	Supervise the proxy voting process, including the identification of material conflicts of interest involving Kopernik (see Part III of the Policies and Procedures for the definition of “material conflict of interest”) and the proxy voting process in respect of securities owned by or on behalf of such clients.

Reporting

The Committee will keep minutes of its meetings in accordance with Kopernik’s books and records requirements.

Amendments

This charter may be amended by a vote of a majority of the Committee members.

Appendix M

BOOKS AND RECORDS TO BE MAINTAINED BY THE FIRM

AS REQUIRED UNDER THE INVESTMENT ADVISERS ACT

AND THE INVESTMENT COMPANY ACT.

Records (as described in the Investment Advisers Act Rules)	Records Maintained By

A journal or journals, including cash and securities receipts, transfers and disbursements, securities borrowed and loaned, monies borrowed and loaned (with a record of the collateral therefor and any substitutions), dividends and interest received, dividends receivable and interest accrued records, and any other records of original entry forming the basis of entries in any ledger.

Operations

General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts.	Operations

A memorandum of each order given by the Firm for the purchase or sale of any security, of any instruction received by the Firm concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Such memoranda shall show the terms and conditions of the order (including, but not limited to, the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which effected, the trade date and settlement date, the name of the person through or from whom received or to whom delivered), instruction, modification or cancellation; shall identify the person connected with the Firm who recommended the transaction to the client and the person who placed such order; and shall show the account for which entered, the date of entry, the time of entry or cancellation, the time of receipt of a report of execution, and the bank, broker or dealer by or through whom executed where appropriate. Orders entered pursuant to the exercise of discretionary power shall be so designated. Records of brokerage orders shall be maintained whether executed or unexecuted.

Trading

A record of all puts, calls, spreads, straddles, and other options in which a fund has any direct or indirect interest or which the fund has granted or guaranteed; and a record of any contractual commitments to purchase, sell, receive or deliver securities or other property (but excluding open orders placed with broker-dealers that may be canceled without penalty or cost), with an identification of the security, the number of units involved, the option price, the date of maturity, the date of issuance, and the person to whom issued.

Trading

A record for each fiscal quarter, completed within 10 days after the end of the quarter, showing the basis or bases upon which orders for the purchase or sale of fund securities to named broker-dealers were allocated and the division of commissions or other compensation during the quarter to the persons named.

Trading

Written agreements relating to soft dollars.	Trading/Legal & Compliance

All check books, bank statements, cancelled checks and cash reconciliations of the Firm.	Operations

All bills or statements (or copies thereof), paid or unpaid, relating to the business of the Firm as such.	Operations

All trial balances, financial statements, and internal audit working papers relating to the business of the Firm.	Operations

Originals of all written communications received and copies of all written communications sent by the Firm relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security: Provided, however, ( a ) That the Firm is not required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for the Firm, and (b ) that if the Firm sends any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than 10 persons, the Firm shall not be required to keep a record of the names and addresses of the persons to whom it was sent; except that if such notice, circular or advertisement is distributed to persons named on any list, the Firm shall retain with the copy of such notice, circular or advertisement a memorandum describing the list and the source thereof.

Operations (New Accounts), Marketing

A list or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities or transactions of any client.	Operations

A memorandum identifying the person or persons, or committee or groups authorizing the purchase or sale of portfolio securities for an investment company.	Legal & Compliance

All powers of attorney and other evidences of the granting of any discretionary authority by any client to the Firm, or copies thereof.	Legal & Compliance

All written agreements (or copies thereof) entered into by the Firm with any client or otherwise relating to the business of the Firm as such.	Legal & Compliance

A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm), and if such notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security and does not state the reasons for such recommendation, a memorandum of the Firm indicating the reasons therefor.

Legal & Compliance

A copy of the Firm’s code of ethics that is in effect, or at any time within the past seven years was in effect.	Legal & Compliance

A record of any violation of the code of ethics, and of any action taken as a result of the violation.	Legal & Compliance

A record of all written acknowledgments of receipt of the Firm’s Code of Ethics and all amendments and supplements, as required by Rule 204A-1(a)(5) for each person who is currently, or within the past seven years was, a supervised person of the Firm.

Legal & Compliance

A record of each securities holding report made by an access person as required by Rule 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

A record of the names of persons who are currently, or within the past seven years were, access persons of the Firm; and

Legal & Compliance

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under Rule 204A-1(c), for at least seven years after the end of the fiscal year in which the approval is granted.

A copy of each brochure and brochure supplement, and each amendment or revision to the brochure and brochure supplement, that satisfies the requirements of Part 2 of Form ADV; any summary of material changes that satisfies the requirements of Part 2 of Form ADV but is not contained in the brochure; and a record of the dates that each brochure and brochure supplement, each amendment or revision thereto, and each summary of material changes not contained in a brochure was given to any client or to any prospective client who later becomes a client.

Legal & Compliance

Documentation describing the method used to compute managed assets for purposes of Item 4.E of Part 2A of Form ADV, if the method differs from the method used to compute regulatory assets under management in Item 5.F of Part 1A of Form ADV.

Operations

A memorandum describing any legal or disciplinary event listed in Item 9 of Part 2A or Item 3 of Part 2B (Disciplinary Information) if the event involved the Firm or any of its supervised persons and is not disclosed in the brochure or brochure supplement. The memorandum must explain the Firm’s determination that the presumption of materiality is overcome, and must discuss the factors described in Item 9 of Part 2A of Form ADV or Item 3 of Part 2B of Form ADV.

Legal & Compliance

All written acknowledgments of receipt obtained from clients pursuant to Rule 206(4)-3(a)(2)(iii)(B) and copies of the solicitation disclosure documents delivered to clients by solicitors pursuant to Rule 206(4)-3.

Legal & Compliance

All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm); provided, however, that, with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts shall be deemed to satisfy the requirements of this paragraph.

Operations/Legal & Compliance

A copy of the Firm’s Compliance policies and procedures formulated pursuant to Rule 206(4)-7(a) that are in effect, or at any time within the past seven years were in effect; (ii) Any records documenting the Firm’s annual review of those policies and procedures conducted pursuant to Rule 206(4)-7(b); (iii) A copy of any internal control report obtained or received pursuant to Rule 206(4)- 2(a)(6)(ii), if the Firm acts as a qualified custodian.

Legal & Compliance

Client complaints and responses.	Legal & Compliance

All regulatory filings and supporting documents.	Legal & Compliance

Books and records that pertain to Rule 206(4)-5 (“Political Contributions of Certain Investment Advisers”) containing a list or other record of:	Legal & Compliance

(A) The names, titles and business and residence addresses of all covered associates of the Firm;

(B) All government entities to which the Firm provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past seven years, but not before September 13, 2010;

(C) All direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and (D) The name and business address of each regulated person to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with Rule 206(4)-5(a)(2).

Records relating to the contributions and payments referred to above must be listed in chronological order and indicate:

(A) The name and title of each contributor;

(B) The name and title (including any city/county/State or other political subdivision) of each recipient of a contribution or payment;

(C) The amount and date of each contribution or payment; and

(D) Whether any such contribution was the subject of the exception for certain returned contributions pursuant to Rule 206(4)-5(b)(2).

If the Firm has custody or possession of securities or funds of any client, the records required to be made and kept shall include:

(1) A journal or other record showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts.

(2) A separate ledger account for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each purchase and sale, and all debits and credits.

(3) Copies of confirmations of all transactions effected by or for the account of any such client.

(4) A record for each security in which any such client has a position, which record shall show the name of each such client having any interest in such security, the amount or interest of each such client, and the location of each such security.

(5) A memorandum, if applicable, describing the basis upon which the Firm determined that the presumption that any related person is not operationally independent under Rule 206(4)-2(d)(5) has been overcome.

Operations

Records for each account/client showing separately for each such client the securities purchased and sold, and the date, amount and price of each such purchase and sale.

For each security in which any such client has a current position, information from which the Firm can promptly furnish the name of each such client, and the current amount or interest of such client.

Operations

For every account for which the Firm exercises voting authority with respect to client securities:

(i) Copies of all proxy voting policies and procedures required by Rule 206(4)-6.

(ii) A copy of each proxy statement that the Firm receives regarding client securities. The Firm may satisfy this requirement by relying on a third party tomake and retain, on the Firm’s behalf, a copy of a proxy statement (provided that the Firm has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request) or may rely on obtaining a copy of a proxy statement from the Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

Operations

(iii) A record of each vote cast by the Firm on behalf of a client. The Firm may satisfy this requirement by relying on a third party to make and retain, on the Firm’s behalf, a record of the vote cast (provided that the Firm has obtained an undertaking from the third party to provide a copy of the record promptly upon request).

(iv) A copy of any document created by the Firm that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision.

(v) A copy of each written client request for information on how the Firm voted proxies on behalf of the client, and a copy of any written response by the Firm to any (written or oral) client request for information on how the Firm voted proxies on behalf of the requesting client.

Certificates of formation, the limited liability company operating agreement, partnership articles, and any amendments thereto, articles of association or incorporation, charters, minute books, and stock certificate books of the Firm and of any predecessor. Must be maintained in the principal office of the Firm and preserved until at least three years after termination of the enterprise.

Legal & Compliance

Exhibit 1

LIST OF INVESTMENTS

LIKELY TO GENERATE “BAD INCOME”

FOR RIC TAXATION PURPOSES

The following chart shows the securities, instruments, commodities and derivatives that have been deemed likely to generate “bad income” for tax purposes – income that would not be “qualified income” for a registered investment company under the Code.

Ticker	CUSIP	Description
	55630107	BP Prudhoe Bay Royalty Trust
	73902835	BearLinx Alerian MLP Select Index ETN
	444717102	Hugoton Royalty Trust
	464285105	iShares COMEX Gold Trust
	556106102	Claymore MACROshares Oil Up Tradable Shares
	863307104	streetTRACKS Gold
	870297199	ELEMENTS MLCX Biofuel ETN
	870297215	ELEMENTS MLCX Grains ETN
	870297306	ELEMENTS Rogers Intl Commodity Energy ETN
	870297405	ELEMENTS Rogers Intl Commodity Metal ETN
	870297603	ELEMENTS Rogers Intl Commodity Agric ETN
	870297801	ELEMENTS Rogers Intl Commodity ETN
DJCI	902641679	UBS E-TRAC DJ-UBS Commodity Index
	902641729	E-TRACS UBS Shrt Plat ETN
	902641737	E-TRACS UBS CMCI Food
	902641745	E-TRACS UBS CMCI Energy
UBM	902641752	E-TRACS UBS CMCI Ind Mtl
UAG	902641760	E-TRACS UBS CMCI Agric
UCI	902641778	E-TRACS UBS CMCI
PTM	902641786	E-TRACS UBS Long Plat ETN
USV	902641794	E-TRACS UBS CMCI Silver
UBG	902641810	E-TRACS UBS CMCI Gold
UBC	902641828	E-TRACS UBS CMCI Livestck
	911717106	United States Commodity Index Fund
DJP	06738C778	iPath DJ AIG Commodity Index Total Return ETN
OIL	06738C786	iPath Goldman Sachs Crude Oil Total Return ETN
GSP	06738C794	iPath S&P GSCI Total Return Index ETN
JJM	06738G407	iPath DJ AIG Ind Metals TR Sub-Idx ETN
AYT	06738G878	Barclays GEMS Asia-8 ETN
JJC	06739F101	iPath DJ AIG Copper TR Sub-Idx ETN
JJN	06739F119	iPath DJ AIG Nickel TR Sub-Idx ETN
GBB	06739F176	iPath GBP/USD Exchange Rate Return ETN
ERO	06739F184	iPath EUR/USD Exchange Rate Return ETN
INP	06739F291	iPath MSCI India Total Return Index ETN
JYN	06739G851	iPath JPY/USD Exchange Rate Return ETN
GRN	06739H164	iPath Global Carbon ETN
JJT	06739H198	iPath DJ AIG Tin ETN
JJA	06739H206	iPath DJ AIG Agriculture TR Sub-Idx ETN
SGG	06739H214	iPath DJ AIG Sugar ETN
JJS	06739H230	iPath DJ AIG Softs ETN

EX 1 - 1

JJP	06739H248	iPath DJ AIG Prc Mtls ETN
PGM	06739H255	iPath DJ AIG Platinum ETN
LD	06739H263	iPath DJ AIG Lead ETN
BAL	06739H271	iPath DJ AIG Cotton ETN
JO	06739H297	iPath DJ AIG Coffee ETN
JJG	06739H305	iPath DJ AIG Grains TR Sub-Idx ETN
NIB	06739H313	iPath DJ AIG Cocoa ETN
JJU	06739H321	iPath DJ AIG Aluminum ETN
ICI	06739H412	iPath Opt Crncy Carry ETN
JEM	06739H453	Barclays GEMS Index ETN
GAZ	06739H644	iPath DJ AIG Natural Gas TR Sub-Idx ETN
COW	06739H743	iPath DJ AIG Livestock TR Sub-Idx ETN
JJE	06739H750	iPath DJ AIG Energy TR Sub-Idx ETN
VXX	06740C188	iPath S&P 500 VIX Short Term Futures ETN
VQT	06740c337	Barclays S&P 500 Dynamic VEQTOR ETN
VXZ	06740C519	iPath S&P 500 VIX Mid Term Future ETN
GOE	22542D209	ELEMENTS MLCX Gold TR ETN
GWO	22542D407	ELEMENTS CS Global Warming ETN
PMY	22542D506	ELEMENTS MLCX Prc Mtl ETN
LSO	22542D605	ELEMENTS MLCX Lvstock ETN
XIV	22542D795	VELOCITYSHARES INV VIX SH
MLPN	22542D852	Credit Suisse Cushing 30 MLP Index ETN
	2275R109	Cross Timbers Royalty Trust
DPU	25154H459	DB Commodity Long ETN
DDP	25154H467	PowerShares DB Commodity Short ETN
DYY	25154H475	DB Commodity Dbl Long ETN
DEE	25154H483	PowerShares DB Commodity Dble Short ETN
AGF	25154H533	DB Agriculture Long ETN
ADZ	25154H541	PowerShares DB Agriculture Short ETN
DAG	25154H558	DB Agric Double Long ETN
AGA	25154H566	PowerShares DB Agriculture Dble Shrt ETN
DGZ	25154H731	PowerShares DB Gold Short ETN
DGP	25154H749	DB Gold Double Long ETN
DZZ	25154H756	PowerShares DB Gold Double Short ETN
DTO	25154K809	PowerShares DB Crude Oil Dble Short ETN
BDG	25154K825	PowerSh DB BsMtls DbleSht
BOS	25154K833	PowerShares DB Base Metals Short ETN
BDD	25154K841	PowerSh DB BsMtls DbleLng
BOM	25154K858	PowerShares DB Base Metals Dble Shrt ETN
OLO	25154K866	PowerSh DB CrOil DbleShrt
SZO	25154K874	PowerShares DB Crude Oil Short ETN
DXO	25154K882	PowerSh DB CrOil Dble Lng
JGBS	25154P170	POWERSHARES DB INVERSE JP
	26922V101	ETFS Physical Platinum Shares
	26922X107	ETFS Physical Silver Shares
	26922Y105	ETFS Physical Swiss Gold Shares
	26923A106	ETFS Physical Palladium Shares
GSC	38144L852	GS Connect S&P GSCI ETN
	38144L852	GS Connect S&P GSCI ETN
LSC	4042EP602	Elements S&P Commodity Trends Indicator
	46428D108	iShares S&P/TSX 60 Index Fund (FKA iShares CDN S&P/TSX 60 Index fund
SLV	46428Q109	iShares Silver Trust

EX 1 - 2

	46428R107	iShares S&P GSCI Commodity-Indexed Trust
AMJ	46625H365	JPMorgan Alerian MLP Index ETN
	55610M107	Claymore MACROshares Oil Down Tradable Shares
	55610T102	MacroShares $100 Oil Down
	55610W105	MacroShares $100 Oil Up
BSR	73902835	BearLinx Alerian MLP Select Index ETN
	74347W874	Ultra Euro ProShares
GLD	78463V107	SPDR Gold Trust
FUE	870297199	ELEMENTS MLCX Biofuel ETN
GRU	870297215	ELEMENTS MLCX Grains ETN
RJN	870297306	ELEMENTS Rogers Intl Commodity Energy ETN
RJZ	870297405	ELEMENTS Rogers Intl Commodity Metal ETN
RJA	870297603	ELEMENTS Rogers Intl Commodity Agric ETN
RJI	870297801	ELEMENTS Rogers Intl Commodity ETN
CORN	88166A102	Teucrium Corn
PTD	902641729	E-TRACS UBS Shrt Plat ETN
FUD	902641737	E-TRACS UBS CMCI Food
N	902641745	E-TRACS UBS CMCI Energy ETN

EX 1 - 3

Exhibit 2

CHART OF “COMMODITY

INTERESTS” AND “SECURITIES FUTURES”

The following chart shows the securities, instruments, commodities and derivatives that are and are not deemed to be “commodity interests” or “securities futures” in determining whether or not an entity is required to be registered as a CPO and/or CTA.

Underlying Interest or Reference	Commodity Interests or Securities Futures[1] Subject to CFTC Regulation	Securities and Instruments Not Subject to CFTC Regulation
Individual Securities and Loans	Contract of sale for future delivery of a single security.

•    Common and preferred stock, Depositary Receipts

•    Convertibles

•    Bonds and fixed income securities

•    Individual loans and loan participations

•    Mortgages

•    Rights and warrants connected to individual securities

Derivatives of Individual Securities	• Swaps[2] or CFDs based on one or more U.S. Treasury securities.	• Security-based swaps or CFDs that are based on a single security or loan, but not one or more U.S. Treasury securities

Interest rates	• Forward interest rate agreements • Swaps and CFDs based on interest rates (e.g., LIBOR, Federal Funds) and yields	• Swap based on the yield of a single security, other than an exempted (i.e., government) security.

REITS

•    Equity Real Estate Investment Trusts (“eREITs”) if the eREIT primarily derives its income from the ownership and management of real estate and uses derivatives for the limited purpose of mitigating exposure to changes in interest rates or fluctuations in currency; the eREIT operates as a REIT under the Internal Revenue Code; and the eREIT has identified itself (or has disclosed that it intends to identify itself) as an eREIT

Securities Indices

•    Swaps or CFDs based on “broad-based security indices” (defined below), such as the Russell 2000 index

•    Broad-based security index futures;

•    Contract of sale for future delivery of a narrow-based security index

• Swaps or CFDs based on a “narrow-based security index” (defined below)

[1]	A “security future” is a contract of sale for future delivery of a single security or of a narrow-based security index, including any interest therein or based on the value thereof, except a government security that is not a municipal security.
[2]	A swap is an agreement, contract or transaction “that provides for any purchase, sale, payment or delivery (other than a dividend on an equity security) that is dependent on the occurrence, nonoccurrence, or the extent of the occurrence of an event or contingency associated with a potential financial, economic, or commercial consequence.”

EX 2 - 1

Total Return Swaps

•    Total return swaps or CFDs based on broad-based security indices (of debt, equity or hybrid securities)

•    Total return swaps or CFDs based on securities issued or guaranteed by the United States, bank certificates of deposit and other securities issued or guaranteed by a bank

• Total return swaps or CFDs based on a single security, loan, or narrow-based security index (of debt, equity, or hybrid securities)

Credit Default Swaps	• Credit Default Swaps based on a more than one security or loan or a broad-based securities index	• Credit Default Swaps based on a single security or loan

Commodities	• Commodity-based futures (a contract of sale of a commodity for future delivery) • Commodity swaps or CFDs • Commodity-based ETFs • Options on one or more commodities

Currency	• Options on foreign currency • Currency swaps other than those exempted by the U.S. Treasury. • Non-deliverable foreign currency forwards

•    Foreign exchange spot transactions, which normally settle two days after trade date

•    Foreign exchange swaps (exempted by the U.S. Treasury)[1]

•    Forward currency exchange contracts (exempted by the U.S. Treasury)[2]

Notes and Definitions

A security index that does not meet the criteria of a “narrow-based security index” is a “broad-based security index.” For a security index to be classified as a “narrow-based security index,” it must generally:

(1) Have 9 or fewer component securities;

(2) A single component security comprises more than 30% of the index’s weighting;

(3) The five highest weighted component securities together comprise more than 60 percent of the index’s weighting; and

(4) The lowest weighted component securities comprising, in the aggregate, 25 percent of the index’s weighting have an aggregate dollar value of average daily trading volume (“ADTV”) of less than $50 million (or in the case of an index with 15 or more component securities, less than $30 million).

[1]	A “foreign exchange swap” is a transaction that “solely involves (A) an exchange of 2 different currencies on a specific date at a fixed rate that is agreed upon on the inception of the contract covering the exchange; and (B) a reverse exchange of [those currencies] at a later date and at a fixed rate that is agreed upon on the inception of the contract covering the exchange.”
2	A “foreign exchange forward” is a transaction that involves the “exchange of 2 different currencies on a specific future date at a fixed rate agreed upon on the inception of the contract covering the exchange.”

EX 2 - 2

However, an index will not be a narrow-based security index, and thus will be a broad-based security index if it:

(1) Has 9 or fewer component securities;

(2) No single component security comprises more than 30% of the index’s weighting;

(3) All of the component securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(4) Each component security is one of the 750 securities with the largest market capitalization and one of the 675 securities with the largest dollar value of ADTV. The CFTC maintains a list, Stocks Eligible for Inclusion in a Broad-Based Security Index of the securities that meet both the market capitalization and trading volume requirements.

The CFTC requires a “look through” for ETFs, funds, and other entities. Accordingly, an ETF that invests exclusively in a broad-based securities index (e.g., the S&P 500) will be treated as a broad based securities index.

“Mixed” swaps, which combine elements of both “commodities” and “securities” swaps, are deemed to be “commodity interests” and counted under the de minimis tests in CFTC Rules 4.5 and 4.13(a)(3). For example, a total return swap based on both a single security and a non-security, commodity component (i.e., the price of oil) would be a “mixed” swap.

EX 2 - 3